Exhibit 10.19

690 E. MIDDLEFIELD ROAD LEASE AGREEMENT

by and between

690 E. MIDDLEFIELD ROAD FEE, LLC

(“Landlord”)

and

SYNOPSYS, INC.

(“Tenant”)

BASIC LEASE INFORMATION

Lease Date:	October 14, 2011

LANDLORD:	690 E. MIDDLEFIELD ROAD FEE, LLC, a Delaware limited liability company

Managing Agent:	Dostart Development Company, LLC

Landlord’s and Managing Agent’s Address:

690 E. Middlefield Road Fee, LLC

145 Addison Avenue

Palo Alto, CA 94301

steve@dostart.com

mollie@dostart.com

With Copies To:

Rockwood Capital, LLC

2 Embarcadero Center, Suite 2360

San Francisco, CA 94111

Attn: Peter Kaye or 690 E. Middlefield Asset Manager

pkaye@rockwoodcap.com

and

Buchalter Nemer

333 Market Street, 25th Floor

San Francisco, CA 94105

Attn: Thomas M. Sherwood

tsherwood@buchalter.com

TENANT:	SYNOPSYS, INC., a Delaware corporation

Tenant’s Address:

For Notice:

Synopsys

700 E. Middlefield Road

Mountain View, CA 94043

Attn: Vice President, Real Estate and Facilities

barbarad@synopsys.com

janc@synopsys.com

For Billing:

Synopsys

700 E. Middlefield Road

Mountain View, CA 94043

Attn: Vice President, Real Estate and Facilities

janc@synopsys.com

Land:	The approximately 15.56 acre site located at 690 E.

i

Middlefield Road, Mountain View, California described on Exhibit A-1 (the “Land”)

Buildings:	690 E. Middlefield Road, Mountain View, California

Premises:	Entirety of both Buildings

Project:	The Land and all improvements to be constructed thereon

Rentable Area of the Premises:	340,913 square feet

Rentable Area of Building 1:	170,823 square feet

Rentable Area of Building 2:	170,090 square feet

Tenant’s Use of the Premises:

General office, administration, software research and development (such as software labs, data rooms, data centers, equipment test rooms and sound booths) not involving the use of Hazardous Substances beyond Permitted Hazardous Substances, and legal uses ancillary thereto (which may include, without limitation, employee gym, cafeteria, training rooms, and information technology rooms).

Lease Term:

(i) One hundred eighty-six (186) months if the Commencement Date is the first day of a month, or (ii) the last day of the month which is one hundred eighty-six (186) calendar months after the month in which the Commencement Date occurs if the Commencement Date is not the first day of a month

Anticipated Commencement Date	March 1, 2015

Commencement Date:	See Paragraph 2(a)

Expiration Date:

(i) The date which is one hundred eighty (180) calendar months after the Rent Commencement Date if the Rent Commencement Date is the first day of a month, or (ii) the last day of the month which is one hundred eighty (180) calendar months after the month in which the Rent Commencement Date occurs if the Rent Commencement Date is not the first day of a month

Extension Options:

One (1) extension option of one hundred twenty (120) months (“First Extension Term”) followed by one (1) extension option of one hundred thirteen (113) months (“Second Extension Term”) (see Section 39)

Rent During Extension Terms	See Section 40

Tenant Allowance:	See Work Letter (Exhibit B)

Base Rent:

$3.15 per rentable square foot of area of the Premises per month ($1,073,875.95 per month) during the first six (6) months from the Rent Commencement Date. (The monthly Base Rent amount set forth in the preceding sentence will increase if the rentable square footage of the Premises increases pursuant to Section 3(c) of this Lease.)

Base Rent Adjustment:	The Base Rent shall be increased by three percent (3.0%) per annum on each anniversary of the Commencement Date.

Rent Commencement Date:	The date which is six (6) months after the Commencement Date

Tenant’s Share [for purposes of Expenses, Real Estate, Taxes and Parking]:	100.0%, subject to adjustment as provided in Section 3(d)(i)(H) from and after the Direct Lease Date

Security Deposit:	See Section 32

Broker:	Cornish & Carey Commercial Newmark Knight Frank (“Landlord’s Broker”) and Warren Wixen-Real Estate Services and Colliers International - Silicon Valley (collectively, “Tenant’s Broker”)

Broker’s Fee or Commission Paid By:	Landlord

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information hereinabove set forth and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

LANDLORD:			TENANT:

690 E. MIDDLEFIELD ROAD FEE, LLC, a Delaware limited liability company			SYNOPSYS, INC., a Delaware corporation

By:	DDC Rock 690 E. Middlefield, LLC, a Delaware limited liability company, its Sole Member		By: Name: Its:	/s/ Janet S. Collinson Janet S. Collinson Senior Vice President, H.R. and Facilities

	By:	DDC 690 E. Middlefield Associates, LLC, a Delaware limited liability company, its Manager

By: Name: Its:	/s/ Mollier Ricker Mollie Ricker Authorized Representative

TABLE OF CONTENTS

1.	OCCUPANCY AND USE		1

2.	TERMS AND POSSESSION		1
	(a)	Term and Commencement	1
	(b)	Early Occupancy	1
	(c)	Delay in Delivery	2
	(d)	Delivery	3
	(e)	Commencement Date Memorandum	3
	(f)	Required Occupancy	3

3.	RENT; RENT ADJUSTMENTS; ADDITIONAL CHARGES FOR EXPENSES AND TAXES		4
	(a)	Base Rent	4
	(b)	Advance Rent	4
	(c)	Possible Adjustment in Base Rent	4
	(d)	Additional Charges for Expenses and Taxes	5
	(e)	Late Charges	13
	(f)	Rent	14

4.	RESTRICTIONS ON USE		14

5.	COMPLIANCE WITH LAWS		14
	(a)	Laws	14
	(b)	Transit-Oriented Development Permit	15

6.	ALTERATIONS		15
	(a)	Landlord’s Consent Required For Alterations	15
	(b)	Permitted Alterations	16
	(c)	Making of Alterations	16
	(d)	Removal of Alterations	17

7.	REPAIR AND MAINTENANCE		18
	(a)	Landlord’s Repair and Maintenance Responsibilities	18
	(b)	Tenant’s Repair and Maintenance Responsibilities	18
	(c)	Tenant’s Option to Assume Landlord’s Repair and Maintenance Responsibilities	19
	(d)	Landlord’s Right to Re-Assume Repair and Maintenance Responsibilities	19
	(e)	Tenant’s Option to Relinquish Landlord’s Repair and Maintenance Responsibilities	19
	(f)	Allocation of Cost of Emergency Repairs	20
	(g)	Repairs Necessitated by Tenant’s Actions	20
	(h)	Excess Wear and Tear	20
	(i)	No Abatement	20
	(j)	Coordination of Provisions	21

8.	LIENS		21

9.	TAXES PAYABLE BY TENANT		21

10.	ASSIGNMENT AND SUBLETTING		21
	(a)	Landlord’s Consent	21
	(b)	Voluntary Assignments	22
	(c)	Notice to Landlord	22
	(d)	Landlord’s Right to Recapture; Assignment or Sublease Profits	23
	(e)	No Release of Tenant	24

	( f)	Permitted Transfers	24
	(g)	Assumption of Obligations	25
	(h)	Reimbursement of Landlord’s Review Costs	25

11.	INSURANCE AND INDEMNIFICATION		25
	(a)	Landlord Indemnification	25
	(b)	Tenant Waiver of Claims	25
	(c)	Tenant Indemnification	26
	(d)	Tenant’s Insurance	26
	(e)	Policy Requirements	27
	(f)	Survival	27
	(g)	Landlord Insurance	27

12.	WAIVER OF CLAIMS AND SUBROGATION		27

13.	SERVICES AND UTILITIES		28
	(a)	Tenant Responsibilities	28
	(b)	Payment For Utilities and Services	28
	(c)	Excessive Load	28
	(d)	Interruption of Services	29
	(e)	Security	29

14.	ESTOPPEL CERTIFICATES		30

15.	HOLDING OVER		30

16.	SUBORDINATION		30
	(a)	Lease Subordination	30
	(b)	Subordination, Non-Disturbance and Attornment	31

17.	RULES AND REGULATIONS		31

18.	LEED REQUIREMENTS		32
	(a)	Landlord’s Election	32
	(b)	Termination	32
	(c)	Obtaining Certification	32
	(d)	No Interference	32

19.	RE-ENTRY BY LANDLORD		32

20.	INSOLVENCY OR BANKRUPTCY		33

21.	DEFAULTS AND REMEDIES		33
	(a)	Tenant Defaults	33
	(b)	Landlord’s Remedies	35
	(c)	Landlord’s Defaults	35
	(d)	Tenant’s Remedies	36

22.	DAMAGE AND DESTRUCTION		36
	(a)	Notice of Casualty	36
	(b)	Landlord’s Right to Terminate	36
	(c)	Tenant’s Right to Terminate	37
	(d)	Rent Abatement	37
	(e)	Casualty at End of Term	37
	(f)	Insurance Proceeds	37
	(f)	Waiver of Statutory Provisions	38

23.	EMINENT DOMAIN		38

v

	(a)	Total Condemnation	38
	(b)	Partial Condemnation	38
	(c)	Temporary Taking	39
	(d)	Taking of Parking	39
	(e)	Award to Tenant	39

24.	SALE BY LANDLORD		40

25.	RIGHT OF LANDLORD TO PERFORM		40

26.	SURRENDER OF PREMISES		40

27.	WAIVER		40

28.	NOTICES		41

29.	SUCCESSORS AND ASSIGNS		41

30.	ATTORNEY’S FEES		41

31.	LIGHT AND AIR		42

32.	SECURITY DEPOSIT		42
	(a)	Security Deposit Required	42
	(b)	Use of Security Deposit	42
	(c)	Letter of Credit Requirements	43
	(d)	Draw Events	44
	(e)	Replacement Letter of Credit	44
	(f)	Assignment of Letter of Credit	44
	(g)	Return of Letter of Credit	44
	(h)	Transfer of Letter of Credit	44
	(i)	Default Damages	45

33.	CORPORATE AUTHORITY; FINANCIAL INFORMATION		45

34.	PARKING		46
	(a)	Tenant’s Share of Parking	46
	(b)	Limitation on Vehicles	46
	(c)	Off-Ramp Reconfiguration	46

35.	REAL ESTATE BROKERS		47

36.	HAZARDOUS SUBSTANCE LIABILITY		47
	(a)	Environmental Reports	47
	(b)	Definitions	47
	(c)	Compliance	48
	(d)	Use of Hazardous Substances	48
	(e)	Hewlett-Packard Indemnity	49
	(f)	Tenant Indemnity	49
	(g)	Landlord Indemnity	49

37.	ARBITRATION OF DISPUTES		50

38.	SIGNAGE		50

39.	OPTION TO RENEW		51

40.	RENT DURING EXTENSION TERM		51
	(a)	Determination of Fair Market Rental Value	51
	(b)	Fair Market Rental Value Defined	52

	(c)	Appraisal Requirements	52
	(d)	Delay in Appraisal Process	53
	(e)	Applicability of Lease Terms	53

41.	SATELLITE DISH		53

42.	SUPPLEMENTAL HVAC UNITS		53
	(a)	Landlord’s Notice	54
	(b)	Tenant’s Response	54
	(e)	Landlord’s Right to Sell	54
	(f)	Limitations on Tenant’s Right	54
	(g)	Termination of Lease	54

45.	POTENTIAL INCREASE IN PROJECT SQUARE FOOTAGE		55

46.	MISCELLANEOUS		56
	(a)	Interpretation	56
	(b)	Time of the Essence	56
	(c)	No Representations	56
	(d)	Modification	56
	(e)	Severability	56
	(f)	Quiet Enjoyment	56
	(g)	Counterparts	56

47.	LEASE EFFECTIVE DATE; LANDLORD’S RIGHT TO TERMINATE		57
	(a)	No Option	57
	(b)	Financing Contingency	57

Exhibits

Exhibit A-1:	Land
Exhibit A-2:	Site Plan
Exhibit B:	Work Letter
Exhibit C:	Commencement Date Memorandum
Exhibit D-1:	Tenant Estoppel Certificate
Exhibit D-2:	Landlord Estoppel Certificate
Exhibit E:	SNDA
Exhibit F:	Rules and Regulations
Exhibit G:	Form of Letter of Credit
Exhibit H:	Environmental Reports and HP Environmental Agreements

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into as of October 14, 2011, by and between 690 E. MIDDLEFIELD ROAD FEE, LLC, a Delaware limited liability company (herein called “Landlord”), and SYNOPSYS, INC., a Delaware corporation (herein called “Tenant”).

Upon and subject to the terms, covenants and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord those premises (the “Premises”) consisting of the entirety of both buildings to be constructed at 690 East Middlefield Road, Mountain View, California, as shown on the site plan attached hereto in Exhibit A-2 (each hereinafter referred to as a “Building” and collectively as the “Buildings”). The term “Common Area” shall mean all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or any other tenant or other occupant of the Project, including the parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like.

1.	OCCUPANCY AND USE.

Tenant may use and occupy the Premises for the purpose specified in the Basic Lease Information and for no other use or purpose without the prior written consent of Landlord. Landlord shall have the right to grant or withhold consent to a proposed change of use in its sole discretion.

2.	TERM AND POSSESSION.

(a)        Term and Commencement. The term of this Lease (the “Term”) shall commence on the later of (i) March 1, 2015, or (ii) one hundred eighty (180) days after Landlord’s Work (as such term is defined in the Work Letter described below [herein, “Landlord’s Work”]) is Substantially Complete (as such term is defined in the Work Letter [herein, “Substantially Complete” or “Substantial Completion”]), and, unless sooner terminated pursuant to the express provisions of this Lease, shall expire on the Expiration Date specified in the Basic Lease Information (the “Expiration Date”); provided, however, that (A) the date of Substantial Completion of Landlord’s Work shall be advanced day-for-day for each day of delay caused by or resulting from Tenant Delays (as such term is defined in the Work Letter [herein, “Tenant Delays”]), and (B) the one hundred eighty (180) day period specified in clause (ii) shall be postponed day-for-day for each day of Delay in Tenant’s Work Caused by Landlord (defined below). The later of the dates specified in clauses (i) and (ii) of the immediately preceding sentence are referred to herein as the “Commencement Date”.

(b)        Early Occupancy. If (i) Tenant desires to commence business operations within all or a portion of a Building following Substantial Completion of that portion of such Building and prior to the Commencement Date, (ii) such occupancy does not materially interfere with Landlord’s ability to complete any work required of it, and (iii) the City of Mountain View authorizes such occupancy, then Tenant shall have the right to occupy all or portions of such completed Building(s). Tenant’s early occupancy of the Premises as provided in this Section 2(b) shall be subject to all of the terms and conditions of this Lease, provided, however, that (i) Tenant will not be obligated to pay Base Rent attributable to the space so occupied by Tenant until the earlier of (A) the Rent Commencement Date or (B) the date which is six (6) months after Tenant first so occupies a Building for the purpose of conducting business therein, and (ii) Tenant will be obligated to pay all Expenses attributed to the space so occupied by Tenant (including insurance and Real Estate Taxes). (The period between the date on which Tenant so first commences business operations within the Premises and the Commencement Date is referred to herein as the “Early Occupancy Period”.)

(c)      Delay in Delivery. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on the Anticipated Commencement Date specified in the Basic Lease Information with Landlord’s Work Substantially Completed, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the foregoing:

(i)      if Landlord does not complete its Minimum Work (defined below) by the applicable Penalty Date (defined below), then Tenant shall be entitled to a credit against Base Rent coming due following the Rent Commencement Date in an amount equal to two (2) days’ Base Rent, calculated at the Base Rent rate in effect on the Rent Commencement Date and applied to the greater of (A) the square footage of the portion of the applicable Minimum Work that was not completed by the applicable Penalty Date(s), or (B) three hundred thousand (300,000) square feet, for each day of delay beyond the Penalty Date (the “Tenant Credit”). Notwithstanding the foregoing, in no event shall the total amount of the Tenant Credit exceed an amount equal to one hundred and eighty (180) days’ Base Rent (calculated at the initial rate of $3.15 per rentable square foot per month) for the greater of (A) the square footage of the portion of the applicable Minimum Work that was not completed by the applicable Penalty Date(s), or (B) three hundred thousand (300,000) square feet. As used herein: (A) the term “Minimum Work” shall mean the Substantial Completion of Landlord’s Work; (B) the term “Penalty Date” shall mean June 1, 2014, subject to day-for-day postponement on account of Tenant Delays and Force Majeure Delays; and (C) the term “Force Majeure Delays” shall mean and refer to a period of delay or delays encountered affecting all construction work of Landlord’s Work because of: natural disaster, earthquake, floods or other acts of God; fire, explosion, extraordinary adverse weather conditions; acts of Government which generally affects the construction industry in the City of Mountain View (including building moratoria but excluding permit review); or inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes or lockouts beyond the control of Landlord which generally affects the construction industry in the San Francisco Bay Area.

(ii)      Notwithstanding anything herein to the contrary: (A) if Landlord cannot deliver the Premises to Tenant with Landlord’s Work Substantially Complete by March 1, 2015, which date is subject to extension for Tenant Delays and Force Majeure Delays, then Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease upon written notice thereof to Landlord given at least sixty (60) days in advance of the proposed termination date, and if the Premises is not delivered to Tenant with Landlord’s Work Substantially Complete prior to such proposed termination date, then this Lease shall terminate, and Tenant shall be deemed to have waived any other right, remedy, claim or cause of action which Tenant shall otherwise have against Landlord due to Landlord’s failure to deliver the Premises with Landlord’s Work Substantially Complete on a timely basis; (B) if Landlord cannot deliver the Premises to Tenant with Landlord’s Work Substantially Complete by March 1, 2016, subject to day-for-day postponement on account of Landlord Delays, then Landlord shall have the right to terminate this Lease on sixty (60) days’ written notice thereof to Tenant. As used herein, the term “Landlord Delay” shall mean any delays to the Substantial Completion of Landlord’s Work due to any of the following: (a) Landlord’s failure to use commercially reasonable efforts to commence (for reasons other than Tenant Delays or Force Majeure Delays) the Landlord’s Work by the date established by Landlord, in its commercially reasonable discretion, as date upon which such commencement should occur in order to Substantially Complete the Landlord’s Work by September 15, 2014, and to thereafter diligently prosecute the Landlord’s Work to Substantial Completion, all as required by the Work Letter; (b) Landlord’s requested changes to the Base Building (as defined in the Work Letter [herein, the “Base Building”]); or (c) the acts or omissions of Landlord or any other Landlord Party (defined below) (including, without limitation, failure to comply with its obligations under this Lease and the Work Letter within the time periods set forth herein or therein).

(d)      Delay in Tenant’s Work Caused By Landlord. As used herein, the term “Delay in Tenant’s Work Caused by Landlord” shall mean any actual delays to the Substantial Completion of Tenant’s Work (defined below) either (i) occurring after the Substantial Completion of Landlord’s Work, or (ii) occurring before the Substantial Completion of Landlord’s Work and causing Tenant to be unable to Substantially Complete Tenant’s Work within the one hundred eighty (180) day period immediately following the Substantial Completion of Landlord’s Work, and (in either case) resulting directly from any of the following: (A) Landlord’s failure to comply with Landlord’s obligations under this Lease or the Work Letter, including Landlord’s failure to timely approve or disapprove Tenant’s plans, drawings and specifications and Landlord’s failure to timely disburse the Tenant Allowance, within the applicable time period(s) provided in this Lease or the Work Letter; or (B) Landlord’s acts or omissions, including Landlord’s interference with the performance of the Tenant’s Work unless such interference is permitted pursuant to the provisions of this Lease or the Work Letter. In no event shall the timing of the delivery of the Premises to Tenant with Landlord’s Work Substantially Complete or a delay in such delivery constitute a Delay in Tenant’s Work Caused by Landlord. If Tenant contends that a Delay in Tenant’s Work Caused by Landlord has occurred or is occurring, Tenant shall notify Landlord in writing (the “Delay Notice”) of the event that Tenant claims constitutes such Delay in Tenant’s Work Caused by Landlord, provided that such notice shall be ineffective unless it contains the caption “NOTICE OF DELAY IN TENANT’S WORK CAUSED BY LANDLORD” in bold face, 12-point type. Any Delay Notice shall be sent by Tenant to Landlord’s representative set forth in Paragraph 19 of the Work Letter, as opposed to the addresses for notices for Landlord set forth in this Lease, and may be delivered via electronic mail or hand delivery. If such action, inaction or circumstance described in the Delay Notice is not cured by Landlord within two (2) Business Days of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualifies as a Delay in Tenant’s Work Caused by Landlord, then a Delay in Tenant’s Work Caused by Landlord shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends. For the avoidance of doubt, Tenant acknowledges and agrees that a Delay in Tenant’s Work Caused by Landlord shall not exist during any period when despite the existence of an event or circumstance described in the first sentence of this Section 2(d), Tenant has not commenced or is not performing Tenant’s Work for reasons not related to such event or circumstance. For purposes of this Lease, “Substantial Completion of Tenant’s Work” shall be deemed to have occurred, at such time as Tenant has completed Tenant’s Work subject only to the completion of “punchlist” items or similar corrective work.

(e)      Delivery. The Premises shall be deemed “delivered” and the Term shall commence as defined in Exhibit B.

(f) Commencement Date Memorandum. Within five (5) Business Days (defined below) after the Commencement Date, the parties shall execute a letter confirming the Commencement Date and certifying that Tenant has accepted delivery of the Premises, in the form attached hereto as Exhibit C (the “Commencement Date Memorandum”). Either party’s failure to request execution of, or to execute, the Commencement Date Memorandum shall not in any way alter the Commencement Date. Completion of the improvements to the Premises and Buildings shall be governed by the terms and conditions of the separate work letter attached hereto as Exhibit B (“Work Letter”),

(g)      Required Occupancy. Tenant shall occupy a minimum of fifty thousand (50,000) rentable square feet of the Premises by the date which is the later to occur of (i) April 1, 2015, or (ii) one hundred and eighty (180) days after the date of issuance by the appropriate governmental agency of a Certificate of Occupancy or its equivalent concerning Tenant’s Work (as such term is defined in the

Work Letter described below [herein, “Tenant’s Work”]), subject to day-for-day postponement on account of Force Majeure Delays. Time is of essence, and Tenant’s default under this Section 2(g) shall constitute a Tenant Default. This Section 2(g) shall not be construed as an obligation of Tenant to continuously occupy the Premises.

3.        RENT; RENT ADJUSTMENTS; ADDITIONAL CHARGES FOR EXPENSES AND TAXES.

(a)      Base Rent. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord throughout the Term the base rent specified in the Basic Lease Information (“Base Rent”), as adjusted annually on each anniversary of the Commencement Date as specified in the Basic Lease Information. Monthly Base Rent shall be payable by Tenant in equal monthly installments on, or, at Tenant’s election, before, the first day of each month, in advance, in lawful money of the United States. If the Rent Commencement Date is not the first day of a calendar month, then (i) the monthly installment of Base Rent for the seventh (7th) month of the Term shall include Base Rent prorated for the partial calendar month in which the Rent Commencement Date occurs (such proration to be based on the actual number of days in such month and the number of days from the Rent Commencement Date to the last day of such month) as well as Base Rent for the following full calendar month which constitutes the balance of said seventh (7th) month of the Term. Base Rent shall be paid, without any prior demand therefor and, except as expressly set forth in Sections 3(d)(i)(F) and 3(d)(iii) of this Lease and Paragraph 13(d) of the Work Letter, without deduction or offset whatsoever, to Landlord or Landlord’s Managing Agent at the address specified in the Basic Lease Information or to such other firm or to such other place as Landlord or Landlord’s Managing Agent may from time to time designate in writing. At Landlord’s election, and upon written notice to Tenant, all payments required to be made by Tenant to Landlord hereunder shall be made by (i) Bank Wire Transfer or (ii) Electronic Funds Transfer/ACH-Direct Deposit (initiated by Tenant), or other substantially similar process reasonably required by Landlord, at such place as Landlord may from time to time designate in writing. Upon Tenant’s request, Landlord shall provide Tenant with the proper bank ABA number, account number and designation of the account to which any such electronic payment shall be made.

(b)      Advance Rent. Concurrently with its execution of this Lease, Tenant shall deposit with Landlord an amount equal to (i) one (1) month’s Base Rent in the amount which is payable for the first full month after the Rent Commencement Date, plus (ii) the Expenses (defined below) due for the first month of the Term as reasonably estimated by Landlord. Prior to the date hereof, Landlord has provided Tenant with a breakdown of its good faith estimate of Expenses; Tenant is aware, acknowledges and agrees that because the Buildings and other Project improvements have not been constructed, such breakdown is only a good faith estimate and Landlord shall have no responsibility for the accuracy thereof. If the square footage is adjusted pursuant to the provisions of Section 3(c) because a sky bridge is added to the Premises, concurrently with the execution of the Lease amendment specified in Section 3(c) Tenant shall deposit with Landlord an amount equal to the increase in Base Rent for the first full month after the Rent Commencement Date.

(c)      Possible Adjustment in Base Rent. As more particularly provided in the Work Letter, Tenant has the right to request, at any time prior to June 1, 2012, that Landlord seek to obtain design approval from the City of Mountain View for a sky bridge between the Buildings at the third or fourth floor, as mutually agreed upon by Landlord and Tenant. If Tenant makes such request and Landlord is successful in obtaining such approval from the City of Mountain View, then (i) such Sky Bridge (as defined in the Work Letter) [herein, the “Sky Bridge”])will be a part of the Premises and the rentable square footage of the Premises shall be increased accordingly (the area of the Sky Bridge to be determined in accordance with Standard for Measuring Floor Area in Office Buildings, ANSI Z65.1 1996), (ii) the Base Rent for the first year of the Term specified in the Basic Lease Provisions shall be increased by amount equal to an annualized nine and one-half percent (9.5%) return on Landlord’s cost for construction of the Sky Bridge, (iii) the increase in the first year’s Base Rent specified in clause (ii) shall be increased by three percent (3.0%) on each anniversary of the Commencement Date, and (iv) Landlord and Tenant shall enter into an amendment to this Lease to revise the Basic Lease Provisions to reflect the foregoing adjustments in the rentable square footage of the Premises and Base Rent.

(d)      Additional Charges for Expenses and Taxes.

(i)      Definitions. For purposes of this Section 3(d), the following terms shall have the meanings hereinafter set forth:

(A)      “Additional Charges” shall mean collectively Additional Charges for Expenses (defined below) and Additional Charges for Real Estate Taxes (defined below).

(B)      “Capital Expense Threshold” shall mean Twenty-Nine Cents ($0.29) per rentable square foot per year for each Building.

(C)      “Capital Expenses” shall mean the cost of any capital improvements or capital replacements made to the Project after the Commencement Date which are not expressly excluded from the definition of Expenses pursuant to the second paragraph of Section 3(d)(i)(D). The determination of what constitutes a Capital Expense shall be made by Landlord based upon its reasonable interpretation of how such cost or expense would be characterized under accounting principles commonly utilized in the commercial real estate industry for Class “A” office buildings, consistently applied (the “Accounting Standard”).

(D)      “Expenses” shall mean all expenses and costs of every kind and nature not expressly excluded from the definition of Expenses pursuant to the second paragraph of this Section 3(d)(i)(D) which have been paid or incurred by Landlord in connection with the management, maintenance, repair, preservation, ownership and operation of the Project or any portion thereof (whether obligated to do so or undertaken at Landlord’s sole discretion), including: (I) the cost of water, electricity, gas, sewer, waste disposal, communication and cable television facilities, heating, ventilation, air conditioning, mechanical and all other utilities and services and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (II) the cost of repairs, replacements and general maintenance and cleaning; (III) the cost of all insurance premiums and costs for the insurance which Landlord is required or permitted to maintain by Landlord hereunder, excluding Additional Insurance (defined below), and all amounts paid as a result of loss sustained that would be covered by such policies but for “deductible” provisions; (IV) the premiums and costs of any Additional Insurance if Landlord’s obtaining and maintenance of such Additional Insurance is consistent with the Management Standard (defined below); (V) one-half (1/2) of the premiums and costs of any Additional Insurance if Landlord’s obtaining and maintenance of such Additional Insurance is not consistent with the Management Standard; (VI) reasonable legal fees and fees of independent contractors engaged by Landlord directly related to the operation of the Project; (VII) a management fee in an amount equal to one percent (1.0%) of Base Rent (the “Management Fee”), which management fee for the period between the Commencement Date and the Rent Commencement Date the Base Rent shall be deemed to be $3.15 per rentable square foot per month for purposes of calculating the Management Fee); (VIII) wages and benefits of Landlord’s or Managing Agent’s personnel engaged in the management, operation, maintenance and repair of the Project, provided that to the extent such individual performs such services for multiple properties or to the extent such responsibilities do not constitute substantially all of his or her employed time, such costs shall be prorated to reflect a reasonable estimate of time devoted specifically to the Project, and provided further that such wages and benefits shall not be included in Expenses during any period when Tenant is responsible for the repair and maintenance of substantially all of the Buildings or the Project in accordance with the provisions of Section 7(c); (IX) Capital Expenses up to the Capital Expense Threshold; and (X) any other reasonable expenses of any other kind whatsoever incurred in managing, operating, maintaining and repairing the Project. If the Project is not fully occupied during any Expense Year, an adjustment shall be made in computing Expenses for such Expense Year so that Expenses which vary according to occupancy shall be computed as though the Project had been fully occupied during such Expense Year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Project, an amount greater than one hundred percent (100%) of the actual Expenses during any Expense Year.

Notwithstanding anything to the contrary herein contained, Expenses (including Capital Expenses) shall not include, and in no event shall Tenant have any obligation to pay pursuant to this Section 3 for, (a) any costs in connection with the initial construction of the Landlord’s Work or the acquisition of the Land on which the Buildings are located, and any costs in excess of Two Hundred Fifty Thousand Dollars ($250,000) per change in connection with any change to the Project which Landlord is not required or expressly authorized to make pursuant to this Lease unless Tenant gives its prior written approval to such change, which approval shall not be unreasonably withheld, conditioned or delayed; (b) the cost of the design and construction of tenant improvements for Tenant or any other tenant or occupant and the amount of any allowance or credits paid to or granted to other tenants or occupants for any such design or construction; (c) debt service (including financing charges, interest, principal, any impound payments and late fees not reimbursed pursuant to Section 3(e) below) required to be made on any mortgage or deed of trust (collectively, a (each, a “Mortgage”) encumbering all or any portion of the Project; (d) the cost of special services, goods or materials provided to any tenant and any other costs incurred for the account of, separately billed to and paid by specific tenants (to the extent such special services, goods or materials are provided to Tenant, Tenant shall reimburse Landlord for such costs as Additional Rent and not as an Expense); (e) depreciation; (f) any management fee, regardless of whether paid to Landlord, its affiliate or any other party, other than the Management Fee; (g) costs occasioned by the fraud or willful misconduct under applicable laws of Landlord, its employees, its property manager or its property manager’s employees; (h) costs for which Landlord has a right of and has received reimbursement from others (including insurance reimbursements) or costs for which Landlord would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, from any third party, including any tenant or occupant of the Project or insurance carrier; (i) costs to correct any construction or design defects in the original construction of the Premises, the Buildings or the Project including defects in Landlord’s Work; (j) repairs or replacement repairs and replacements (I) paid for from the proceeds of insurance, (II) paid for directly by Tenant or other tenants of the Project, or (III) for the benefit solely of tenants of the Project other than Tenant to the extent that Tenant could not obtain similar services from Landlord without an obligation to reimburse Landlord for the entire cost thereof under the provisions of this Lease; (k) repairs, replacement and upgrades to the structural elements of the Buildings, structural elements of the roof or the exterior walls of the Buildings (but not the glass components thereof), unless such repair, replacement and/or upgrade is required due to (I) the installation, use or operation of any Alterations (defined below) or other modification to the Premises or Project made by Tenant (including Tenant’s Work), (II) the installation, use or operation of Tenant’s property or fixtures, (III) the moving of Tenant’s property or fixtures in or out of the Buildings or in and about the Project, (IV) the acts, omissions or negligence of any Tenant Parties (defined below), (V) the particular use or particular occupancy or manner of use or occupancy of the Premises or Project by Tenant or any such person, as opposed to office uses generally, (VI) changes in Laws or safety enhancements not required by laws applicable at the time the permits were obtained for the construction of the Base Building improvements, or (VII) casualty (except to the extent any claims arising from any of the following are reimbursed by insurance carried by Landlord); (l) any costs for which Landlord has indemnified Tenant pursuant to Section 36; (m) marketing costs, legal fees, space planners’ fees, and advertising or promotional costs incurred in connection with the original development, subsequent improvement or original or future leasing of the Project; (n) leasing commissions; (o) rental payments for any Base Building equipment such as HVAC equipment, elevators and the like included in Landlord’s Work; (p) wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project as opposed to time spent on matters unrelated to operating and managing the Project, (q) wages, benefits or other compensation of any officers or executives above the grade of Project Manager, (r) costs associated with the operation of the business of the entity which constitutes Landlord, as the same are distinguished from the costs of management of the Buildings and the Project, including legal expenses, accounting expenses or consulting expenses of any kind not directly related to the management of the Buildings and Project (as opposed to the business of Landlord’s partnership) or not expressly provided elsewhere in this Lease (such management, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants; (s) any costs paid to affiliates or parties related to Landlord for services or materials to the extent that such costs are in excess of the fair market amount for such services or materials (the Management Fee shall be deemed a market amount for such service); (t) amounts for which Landlord has indemnified Tenant elsewhere in this Lease and for fines, penalties interest and fees for late payments unless caused by Tenant’s failure to timely pay Rent and Additional Charges; (s) repairs or construction necessitated by violations of laws applicable to the Buildings as of the date the permits for the construction thereof were obtained, (u) any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind, (v) electric power costs or costs for other utilities for which any tenant (including Tenant) directly contracts with a public service company, or any costs for electricity, water, heat, air conditioning or other utilities provided by Landlord to any tenant free of charge in excess of the costs for utilities offered by Landlord to Tenant free of charge, (x) the amount of any interest expense associated with the financing of improvements undertaken with the intent to reduce Expenses (for example, to reduce energy costs) in excess of the reasonably anticipated savings (x) costs, other than those incurred in ordinary maintenance or repair, for sculptures, paintings, fountains or other objects of art, (y) rent for any office space occupied by Project management personnel (except to the extent included in the Management Fee), z) costs arising from Landlord’s charitable or political contributions; (aa) any entertainment expenses (including dining or travel expenses for any purpose; (bb) any gifts of flowers, balloons or similar items provided to Tenant, other tenants, occupants, employees, contractors, prospective tenants and agents; (cc) any finders’ fees, brokerage commissions, job placement costs or job advertising cost; (dd) any above Building standard cleaning, including, but not limited to construction cleanup or special cleanings associated with parties/events (to the extent Landlord incurs such costs as result of parties/events of Tenant, Tenant shall reimburse Landlord as Additional Rent and not as an Expense); (ee) the cost of any tenant relations parties, events or promotion not consented to by an authorized representative of Tenant in writing; (ff) the cost of any magazine, newspaper, trade or other subscriptions; and, (gg) the cost of any training or incentive programs other than (I) training required by Law and (II) incentive programs conducted to satisfy the requirements of the TOD Permit (defined below) or other Laws. All costs and expenses shall be determined by Landlord based upon its reasonable interpretation of management practices commonly utilized in the commercial real estate industry for class A office buildings, consistently applied (the “Management Standard”). Additionally, during the first ten (10) years of the Initial Term (defined below), Expenses shall not include, and Tenant shall not have any obligation to pay for, any replacement of the roof membrane.

(E)      “Expense Year” shall mean each twelve (12) consecutive month period commencing January 1 of the calendar year during which the Commencement Date occurs, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Expenses shall be equitably adjusted for the Expense Years involved in any such change.

(F)      “Real Estate Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Project or any personal property of Landlord used in the operation of thereof, or Landlord’s interest in the Project or such personal property. Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees or assessments for police, fire or other governmental services (including transit and housing fees) or purported benefits to the Project (provided, however, that any refunds of Real Estate Taxes paid by Tenant (as part of Tenant’s Share of Real Estate Taxes) shall be credited against the next installments of Base Rent due under this Lease until the full amount of the excess has been so credited or, if this Lease has expired, shall be promptly refunded to Tenant), service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease, or any other lease of space in the Project, or on the use or occupancy of the Project or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Project, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California, or any political subdivision, public corporation, district or any other political or public entity, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Real Estate Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes; provided that such fees, costs and disbursements do not exceed the actual savings in Real Estate Taxes obtained by Tenant over the Term of this Lease. Real Estate Taxes shall not include: (i) succession, gift, estate, franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources; (ii) any impact fees, special assessments or other exactions imposed on Landlord as a condition to the initial development or construction of the Project; or (iii) any late payment charges and penalties imposed because of Landlord’s late payment of Real Estate Taxes unless a Tenant Default (defined below) exists with respect to its obligation to pay Rent at the time the installment of Real Estate Taxes for which the late payment charge or penalty is incurred was due. If any assessments are levied on the Project, Tenant shall have no obligation to pay more than Tenant’s Share of the minimum installment of principal and interest that would become due during any Tax Year had Landlord elected to pay the assessment in the maximum number of permissible installment payments, even if Landlord pays the assessment in full, provided, however, that Tenant shall not be responsible for any portion of an assessment levied against the Project as a result of any improvement(s) made by or for another tenant (other than an assignee or sublessee of Tenant) of the Project or as a result of any specific use of the Project by another tenant. Landlord shall deliver copies of all assessment notices promptly after receipt, but in no event later than forty five (45) days prior to the last day to file an appeal (provided that Landlord has received such notice by that date). In the event that Tenant desires to seek a reduction in Real Estate Taxes (pursuant to Proposition 8 or otherwise) or challenge any assessments levied against the Project for Real Estate Taxes, which, in the case of reductions other than those sought pursuant to Proposition 8, Tenant shall be entitled to do no more frequently than once every five (5) years and only for so long as Tenant is leasing at least seventy-five percent (75%) of the rentable square footage of the Project, Tenant shall provide written notice to Landlord of such intent. Landlord shall have a period of fifteen (15) days within which to notify Tenant of its election to (i) seek such reduction or challenge the assessment, as applicable, or (ii) not seek such reduction or challenge the assessment, as applicable. A lack of response from Landlord shall indicate that Landlord has elected to not seek such reduction or challenge the assessment, as applicable. If Tenant desires to directly seek such reduction or challenge the assessment, it shall then notify Landlord of its intent to do so and, following such notice, Landlord shall reasonably cooperate with Tenant in its efforts in connection therewith (including executing and filing, in Landlord’s name, any reasonable documentation necessary) so long as Tenant pays all costs of such action, reimbursed Landlord for all costs incurred by Landlord in connection with such action, and, with respect to a challenge of an assessment, posts a bond or pays any other costs necessary to prevent a lien from being placed against the Project while such challenge is pending; provided, however, Landlord shall have the right to approve any such challenge to an assessment, in advance, during the last two (2) years of the Term, which approval shall not be unreasonably withheld. The benefit of any reduction in taxes during applicable periods shall accrue to Tenant.

(G)      “Tax Year” shall mean each twelve (12) consecutive month period commencing January 1st of the calendar year during which the Commencement Date occurs, provided that Landlord, upon notice to Tenant, may change the Tax Year from time to time to any other twelve (12) consecutive month period and, in the event of any such change, Tenant’s Share of Real Estate Taxes shall be equitably adjusted for the Tax Years involved in any such change.

(H)      “Tenant’s Share” shall mean a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is the rentable square footage of the Project, stated as a percentage. As of the Commencement Date and at all times prior to the Direct Lease Date (defined below), Tenant’s Share is acknowledged to be one hundred percent (100%).

(ii)      Building Cost Pools. Notwithstanding anything to the contrary set forth herein, Landlord shall have the right, at any time after if Landlord has exercised its Recapture Option (defined below) or has otherwise entered into a direct lease of a portion of the Project consistent with its rights under this Lease or pursuant to a written agreement with Tenant (the date on which any of such events first occur is referred to herein as the “Direct Lease Date”), and from time to time thereafter, to equitably allocate some or all of the Expenses (including costs of maintenance, repairs, utilities and services) for the Project between the tenant(s) of the two Buildings in a manner consistent with the Management Standard, in which case such sums shall be charged to the tenant(s) of the Project in an equitable manner.

(iii)      Payment of Real Estate Taxes. With reasonable promptness after Landlord has received the tax bills for any Tax Year, Landlord shall furnish Tenant with a statement which shall include a copy of the tax bill (herein called “Landlord’s Tax Statement”) setting forth the amount of Real Estate Taxes for such Tax Year, and Tenant’s Share thereof. Unless otherwise required in Section 3(d)(vi) below, Tenant shall pay, subject to Tenant’s dispute rights in Section 3(d)(i)(F), to Landlord actual Real Estate Taxes no later than the later of (A) thirty (30) days after billing by Landlord, or (B) twenty (20) days prior to the due date of such Real Estate Tax installment. In no event shall Landlord recapture more than one hundred percent (100%) of the actual taxes. Tenant’s obligation with respect to Tenant’s Share of Real Estate Taxes shall commence as of the Commencement Date.

(iv)      Payment of Expenses. Commencing on the Commencement Date (or upon the date upon which Tenant takes early occupancy of the Premises pursuant to the provisions of Section 2(b)), Tenant shall pay to Landlord as Additional Charges (“Additional Charges for Expenses”) one-twelfth (1/12th) of Tenant’s Share of the Expenses for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount reasonably estimated in good faith by Landlord and billed by Landlord to Tenant, and Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time; provided, however that if such revised estimate provides that the total aggregate amount of all Expenses will increase by more than five percent (5%) over a prior estimate, then Landlord shall provide Tenant with a written explanation of the reasons(s) for such increase promptly following Tenant’s Request therefor. Within one hundred and eighty (180) days after the expiration of each Expense Year, Landlord shall furnish Tenant with a statement (herein called “Landlord’s Expense Statement”), setting forth in reasonable detail the Expenses for such Expense Year and Tenant’s Share thereof. If Tenant’s Share of the actual Expenses for such Expense Year exceeds the estimated Expenses paid by Tenant for such Expense Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and Tenant’s Share of the actual Expenses within thirty (30) days after the receipt of Landlord’s Expense Statement, and if the total amount paid by Tenant for any such Expense Year shall exceed the actual Expenses for such Expense Year, such excess shall be credited against the next installment(s) of Rent due from Tenant to Landlord hereunder until the full amount of the excess has been so credited or, if the Term has expired, it shall be returned to Tenant within thirty (30) days. Any utility rebates for the Project which Landlord receives for payments made by Tenant (as part of Tenant’s Share of Expenses) shall be forwarded to Tenant so long as such rebate is received within two years following the Expiration Date or sooner termination of this Lease. If it has been determined that

Tenant has overpaid Expenses during the last year of the Term (including rebates of utilities applicable to Tenant), then Landlord shall reimburse Tenant for such overage on or before the thirtieth (30th) day following the date on which Landlord makes such determination. Any disputes pursuant to this Section shall be settled pursuant to the arbitration provisions of this Lease.

(v)      Payment of Capital Expenses.

(A)      Except as provided in the last sentence of this Section 3(d)(v)(i)(A), the cost of Capital Expenses in excess of the Capital Expense Threshold shall be prorated over the lesser of (I) the useful life of the item in question determined by Landlord in accordance with the Accounting Standard, or (II) ten (10) years. Tenant shall reimburse Landlord as Additional Rent at the time Landlord actually incurs any Capital Expense for the portion of the prorated Capital Expense allocated to the period between the date on which Landlord incurs such Capital Expense and the then-current Expiration Date. Similarly, in the event of an early termination of this Lease other than a termination by Landlord in connection with a Tenant Default, Landlord shall promptly reimburse Tenant for the portion of the prorated Capital Expense allocated to the period following such date of termination through the Expiration Date. Any “deductible” in connection with any casualty insurance policy carried by Landlord shall be prorated and paid in the same manner as a Capital Expense with a useful life of ten (10) years, provided, however in no event shall Tenant be responsible for any deductible amounts in excess of the greater of (i) five percent (5%) of the actual loss, or (ii) the lowest deductible available in the marketplace at commercially reasonable rates. Notwithstanding the foregoing, if any portion of a Capital Expense is allocated to the period following the then-current Expiration Date and the Term is subsequently extended for the first Extension Term (defined below) or the second Extension Term, then that portion of the Capital Expense which was not paid by Tenant to Landlord at the time the Capital Expense was incurred will become immediately due and payable by Tenant.

(B)      If, and to the extent, (A) Tenant assumes Landlord’s repair and maintenance responsibilities for the Buildings or the Project pursuant to the provisions of pursuant to Section 7(c), (B) repairs or maintenance which would otherwise be Landlord’s responsibility require incurring a Capital Expense in order to maintain the Buildings or Project (as applicable) in accordance with the Management Standard, and (C) such Capital Expense is approved by Landlord as specified in Section 3(d)(v), then the cost of Capital Expenses in excess of the Capital Expense Threshold shall be prorated in the manner specified in Section 3(d)(v) and Landlord shall reimburse Tenant at the time Tenant actually incurs any such Capital Expense for the portion of the prorated Capital Expense allocated to the period following the then-current Expiration Date. Notwithstanding the foregoing, if any portion of a Capital Expense is allocated to the period following the then-current Expiration Date and the Term is subsequently extended for the first Extension Term or second Extension Term, then that portion of the Capital Expense falling within such Extension Term which was paid by Landlord to Tenant at the time the Capital Expense was incurred will become immediately due and payable to Landlord by Tenant. Similarly, in the event of an early termination of this Lease other than a termination by Landlord in connection with a Tenant Default, Landlord shall promptly reimburse Tenant for the portion of the prorated Capital Expense allocated to the period following such date of termination through the then-current Expiration Date. If Landlord fails to pay such amounts to Tenant within thirty (30) days after the same is due, Tenant shall have the right to offset such amounts from Base Rent until Tenant has been repaid in full.

(C)      Any other provision of this Lease to the contrary notwithstanding, any Capital Expenses incurred when Tenant is performing the repair and maintenance of the Buildings or the Project pursuant to Section 7(c) shall only be prorated as provided in this Section 3(d)(v) if, prior to Tenant incurring such Capital Expense, Landlord approves in writing the performance of the work which will result in such Capital Expense, which approval shall not be unreasonably withheld, it being understood that it will be unreasonable for Landlord to withhold its consent if the Capital Expense is required in order to maintain the Buildings or the Project in a first class condition in accordance with the Management Standard and the maintenance of the Buildings or the Project in a first class condition through the performance of repairs and maintenance of a non-capital nature is inconsistent with the Management Standard. If Landlord does not give its written approval to work which will result in a Capital Expense and Tenant elects to perform such work, the full cost of such work shall be borne and paid by Tenant.

(vi)      Other. To the extent any item of Real Estate Taxes or Expenses is payable by Landlord in advance of the period to which it is applicable due to (A) a requirement by Landlord’s lender for an escrow account (such as, by way of example only, insurance and tax escrows required by the mortgagee or beneficiary under a Mortgage [each, a “Mortgagee”]), or (B) because prepayment to the third party billing authority is customary or required for the service or matter (such as, by way of example only, insurance premiums or Real Estate Taxes), (I) Landlord may include such items in Landlord’s estimate for periods prior to the date such item is to be paid by Landlord, (II) to the extent Landlord has not collected the full amount of such item prior to the date such item is to be paid by Landlord, Landlord may include the balance of such full amount in a revised monthly estimate for Additional Charges, and (III) to the extent Landlord elects not to include such item(s) in its estimated monthly Additional Charge for Expenses, Landlord may charge Tenant the full amount of such expense no sooner than thirty (30) days prior to the date such expense is due and payable by Landlord. If the Commencement Date (or the date upon which Landlord delivers early occupancy of the Premises pursuant to the provisions of Section 2(b)) or the Expiration Date shall occur on a date other than the first day of a Tax Year and/or Expense Year, Tenant’s Share of Real Estate Taxes and Expenses, for the Tax Year and/or Expense Year in which the Commencement Date (or the date upon which Landlord delivers early occupancy of the Premises pursuant to the provisions of Section 2(b)) occurs shall be prorated.

(vii)      Audit. Within one hundred eighty (180) days after receipt of any Expense Statement or Tax Statement from Landlord, Tenant shall have the right to examine Landlord’s books and records relating to such Expense Statements and Tax Statements. Landlord agrees to keep and maintain such books and records in utilizing a system of accounts in accordance with the Accounting Standard, and for so long as 690 E. Middlefield Road Fee, LLC is the Landlord, such books and records shall be available for audit pursuant to this provision in the greater San Francisco Bay Area. Such inspection may be made either by employees of Tenant or by an accounting firm or audit firm selected by Tenant which is accustomed to engaging in such activity and which is not compensated on a contingent fee basis. If Tenant determines, based on such audit, that Tenant believes that it has overpaid Expenses or Real Estate Taxes for the year covered by the applicable Expense Statement or Tax Statement, Tenant shall notify Landlord of its dispute within one hundred eighty (180) days after the date the applicable Expense Statement or Tax Statement was received by Tenant. Tenant shall keep confidential, and shall use commercially reasonable efforts to cause its agents, employees and any accounting or audit firm engaged by Tenant to perform such examination or audit to agree in writing to keep confidential, all of the information obtained through any such examination or audit and any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of such examination or audit, save and except that Tenant may disclose such information to a trier of fact in the event of any dispute between Tenant and Landlord with regard to Additional Charges, provided that Tenant shall stipulate to such protective or other orders in the proceeding as may be reasonably required to preserve the confidentiality of such information. Following Tenant’s notice of dispute to Landlord, Landlord and Tenant shall, for a period of thirty (30) days thereafter, attempt to resolve the dispute. If the parties are unable to resolve the dispute within such thirty (30) day period, the dispute shall be resolved by arbitration as provided in Section 37. If Tenant prevails in any such arbitration proceeding, then Landlord shall promptly reimburse Tenant for such overage, and if such overage exceeds three percent (3%) of the actual amount of Expenses or Real Estate Taxes paid by Landlord for the Tax or Expense Year covered by such audit, then Landlord shall reimburse Tenant for its actual out-of-pocket costs incurred in connection with such audit, up to a maximum cost of Twenty Thousand Dollars ($20,000) and repay the overage with interest at the “prime”, “base”, “index” or “reference” rate of Bank of America NT&SA reported in the Wall Street Journal (the “Prime Rate”) over the period the funds are advanced, plus two percent (2%), but in no event greater than the maximum rate permitted by law (“Interest Rate”); provided, however, that in the event that Bank of America NT&SA shall cease to establish or publish a “prime”, “base”, “index” or “reference” rate, whether so denominated or otherwise named, the Interest Rate shall be determined with reference to the average of the “prime”, “base”, “index” or “reference” rate of Citibank N.A. and The Chase Manhattan Bank, N.A. (in the event either such banking institution publishes more than one such rate, the rate used shall be the highest amount so published by such banking institution) as reported in the Wall Street Journal and in such even the definition of “Prime Rate” shall mean the rate so used. If there is no overage or if the overage is less than three percent (3%) of the actual amount of Real Estate Taxes or Expenses paid by Landlord for the Tax or Expense Year covered by such audit, Tenant shall reimburse Landlord within thirty (30) days of written demand for its actual out-of-pocket costs incurred in connection with such audit, up to a maximum cost of Twenty Thousand Dollars ($20,000). Said audit shall be conducted at the offices where the records of Landlord are maintained (or at such other location as may be designated by Landlord) in accordance with the provisions of this Section. If Tenant fails to object to any such Expense Statement or Tax Statement or request an independent audit thereof within such one hundred and eighty (180) day period, such Expense Statement and/or Tax Statement shall be final and shall not be subject to any audit, challenge or adjustment.

(viii)      Place of Payment; Remedies. Tenant shall pay to Landlord all Additional Charges in the manner and at the place where the Base Rent is payable and Landlord shall have the same remedies for a Tenant Default in the payment of Additional Charges as for a Tenant Default in the payment of the Base Rent, subject to the notice and cure rights provided in Section 21(a)(i).

(e)      Late Charges. Tenant recognizes that late payment of any Base Rent, Additional Charges or Additional Rent (defined below) will result in administrative expenses to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if any Base Rent, Additional Charges, or Additional Rent remains unpaid three (3) days after the date of written notice from Landlord, the amount of such unpaid Base Rent, Additional Charges or Additional Rent shall be increased by a late charge to be paid to Landlord by Tenant, as an Additional Charge, in an amount equal to five percent (5%) (or such greater amount not to exceed six percent (6%) as may be charged by the Mortgagee for a late payment of a monthly Mortgage payment) of the amount of the delinquent Base Rent, Additional Charges or Additional Rent. Notwithstanding the

foregoing, Landlord shall not be required to provide such notice more than two (2) times during any two (2) year period during the Term, the late charge accruing with respect to the third such non-payment from the date which is three (3) days after the due date of such amount without the requirement of notice from Landlord. Tenant agrees that such amount is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant and may be charged by Landlord to defray such loss and expense. In addition, any outstanding Base Rent, Additional Charges, Additional Rent and late charges shall accrue interest at an annualized rate of the greater of (i) ten percent (10%) or (ii) the Prime Rate as published on the last day of whichever of said three (3) day periods is applicable plus four percent (4%), but in no event greater than the maximum rate allowed by law (the “Default Rate”), until paid to Landlord. The provisions of this Section 3(e) shall not relieve Tenant of the obligation to pay Base Rent, Additional Charges or Additional Rent on or before the date on which they are due, or in any way affect Landlord’s remedies pursuant to Section 21(b) if any Base Rent, Additional Charges or Additional Rent are unpaid after they are due.

(f)      Rent. All sums payable by Tenant hereunder other than Base Rent or Additional Charges shall be payable as, and are collectively referred to herein as, “Additional Rent”. Tenant shall pay to Landlord all Additional Rent at the place where the Base Rent is payable and Landlord shall have the same remedies for a Tenant Default in the payment of Additional Rent as for a Tenant Default in the payment of Rent, subject to the notice and cure rights provided in Section 21(a). As used herein, the term “Rent” shall include all Base Rent, Additional Charges, and Additional Rent.

4.	RESTRICTIONS ON USE.

Tenant shall not (a) use or allow the Premises to be used for any unlawful purpose, (b) cause or maintain or permit any nuisance in, on or about the Premises, or (c) commit or suffer the commission of any waste in, on or about the Premises. From and after the Direct Lease Date, Tenant shall not do or permit anything to be done in or about the Premises which will obstruct or interfere with the rights of other tenants or occupants of the Buildings or the Project or injure or annoy them.

5.	COMPLIANCE WITH LAWS.

(a)      Laws. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any applicable law, statute, ordinance, resolution, order or governmental rule, regulation, requirement, permit, approval or license now in force or which may hereafter be enacted, promulgated or issued, whether state, federal or municipal or promulgated by other agencies or bodies having or claiming jurisdiction (collectively, “Laws”). Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything therein which will in any way increase the rate of any insurance upon the Project or any of its contents (unless Tenant agrees to pay for such increase) or cause a cancellation of such insurance. Tenant shall at its sole cost and expense promptly comply with (i) all Laws to the extent applicable to the use, improvement, condition or occupancy of the Premises, the Buildings and the Project (including all applicable Laws pertaining to air and water quality, waste disposal, air emissions and other environmental matters and including the Americans with Disabilities Act) now in force or which may hereafter be in force, and (ii) with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, to the extent required because of (A) Tenant’s unique use of the Premises, (B) Alterations or improvements made by or for Tenant, or (C) Tenant’s negligence or willful misconduct. In the event of a discrepancy between the terms of this Section and the terms of Section 36 concerning obligations with respect to Hazardous Substances, the latter shall control. Except to the extent such compliance is Tenant’s responsibility as set forth above, Landlord shall promptly comply with (i) all Laws to the extent applicable to the Project (including all applicable Laws pertaining to air and water quality, waste disposal, air emissions and other environmental matters and including the Americans with Disabilities Act) now in force or which may hereafter be in force, and (ii) the requirements of any board of fire underwriters or other similar body now or hereafter constituted to the extent applicable to the Project. The provisions this Section 5 shall in no way limit Tenant’s obligation to pay Expenses to the extent provided in Section 3. The judgment of any court of competent jurisdiction or the admission of a party in an action against such party that such party has so violated any such law, statute, ordinance, rule, regulation or requirement, shall be conclusive of such violation as between Landlord and Tenant.

(b)      Transit-Oriented Development Permit. Without limiting the generality of Section 5(a), Tenant shall at all times comply with all requirements of the Transit-Oriented Development Permit issued by the City of Mountain View with respect to the Project (the “TOD Permit”) to the extent related to Tenant’s use, occupancy, operation or management of the Premises or the Project. Landlord shall cause the Landlord’s Work to comply with the requirements of the TOD Permit to the extent applicable to the Landlord’s Work. In connection therewith, and without limiting the generality of the foregoing, Landlord and Tenant acknowledge that: (i) all outdoor recreation areas shall be maintained for use by all employees, including contract employees, and shall be made available for use by all tenants in the Buildings; (ii) Tenant and any subtenant(s) leasing over 30,000 square feet (single floor occupancy) must participate in a commuter check program whereby employees can purchase transit passes with pretax dollars; (iii) Tenant shall cooperate with the continuing operation and maintenance of advertising/announcements (such as, by way of example only, digital screens installed in elevators or lobbies) installed by Landlord and related to neighborhood and downtown Mountain View retail merchants; (iv) Tenant shall designate a commute coordinator to manage and monitor commute alternative programs and shall submit a report on the number of employees using commute alternatives (alternatives to the single-occupant car) to the City of Mountain View Zoning Administrator each year for each of the first five (5) years following occupancy, which report must be accompanied by a report on all incentive programs (including on-site commercial services) for use of commute alternatives then being offered to permanent and contract employees; and (v) unless otherwise approved by the City of Mountain View, the land area associated with the potential Off-Ramp Reconfiguration (defined below) shall be used solely for landscaping, recreational activities, limited surface parking, and other uses as shown on Landlord’s Plans (as defined in the Work Letter [herein, “Landlord’s Plans”]) that will not materially interfere with the acquisition and development of the area for interchange purposes.

6.	ALTERATIONS.

(a)      Landlord’s Consent Required For Alterations. Except as set forth in Section 6(b), Tenant shall not make or suffer to be made any alterations, additions or improvements to the Premises (“Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant’s request for Landlord’s consent to any proposed Alterations shall include a description of the proposed Alterations and shall be accompanied by materials sufficient to enable Landlord to evaluate the request. Depending on the nature and extent of the proposed Alterations, it is anticipated that such materials could range from paint chips, internally prepared diagrams, plans and specifications prepared by licensed architects and engineers, a description of proposed construction means and methods, the identity of any contractor or subcontractor to be employed in the construction of the Alterations, the estimated cost of such work and the estimated time for performance thereof. Promptly following its receipt of Tenant’s request for consent, Landlord shall advise Tenant in writing of how long it anticipates its evaluation of Tenant’s request will take and any additional materials it needs to receive from Tenant in order to evaluate Tenant’s request. Tenant acknowledges and agrees that it will not be unreasonable for Landlord to withhold its consent with respect to proposed Alterations that: (i) upon completion will be incompatible with the Buildings and their mechanical, electrical, plumbing, HVAC and life-safety systems; (ii) will interfere with the use and occupancy of any other portion of the Project by any other tenant or their invitees; (iii) will affect the structural portions of the Buildings; (iv) will involve any full or partial penetration of the lowest floor slab of the particular Building; (v) will, either alone or when taken together with other improvements or alterations, require the construction of any other improvements or alterations within the Buildings not being undertaken as a part of the Alterations in question; or (vi) will be visible from the exterior of the applicable Building. Landlord shall respond to Tenant’s written request for Landlord’s consent promptly (taking into consideration the nature and extent of the Alterations for which its consent is being requested) but in all events within fifteen (15) Business Days after the later to occur of (x) the date of Landlord’s receipt of Tenant’ written request, or (y) the date upon which Landlord receives all documents and information reasonably requested in connection with its evaluation of the proposed Alteration. If Landlord has failed to respond with its disapproval of the proposed Alteration by the date specified in Landlord’s initial notice to Tenant’s request as specified above (but in no event later the expiration of the fifteen (15) Business Day period specified in the immediately preceding sentence), then Tenant may resubmit the same to Landlord with a cover letter stating “LANDLORD’S FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE PROPOSED ALTERATION ATTACHED” in all capital letters and in bold face type. In the event Landlord thereafter fails to approve, conditionally approve or disapprove Tenant’s request for approval by the date which is five (5) Business Days following Tenant’s second written request, then such Alterations shall be deemed approved by Landlord. Landlord may hire outside consultants to review such documents and information and Tenant shall, within thirty (30) days after Landlord’s written demand, reimburse Landlord for the actual cost thereof.

(b)      Permitted Alterations. Notwithstanding the provisions of Section 6(a), Tenant may, without Landlord’s prior consent upon not less than five (5) Business Days prior written notice to Landlord: (i) re-paint or re-carpet the Premises; and (ii) make other Alterations to the Premises (but not to the exterior walls, roof or lowest floor slab of any Building) so long as (A) such Alterations will not have the effect described in any of items (i) through (vi) in the fifth sentence of Section 6(a), and (B) such Alterations do not involve the expenditure of more than One Hundred Thousand Dollars ($100,000) in any given instance or Three Hundred Thousand Dollars ($300,000) in the aggregate with all Permitted Alterations made during the preceding twelve (12) month period (any such Alterations being defined herein as “Permitted Alterations”); provided, however, that Tenant shall not be required to give Landlord prior written notice of routine, non-material Permitted Alterations performed by Tenant’s personnel, such as the moving or adding of electrical switches or electrical outlets, so long as such work is reflected on a commercially reasonable quarterly report summarizing such Permitted Alterations.

(c)      Making of Alterations. Tenant shall make any Alterations consented to or permitted under this Section 6 at Tenant’s sole cost and expense and in compliance with the following requirements: (i) all Alterations (other than Permitted Alterations) shall be made in accordance with plans and specifications reasonably approved by Landlord; (ii) all Alterations shall be made in accordance with the requirements of Section 8; (iii) all Permitted Alterations shall be consistent with Tenant Improvement Minimum Building Standards (as such term is defined in the Work Letter) unless otherwise approved by Landlord in writing; (iv) the Alterations shall be made by that contractor or other person selected by Tenant and reasonably approved in writing by Landlord, provided Tenant may, at its election, submit names of potential contractors or other persons to Landlord for pre-approval and shall not thereafter be required to obtain Landlord’s subsequent re-approval of any such preapproved contractors for the performance of Permitted Alterations; and (v) all Alterations shall be made in compliance with all applicable Laws and any Mortgage and in a diligent and first-class workmanlike manner in accordance with the Management Standard. Tenant shall pay all costs for utilities consumed and for the removal of debris in connection with the construction of any Alterations. All Alterations shall be the property of Tenant during the Term and shall become Landlord’s property at the end of the Term without compensation to Tenant. Upon completion of any Alterations (including Permitted Alterations) which involve construction of any kind, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of as-built plans and specifications in reproducible form and specifications reflecting the actual conditions of the Premises as affected by the Alteration, together with an electronic copy of such plans in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. Landlord may hire outside consultants to review such documents and information and Tenant shall, within thirty (30) days after Landlord’s written demand, reimburse Landlord for the actual cost thereof.

(d)      Removal of Alterations. Upon the expiration or sooner termination of the Lease, Tenant shall upon demand by Landlord, at Landlord’s election either (i) at Tenant’s sole cost and expense, forthwith and with all due diligence remove (A) any Alterations whose installation altered or interfered with the ceiling grid (i.e. any partitions constructed that are not below the ceiling grid) unless specifically approved by Landlord and identified as not required to be removed in writing in advance of its installation, (B) any Alterations designated by Landlord to be removed (as provided below), (C) any Alterations (other than Permitted Alterations which are commonly considered typical for generic “market ready” improvements commonly constructed by landlords of Class “A” office buildings) as to which Tenant does not make a Request for Advice Regarding Removal (defined below), and (D) any Alterations which Landlord designates for removal in response to a Request for Advice Regarding Removal from Tenant, and restore the Premises to its original condition as of the date of the making of the Alterations in question, subject in both cases to Normal Wear and Tear (defined below) and the rights and obligations of Tenant concerning casualty damage pursuant to Section 22, or (ii) pay Landlord one-half (1/2) of the reasonable estimated cost thereof. Notwithstanding the foregoing, at the time Tenant requests approval for any proposed Alteration or provides written notice of any Permitted Alteration that would alter or interfere with the ceiling grid or which are not commonly considered typical for generic “market ready” improvements commonly constructed by landlords of Class “A” office buildings, Tenant may include in such request for approval or written notice a request that Landlord advise Tenant whether Landlord shall require the removal of such proposed Alteration (or any portion thereof) and/or restoration (payment of one-half (1/2) of Landlord’s reasonable estimated cost of such removal and restoration) as set forth in this Section 6 (a “Request for Advice Regarding Removal”). If Tenant’s request for approval of any Alterations or notice of its intent to make Permitted Alterations contains a Request for Advice Regarding Removal, then as a part of any approval or conditional approval of Alterations by Landlord or, in the case of any Permitted Alterations, within five (5) Business Days after Landlord’s receipt of Tenant’s written notice of its intent to make such Permitted Alterations, Landlord shall advise Tenant in writing as to which portions, if any, of such Alteration Landlord shall require to be removed and restored (or payment of the reasonable estimated cost of removal and restoration thereof made) as set forth in this Section 6. If Landlord designates, in its response to a Request for Advice Regarding Removal for removal any Alterations which are not commonly considered typical for generic “market ready” improvements commonly constructed by landlords of Class “A” office buildings and at the time of such designation Tenant’s Cash and Equivalents (defined below) are below the Credit Standard (defined below), Landlord may condition its consent to such Alterations on Tenant increasing the amount of the Letter of Credit (defined below) by the amount reasonably estimated by Landlord as the cost of the required removal and restoration. If Landlord fails to so notify Tenant within the applicable period, Tenant may send Landlord a second written request, which written request shall state “LANDLORD’S FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL ELIMINATE LANDLORD’S ABILITY TO REQUIRE THE REMOVAL OF CERTAIN ALTERATIONS TO THE PREMISES”, and if Landlord fails to respond to such notice within such five (5) Business Day period, Landlord shall be deemed to have advised Tenant that no portions of such Alteration shall be required to be removed and restored at the end of the Term. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right to remove any Alterations made by, in or to the Premises, provided that (i) Tenant repairs any damage caused by the removal and restores the Premises to the condition prior to the installation of such Alterations, and (ii) Tenant may not remove only a portion of an Alteration if such removal would result in the remainder of the Alteration being rendered unusable unless material modifications, additions or alterations are made thereto.

7.	REPAIR AND MAINTENANCE.

(a)      Landlord’s Repair and Maintenance Responsibilities. Subject to the provisions of Section 7(c), Landlord shall repair and maintain the following in a first-class condition in accordance with the Management Standard: (i) the exterior of the Buildings (including glass), roof and structural portions of the Buildings; (ii) the Building systems for electrical, mechanical, HVAC and plumbing and all controls appurtenant thereto; (iii) the areas outside of the Buildings such as parking areas, courtyards, sidewalks, entry ways, lawns, landscaping and other similar facilities or exterior Common Areas of the Project; (iv) any Common Areas within the Buildings; and (v) latent defects in the construction of Landlord’s Work. Subject to the provisions of the immediately following sentence, in emergency situations where (i) the Project, Tenant’s property, or the health or safety of Tenant’s employees at the Premises is in danger, and (ii) Landlord has failed to respond to Tenant’s requests for repairs within a reasonable time after its receipt of such requests (it being understood and agreed that the determination of what constitutes a reasonable time will depend on the nature of the emergency), Tenant shall have the authority to contact and order repairs (each an “Emergency Repair”) directly from any vendors then being utilized by Landlord at the Project, or if Landlord has not advised Tenant of its vendors (or if such vendors are unwilling or unable to perform, or timely perform, such work), then Tenant may utilize the services of any other qualified vendor which normally and regularly performs similar work in other first class office buildings in the Silicon Valley and greater San Francisco Bay Area. In undertaking Emergency Repairs, Tenant shall use its best efforts to avoid incurring costs which will constitute a Capital Expense, including without limitation (if appropriate) performing temporary repairs which will give Landlord an opportunity to assess and correct the condition which created the need for the Emergency Repairs.

(b)      Tenant’s Repair and Maintenance Responsibilities. Tenant shall maintain and repair, in a first-class condition in accordance with the Management Standard, the interior portions of the Premises, including Tenant’s Work and any Alterations (excluding any portions thereof which are structural in nature or which are the obligation of Landlord under Section 7(a)), and, from and after the Direct Lease Date, any improvements serving only the Premises. Additionally, Tenant shall be responsible for the expense of installation, operation, and maintenance of its telephone and other communications cabling from the point of entry into the Buildings to the Premises and throughout the Premises. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. In addition, Tenant hereby waives and releases its right to terminate this Lease under Section 1932(1) of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. If Tenant fails to commence to make repairs required to be made by Tenant within fifteen (15) days after written notice from Landlord, or should Tenant thereafter fail to diligently pursue such repairs to completion, the same may be made by Landlord at the expense of Tenant and the expenses thereof incurred by Landlord shall be reimbursed immediately as Additional Rent within thirty (30) days after submission of a bill or statement therefor; for purposes of this sentence, “commence” includes any steps taken by Tenant to investigate, design, consult, bid or seek permit or other governmental approval in connection with such repairs. Notwithstanding the foregoing, if the repairs identified in Landlord’s notice to Tenant are not emergency repairs, Tenant shall have the right to notify Landlord, in writing, within ten (10) Business Days of its receipt of Landlord’s written notice that Tenant disputes that said repairs should be made by Tenant. If Tenant provides such written notice to Landlord, Landlord and Tenant shall, for a period of twenty (20) Business Days thereafter, attempt to resolve the dispute. If the parties are unable to resolve the dispute within such twenty (20) Business Day period, the dispute shall be resolved by arbitration pursuant to Section 37. Landlord shall not undertake any non-emergency repairs until the dispute is resolved. If Landlord undertakes any emergency repairs, Tenant shall have the right to notify Landlord, in writing, within ten (10) Business Days of the date Tenant learns of the emergency repairs, that Tenant disputes the need for such emergency repairs or that the costs thereof are Landlord’s responsibility under this Lease. If Tenant notifies Landlord of such dispute, Landlord and Tenant shall then for a period of twenty (20) days thereafter, attempt to resolve the dispute. If the parties are unable to resolve the dispute within such twenty (20) day period, the dispute shall be resolved by arbitration pursuant to Section 37. For the avoidance of doubt, Landlord acknowledges and agrees that Tenant shall in no event be in default of its repair and maintenance obligations pursuant to this Section 7 if Tenant has commenced to make such repairs or perform such maintenance and is diligently pursuing the same to completion.

(c)      Tenant’s Option to Assume Landlord’s Repair and Maintenance Responsibilities. Tenant shall have the option, exercisable upon written notice to Landlord (an “R&M Tenant Assumption Notice”) given at any time after Substantial Completion of Landlord’s Work and Substantial Completion of Tenant’s Work, to assume direct responsibility and authority for the repair and maintenance of both Buildings or the Project (excluding the Excluded R&M Items) effective thirty (30) days after the date of such notice (or such longer date as may be necessary for Landlord to terminate any contracts entered into by Landlord pertaining to the following matters unless Tenant shall assume such contracts). Tenant’s R&M Tenant Assumption Notice shall specify the specific elements of the Buildings or the Project (as applicable) for which Tenant is assuming responsibilities. Regardless of such election, Landlord shall continue to maintain direct authority and responsibility for (and, in accordance with and subject to applicable provisions in this Lease, charge the Tenant for the cost of) the maintenance and repair of the following: (A) the exterior of the Buildings (e.g. Building facades and windows); (B) the roof membranes and structure of the Buildings; (C) any item related to or otherwise affecting any structural elements of the Buildings; and (D) latent defect in the construction of Landlord’s Work (collectively, the “Excluded R&M Items”). If Tenant gives an R&M Tenant Assumption Notice, Tenant shall thereafter (A) repair and maintain the specific elements of the Buildings or the Project (as applicable) for which Tenant has assumed responsibilities in a first-class condition in accordance with the Management Standard, and (B) provide Landlord with copies of all material maintenance contracts and a commercially reasonable quarterly report summarizing repair work, material service calls and related activities. In the case of any repairs or maintenance of any portion of the Project outside the Premises, the determination of whether such standard is being satisfied shall be determined by Landlord in its reasonable, good faith discretion. Tenant shall use reasonable efforts to maintain sufficient records of and Landlord shall have the right, on a quarterly basis, to review, investigate and make copies (at the Premises) of all contracts, correspondence, invoices, billing statements, evidence of payment, and other documents and correspondence reasonably required by Landlord in connection with such activities. If Tenant exercises its right under this Section 7(c) to assume direct responsibility and authority for the repair and maintenance of all or any portion of both Buildings or the Project (excluding the Excluded R&M Items), such responsibility and authority shall automatically terminate, and Landlord shall reassume the authority and responsibility for such repair and maintenance, as of the Direct Lease Date.

(d)      Landlord’s Right to Re-Assume Repair and Maintenance Responsibilities. If Tenant fails to perform any required repairs or maintenance to the standard set forth in Section 7(c), Landlord may give Tenant written notice of such fact. In addition to any other rights or remedies available to Landlord under this Lease, if Tenant does not cure such failure within a reasonable period of time after such written notice, Landlord shall have the right to revoke some or of all of Tenant’s rights under Section 7(c) to repair and maintain the Premises or Project by giving Tenant written notice of such revocation, which revocation shall become effective thirty (30) days after the date on which Landlord gives Tenant such written notice of revocation.

(e)      Tenant’s Option to Relinquish Landlord’s Repair and Maintenance Responsibilities. If Tenant gives an R&M Tenant Assumption Notice, Tenant shall have the further option, exercisable upon written notice to Landlord (an “R&M Landlord Assumption Notice”) given no later than ninety (90) days before the tenth (10th) anniversary of the Commencement Date, to have

Landlord undertake, beginning on the tenth (10th) anniversary of the Commencement Date, all or any portions of the maintenance of the Buildings or the Project which Tenant assumed pursuant to its R&M Tenant Assumption Notice. Tenant’s R&M Landlord Assumption Notice shall specify the specific maintenance and/or repair elements of the Buildings or the Project (as applicable) which Tenant is returning to Landlord.

(f)      Allocation of Cost of Emergency Repairs. If an Emergency Repair made by Tenant pursuant to the provisions of Section 7(a) is not a repair the cost of which is included within the definition of Expenses or is not a repair the cost of which Tenant is otherwise obligated under this Lease to pay as Additional Rent, if Tenant does not first obtain Landlord’s approval of such repair work, Tenant shall bear the entire cost thereof. All other such Emergency Repairs shall be included within Expenses.

(g)      Repairs Necessitated by Tenant’s Actions. Except to the extent any claims arising from any of the foregoing are reimbursed by insurance carried by Landlord, are covered by the waiver of subrogation in Section 12 or are otherwise provided for in Section 22, Tenant shall bear, and shall reimburse Landlord (as Additional Rent and not an Expense) within ten (10) days after written demand from Landlord, for the full cost of repairs or maintenance of the interior or exterior, structural or otherwise, to preserve the Premises, Buildings and Project in good working order and condition, arising out of: (A) the performance or existence of any alteration or modification to the Premises made by Tenant; (B) the installation, use or operation of Tenant’s property or fixtures; (C) the moving of Tenant’s property or fixtures in or out of the Buildings or in and about the Premises; (D) the negligence or willful misconduct of the Tenant Parties; or (E) the acts, omissions or negligence of any Tenant Party, or the particular use or particular occupancy or manner of use or occupancy of the Premises by Tenant or any other Tenant Party. As used herein, the term “Tenant Parties” shall mean Tenant, its officers, directors, shareholders, members, partners, managers, investors, lenders and their respective agents, employees, servants, representatives, consultants, contractors, successors and assigns.

(h)      Excess Wear and Tear. At the time of Landlord’s approval of Tenant’s Plans (as such term is defined in the Work Letter) and of any proposed Alterations, Landlord may designate any improvements which Landlord reasonably believes will cause there to be wear and tear of any related dedicated HVAC system(s) within the Premises or the Project (“Tenant’s Wear and Tear”) that is significantly greater than that which would be customary for premises being used for normal general office uses (“Normal Wear and Tear”), because of the hours during which such dedicated HVAC system(s) will be in use, the impact which equipment being operated by Tenant within the Premises will have on such dedicated HVAC system(s), or other similar factors (the extent to which Tenant’s Wear and Tear exceeds Normal Wear and Tear being referred to herein as “Excess Wear and Tear”). If Landlord makes such a designation and Tenant constructs the improvements in question, then notwithstanding the provisions of Section 3(d)(v), the incremental cost of operating the dedicated HVAC system(s) due to the Excess Wear and Tear along with the incremental cost of maintaining, repairing and replacing all or any portion of the dedicated HVAC system(s) resulting from such Excess Wear and Tear shall be paid by Tenant within thirty (30) days after written demand from Landlord as Additional Rent and not as a part of Expenses).

(i)      No Abatement. Except to the extent any claims arising from the condition of the Premises are reimbursed by insurance carried by Landlord, are covered by the waiver of subrogation in Section 12 or are otherwise provided for in Section 22, there shall be no abatement of Rent with respect to, and except for Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for any injury to or interference with Tenant’s business arising from, any repairs, maintenance, alteration or improvement in or to any portion of the Buildings, including the Premises, or in or to the fixtures, appurtenances and equipment therein, and in no event shall Landlord be liable for any consequential damages or loss of business.

(j)       Coordination of Provisions. The purpose of Sections 7(a) through 7(e) is to define the obligations of Landlord and Tenant to perform various repair and maintenance functions; the allocation of the costs therefor are covered by Sections 3, 7(f), 7(g) and 7(h).

8.	LIENS.

Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by Tenant. In the event that Tenant does not, within twenty (20) days following the earlier of (i) the date that Tenant actually learns of the imposition of any such lien or (ii) the date Tenant receives written notice of such lien from Landlord, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Rent and shall be payable to it by Tenant on demand with interest at the Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Buildings and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give written notice to Landlord at ten (10) Business Days’ prior to commencement of any construction on the Premises.

9.	TAXES PAYABLE BY TENANT.

At least ten (10) days prior to delinquency, Tenant shall pay all taxes levied or assessed upon Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If the assessed value of Landlord’s property (including the Project) is increased by the inclusion therein of a value placed upon any Alterations made by or on behalf of Tenant or Tenant’s equipment, furniture, fixtures or other personal property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the proportion thereof resulting from said increase in assessment.

10.	ASSIGNMENT AND SUBLETTING.

(a)       Landlord’s Consent. Except as otherwise provided in Sections 10(e) and 10(f), Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge, mortgage or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (collectively, “Assignment”), or permit the Premises to be occupied by anyone other than Tenant or sublet the Premises (collectively, “Sublease”) or any portion thereof without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Sublease or Assignment, if Landlord withholds its consent where either (i) in the case of a sublease or assignment of more than thirty-four thousand (34,000) rentable square feet of space, the creditworthiness of the proposed sublessee or assignee is not reasonably acceptable to Landlord (e.g. there does not exist reasonable evidence that sublessee or assignee can pay the rent and additional rent to be charged to sublessee or assignee), or (ii) the proposed sublessee’s or assignee’s use of the Premises is not in compliance with the allowed Tenant’s Use of the Premises as described in the Basic Lease Information, such withholding of consent shall be presumptively reasonable. If Landlord consents to the Sublease or Assignment, Tenant may thereafter enter into a valid Sublease or Assignment upon the terms and conditions set forth in this Section 10. In no event shall any Assignment or Sublease release Tenant from its obligations under this Lease.

(b)       Voluntary Assignments. Without limiting the other events which may constitute an Assignment, the following shall be deemed an Assignment: (i) any dissolution, merger, consolidation, or other reorganization of Tenant; (ii) the sale or other transfer or disposition of substantially all of the assets of Tenant; and (iii) at any time which the corporate shares of, or partnership, membership or other ownership interests in, Tenant are not publicly traded, a transfer, in one or more transactions occurring within a period of twenty-four (24) months, whether by sale, assignment, bequest, inheritance, operation of law or other disposition or by subscription, of fifty percent (50%) or more of the corporate shares of, or partnership, membership or other ownership interests in, Tenant, provided, however, that if the capital stock of Tenant is publicly traded, the sale or other transfer of Tenant’s capital stock shall not constitute an Assignment.

(c)       Notice to Landlord. If Tenant desires at any time to enter into an Assignment of this Lease or a Sublease of the Premises or any portion thereof, it shall first give written notice to Landlord of its desire to do so, which notice shall contain (i) the name of the proposed assignee, sublessee or occupant; (ii) the name of the proposed assignee’s, sublessee’s, or occupant’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed Assignment or Sublease; (iv) in the case of a Sublease, the area to be sublet (the “Sublease Premises”) and the arrangements which will exist for the establishment as “common area” of such portions of the Premises as may be necessary for ingress, egress, use of bathrooms, stairs, and similar rights of the proposed sublessee which will be necessary for the use and enjoyment of the Sublease Premises and the compliance thereof with all applicable Laws; and (v) such financial information as Landlord may reasonably request concerning the proposed assignee, sublessee or occupant.

(d)       Landlord’s Right to Recapture; Assignment or Sublease Profits. At any time within ten (10) Business Days after Landlord’s receipt of the notice specified in Section 10(c), Landlord may by written notice to Tenant elect to: (i) terminate this Lease as to the Sublease Premises (a “Recapture Option”) if and only if the Sublease (A) will result in Tenant no longer occupying at least twenty-five percent (25%) of the rentable area of the Premises, and (B) is not a Short-Term Sublease [defined below]; (ii) consent to the Sublease or Assignment, which consent shall not be unreasonably withheld, conditioned or delayed; or (iii) disapprove the Sublease or Assignment setting forth the reasons therefor. Any improvements, additions, or alterations to the Buildings or the Project that are required by any Law as a result of such Sublease or Assignment shall be installed and provided without cost or expense to Landlord, and Landlord may condition its consent to any proposed subtenant or assignee on the construction of such improvements, additions, or alterations. If Landlord consents to the Sublease or Assignment within said ten (10) Business Day period, Tenant may thereafter within ninety (90) days after Landlord’s consent, but not later than the expiration of said ninety (90) days, enter into such Assignment or Sublease of the Premises or portion thereof upon the terms and conditions set forth in the notice furnished by Tenant to Landlord pursuant to Section 10(c). Failure by Landlord to respond to Tenant’s written request for Landlord’s consent to an assignment, encumbrance or sublease within the ten (10) Business Day time period specified above shall be deemed to be Landlord’s consent thereto. Notwithstanding anything herein to the contrary, if Landlord notifies Tenant of its election to exercise the Recapture Option, then Tenant may revoke its notice to Landlord given pursuant to Section 10(c) by giving written notice of such revocation to Landlord within five (5) Business Days after Landlord gives Tenant notice of the exercise of the Recapture Option, in which event Landlord’s exercise of the Recapture Option with respect to the portion of the Premises in question shall become null and void and the Lease shall not terminate as to such portion of the Premises. If Landlord exercises its Recapture Option and Tenant does not revoke its notice as provided above, Landlord and Tenant shall enter into an appropriate amendment to this Lease confirming such partial termination of this Lease, providing for a prorata reduction in and apportionment of Base Rent and Tenant’s Share on a straight square footage basis, adding commercially reasonable lease provisions for a multi-tenant project, such as reasonable and appropriate access to the Sublease Premises through the remainder of the Premises and the equitable use of common facilities and parking, and Landlord shall have the right to use or relet the Sublease Premises for any legal purpose in its sole discretion. Additionally, if Landlord exercises its Recapture Option, then Landlord shall separately demise the portion of the Premises so recaptured by Landlord from the balance of the Premises, including, without limitation, capping, re-routing or reconfiguring all mechanical, electrical, plumbing, life-safety and other systems and equipment serving the affected portions of the Premises and construct such other improvements as may be required by Law or which Landlord reasonably deems to be necessary or appropriate to so demise the portion of the Premises so recaptured and the cost of such work shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant. If Landlord consents to any Assignment or Sublease, Tenant shall be entitled to retain one hundred percent (100%) of any Assignment or Sublease Profits (defined below) realized by Tenant under any Assignment or Sublease unless and until such time (the “Profits Threshold Date”) as the cumulative rentable square footage that is subject to Subleases and/or Assignments first equals or exceeds twenty-five percent (25%) of the rentable area of the Premises. All Assignment or Sublease Profits realized by Tenant on or after the Profits Threshold Date shall be shared fifty percent (50%) by Landlord and fifty percent (50%) by Tenant. Landlord’s share of Assignment or Sublease Profits shall be paid to Landlord by Tenant or, at Landlord’s option, directly by the sublessee or assignee to Landlord from and after the occurrence of a Tenant Default. As used herein, the term “Assignment or Sublease Profits” shall mean the excess of the total rent payable by the assignee or sublessee (including additional charges and other operating cost reimbursements) over the total Rent payable by Tenant to Landlord (including Additional Charges and other operating cost reimbursements) after deducting reasonable costs specifically related to the sublease of the Premises or the assignment of this Lease, including brokerage costs, reasonable legal fees and tenant improvements, all to be amortized over the remainder of the Term in the case of an Assignment or the term of the Sublease in the case of a Sublease (all of which shall be prorated on a per rentable square foot basis in the case of a Sublease of less than all of the Premises). As used herein, the term “Short-Term Sublease” shall mean a Sublease which, in taking into account any renewal/extension options in such Sublease, satisfies all of the following conditions: (i) such Sublease does not expire during the last two (2) years of the Term (excluding any then-unexercised renewal/extension options in this Lease); (ii) such Sublease has a term that is less than half of the remaining Term (excluding any then-unexercised renewal/extension options in this Lease); and, (iii) such Sublease has a total base rental obligation that is less than the total remaining Base Rental obligation due by Tenant during the Term (calculated on a per square foot basis with respect to the portion of the premises proposed to be subleased).

(e)       No Release of Tenant. No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Section 10 shall be void and, at the option of Landlord, shall constitute a Tenant default. The acceptance of Base Rent, Additional Charges or Additional Rent by Landlord from a proposed assignee or sublessee shall not constitute the consent to such Assignment or Sublease by Landlord. Without liability to Tenant, Landlord shall have the right to offer and to lease space in the Buildings, or in any other property, to any party, including parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, concerning assignment or subletting the Premises, or any portion thereof.

(f)       Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 10, provided that the conditions of this Section 10(f) are satisfied, Tenant may enter into any of the following Assignments or Subleases (a “Permitted Transfer”) without Landlord’s prior written consent and without being subject to Landlord’s termination or rent sharing rights provided in Section 10(d): (i) an assignment by Tenant of its interest in this Lease to a corporation, partnership, professional corporation, limited liability company, or limited liability partnership (“Transfer Entity”) which results from a merger, consolidation or other reorganization, so long as the Transfer Entity has a net worth immediately following such transaction that is at least ninety-five percent (95%) of the net worth of Tenant as of the date immediately prior to such transaction; (ii) an assignment by Tenant of this Lease to a Transfer Entity which purchases or otherwise acquires all or substantially all of the stock or assets of Tenant, so long as such acquiring Transfer Entity has a net worth immediately following such transaction that is at least ninety-five percent (95%) of the net worth of Tenant as of the date immediately prior to such transaction; (iii) an assignment by Tenant of its interest in this Lease or a Sublease of all or any portion of the Premises to an Affiliate; or (iv) a merger, consolidation or other reorganization of Tenant in which Tenant is the surviving entity, provided that the net worth of Tenant immediately following such transaction is at least ninety-five percent (95%) of the net worth of Tenant as of the date immediately prior to such transaction. No Permitted Transfer shall relieve Tenant of Tenant’s obligations under this Lease. As used herein, the term “Affiliate” shall mean and collectively refer to a corporation, partnership, limited liability company or other entity which controls, is controlled by or is under common control with Tenant, by means of an ownership of (i) more than fifty percent (50%) of the outstanding voting shares of stock or (ii) stock, partnership interests, membership interests or other ownership interests which provide the right to control the operations, transactions and activities of the applicable entity. Within five (5) Business Days following completion of the Permitted Transfer (or ten (10) Business Days prior to such Permitted Transfer if public disclosure of such transaction is not restricted by applicable Law or bona fide confidentiality requirements, the purpose of which was not to circumvent the requirement for prior notice of Permitted Transfers as set forth in this Section) Tenant shall provide written notice to Landlord of such Permitted Transfer as well as a statement of the basis of Tenant’s belief that such Assignment or Sublease is a Permitted Transfer.

(g)       Assumption of Obligations. Each assignee (including Transfer Entities under a Permitted Transfer) (i) shall deliver to Landlord concurrent with the Assignment an assumption agreement in form and substance satisfactory to Landlord whereby such assignee assumes and agrees to perform, observe and abide by the terms, provisions conditions of, and all obligations of Tenant under this Lease and (ii) shall be and remain liable jointly and severally with Tenant for the payment of Base Rent, Additional Charges and Additional Rent, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed. If this Lease is assigned, whether or not in violation of the terms of this Lease, from and after the occurrence of a Tenant Default Landlord may collect Rent from the assignee. If the Premises or any part thereof is Subleased, Landlord may, upon any failure by Tenant to perform its obligations hereunder, collect Rent from the sublessee. In either event, Landlord shall apply the amount collected from the assignee or sublessee to Tenant’s monetary obligations hereunder. Collecting Rent from the assignee or sublessee or applying that Rent to Tenant’s monetary obligations shall not be deemed to be an acceptance of the assignee or sublessee as a direct tenant of Landlord nor a waiver of any provision of this Section 10 nor an assumption by Landlord of any obligation of Tenant or any other party as an assignor or sublessee to such assignee or sublessee. No Assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the Assignment and the assumption agreement required by the provisions of this Section 10(g), but the failure or refusal of the assignee, sublessee or other transferee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.

(h)       Reimbursement of Landlord’s Review Costs. Tenant shall reimburse Landlord, within thirty (30) days after Landlord’s written demand, for any reasonable out-of-pocket expenses incurred by Landlord in connection with such review of any request for consent to an Assignment or Sublease, including reasonable legal fees.

11.	INSURANCE AND INDEMNIFICATION.

(a)       Landlord Indemnification. Subject to the waivers provided in Section 12 and except to the extent caused by the negligence or willful misconduct of any Tenant Party, Landlord shall indemnify, defend and hold harmless Tenant from and against any and all claims or liability for any injury or damage to any person or property including any reasonable attorney’s fees (but excluding any consequential damages or loss of business) (i) occurring in, on, or about the Project to the extent such injury or damage is caused by the negligence or willful misconduct of any Landlord Party (defined below), property manager, or its property manager’s employees; provided, however, that the foregoing indemnity shall not include claims or liability to the extent waived by Tenant pursuant to Section 11(b). Further, (i) in the event of a discrepancy between the terms of this Section and the terms of Section 36 concerning Hazardous Substances liability, the latter shall control; and (ii) nothing in this Section 11(a) is intended to nor shall it be deemed to override the provisions of Section 12.

(b)       Tenant Waiver of Claims. The Landlord Parties shall not be liable to Tenant, and Tenant hereby waives all claims against the Landlord Parties for any injury or damage to any person or property in or about the Premises by or from any cause whatsoever (other than the gross negligence or willful misconduct of any Landlord Party), and without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, or other portion of the Premises or the Buildings, the Project, or caused by gas, fire, oil, electricity, or any cause whatsoever (other than the intentional or willful misconduct of Landlord and its agents and employees), in, on, or about the Premises, the Buildings, the Project or any part thereof. Tenant acknowledges that any casualty insurance carried by Landlord will not cover loss of income to Tenant or damage to any Alterations or Tenant’s personal property located within the Premises. Tenant shall be required to maintain the insurance described in Section 11(d) during the Term. In the event of a discrepancy between the terms of this Section and the terms of Section 36 of this Lease concerning Hazardous Substance liability, the latter shall control (except with respect to the last sentence of this Section 11(b). Nothing in this Section 11(b) is intended to nor shall it be deemed to override the provisions of Section 12. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord or Tenant have any liability whatsoever to the other for any consequential damages, or loss of business, revenue or profits, even if caused by the active or passive negligence, or intentional or willful misconduct, of any Landlord Party or Tenant Party. As used herein, the term “Landlord Parties” shall mean Landlord, its officers, directors, shareholders, members, partners, managers (including the Managing Agent), investors, lenders and their respective agents, employees, servants, representatives, consultants, property managers, contractors, successors and assigns.

(c)       Tenant Indemnification. Subject to the waivers provided in Section 12 and except to the extent caused by the gross negligence or willful misconduct of any Landlord Party, Tenant shall indemnify, defend and hold harmless the Landlord Parties from and against any and all claims or liability for any injury or damage to any person or property whatsoever including any reasonable attorney’s fees (but excluding any consequential damages or loss of business): (i) occurring in or on the Premises; (ii) occurring in, on, or about any other portion of the Project to the extent such injury or damage shall be caused by the negligence or willful misconduct by any Tenant Party, or its sublessees, assignees, guests or invitees, or (iii) arising from any breach of this Lease by Tenant. Tenant further agrees to indemnify and hold the Landlord Parties harmless from, and defend the Landlord Parties against, any and all claims, losses, or liabilities (including damage to Landlord’s property) arising from (x) any breach of this Lease by Tenant and/or (y) the conduct of any work or business of Tenant Parties in or about the Project, including any release, discharge, storage or use of any hazardous substance, hazardous waste, toxic substance, oil, explosives, asbestos, or similar material. In the event of a discrepancy between the terms of this Section and the terms of Section 36 (concerning Hazardous Substance liability), the latter shall control. Nothing in this Section 11(c) is intended to nor shall it be deemed to override the provisions of Section 12.

(d)       Tenant’s Insurance. Tenant shall procure at its sole cost and expense and keep in effect during the Term the following insurance:

(i)       commercial general liability insurance including contractual liability and broad form property damage with an each occurrence limit of Five Million Dollars ($5,000,000) and a general aggregate limit of Five Million Dollars ($5,000,000). Such insurance (A) shall name Landlord and Managing Agent (as identified in the Basic Lease Provisions) their respective officers, partners, members and employees and such additional persons or entities as Landlord may from time-to-time reasonably designate in writing as an additional insured, (B) shall include contractual liability coverage, (C) is intended to be primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, and (D) shall provide that the insurer shall endeavor to provide Landlord with thirty (30) days’ written notice prior to any cancellation or change of coverage. Tenant covenants and agrees to also provide Landlord with thirty (30) days’ written notice of any cancellation or change of coverage;

(ii)       “all risk” property insurance on a “special causes of loss” basis (including boiler and machinery (if applicable); sprinkler damage, vandalism and malicious mischief) on Tenant’s Work, any Alterations, all other improvements installed in the Premises by or on behalf of Tenant, and all of Tenant’s personal property, such insurance to include a building ordinance provision (as to those Alterations for which such a provision will apply) and business income/extra expense coverage. Such insurance shall be in an amount equal to full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “special causes of loss” form, when such form is supplemented with the coverages required above, and shall name Landlord as a loss payee;

(iii)       worker’s compensation insurance, statutory and employer’s liability coverage; and

(iv)       such other insurance as may be required by Law.

Additionally, Tenant shall require all of its contractors, subcontractors, and vendors doing work in or to the Project (excluding the Tenant’s Work as to which the insurance requirements of the Work Letter shall control) to maintain commercial general liability insurance meeting all of the requirements of Section 11(d)(i) (but with minimum limits of $1,000,000), workers’ compensation coverage including employers liability, and automobile liability coverage and to provide certificates of insurance or such other evidence of insurance as may be acceptable to Landlord. Additionally, contractors, subcontractors and vendors participating in the construction of Tenant’s Work shall be required to provide the insurance specified in the Work Letter.

(e)       Policy Requirements. All insurance policies required under Section 11(d) and Section 11(g) shall be issued by carriers each with a Best’s Insurance Reports policy holder’s rating of not less than A and a financial size category of not less than Class VIII. Landlord and Tenant shall deliver to the other certificates of insurance or other evidence acceptable to the other of such insurance on or before the Commencement Date, and thereafter at any time and from time-to-time within ten (10) Business Days after written request from the other. In the event Tenant shall fail to procure and keep such insurance in full force and effect during the Term, or to deliver such policies or certificates within said time frame, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) Business Days after delivery to Tenant of bills therefor.

(f)       Survival. The provisions of this Section 11 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

(g)       Landlord Insurance. Landlord shall maintain insurance on the Project against fire and risks covered by “special causes of loss” form (excluding earthquake and flood) on a 100% “replacement cost” basis. Landlord’s insurance: (i) shall cover the Base Buildings; (ii) shall not cover any Alterations or any other improvements installed in the Premises by or on behalf of Tenant; (iii) shall have a building ordinance provision; and (iv) shall provide for rental interruption insurance covering a period of twelve (12) full months. In no event shall Landlord agree to any co-insurance obligations under any such policies (beyond standard deductibles). Landlord shall also maintain commercial general liability insurance including contractual liability coverage (or with contractual liability endorsement) on an occurrence basis in amounts not less than Five Million Dollars ($5,000,000) per occurrence and general aggregate limit of Five Million Dollars ($5,000,000) with respect to bodily injury or death and property damage. Notwithstanding the foregoing obligations of Landlord to carry insurance, Landlord may: (i) modify the foregoing coverages if and to the extent it is commercially reasonable to do so; (ii) carry earthquake and flood insurance at its sole discretion; and (ii) carry, at its sole discretion, insurance in addition to the insurance described in the first two sentences of this Section 11(g) (such additional insurance being referred to herein as “Additional Insurance”).

12.	WAIVER OF CLAIMS AND SUBROGATION.

Notwithstanding anything to the contrary in this Lease, to the extent that this waiver does not invalidate or impair their respective insurance policies, the parties hereto release each other and their respective agents, employees, successors, assignees and subtenants from all liability for injury to any person or damage to any property that is caused by or results from a risk (i) which is actually insured against, to the extent of receipt of payment under such policy (unless the failure to receive payment under any such policy results from a failure of the insured party to comply with or observe the terms and conditions of the insurance policy covering such liability, in which event, such release shall not be so limited), (ii) which is required to be insured against under this Lease, or (iii) which would normally be covered by the standard “special causes of loss” form of property insurance, without regard to the negligence or willful misconduct of the entity so released. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire, theft, and other property insurance maintained by either of them at any time during the Term insuring or covering the Project or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver.

13.	SERVICES AND UTILITIES.

(a)       Tenant Responsibilities. Subject to the provisions elsewhere herein contained and to the Rules and Regulations, Tenant shall be responsible for arranging for, and direct payment of the cost of janitorial service for the Premises, security for the Premises, transportation management and mitigation programs, telephone, and cable and digital services, and any recycling, garbage pickup, water, electricity, gas or other utilities or services which are used by or serve exclusively Tenant (such as, by way of example only, utilities which are separately metered to the Premises or a portion thereof by the utility company providing the utility in question) and Landlord shall cooperate with Tenant’s efforts to arrange such services.

(b)       Payment For Utilities and Services. From and after the Direct Lease Date, Landlord shall have the right to measure utility and service usage at the Project, including electrical usage, through any reasonable and equitable method established by Landlord, including the installation of submeters, and utilities and services provided to Tenant at the Buildings shall, at Landlord’s option, be paid for by Tenant either (i) through inclusion in Expenses (except as provided for excess usage); (ii) by a separate charge payable by Tenant to Landlord; or (iii) by a separate charge billed by the applicable utility or service company and payable directly by Tenant. From and after the Direct Lease Date, if, in Landlord’s reasonable opinion, Tenant’s use of any utility or service (including HVAC services) which is not separately metered is in excess of the customary usage by a tenant using similar office space in the Mountain View area for similar uses as the Permitted Uses (including uses occurring outside of Building Hours), Tenant shall pay Landlord the cost of providing such additional utility or service (as Additional Rent and not as a part of Additional Charges for Expenses) within thirty (30) days following presentation of an invoice therefor by Landlord to Tenant, or though such other equitable method as Landlord may employ. The cost chargeable to Tenant for all extra utilities and/or services shall constitute Additional Rent. From and after the Direct Lease Date, the HVAC system for the applicable multi-tenant Building or Buildings shall automatically run Monday through Friday (excluding holidays) from 7:00 a.m. to 6:00 p.m. (“Building Hours”). Tenant shall have the ability to activate the HVAC system for the Premises during non-Building Hours. Tenant agrees at all times to cooperate fully with Landlord and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system(s) and equipment.

(c)       Excessive Load. Unless such apparatus or device is included in the Tenant Plans approved by Landlord, Tenant will not without the written consent of Landlord, which consent may be given, conditioned or withheld in Landlord’s sole discretion, use any apparatus or device in the Premises which, when used, puts an excessive load (i.e., materially beyond the designed building load) on the Building or its structure or systems, including electronic data processing machines and other machines using excess lighting or voltage in excess of the amount for which the Building is designed without providing the necessary (in Landlord’s reasonable discretion) alteration necessary for the safe and adequate operation of said apparatus or device. Tenant shall not operate any equipment within the Buildings or the Premises which would (i) materially damage the Buildings or the Project, (ii) overload existing mechanical, electrical or other systems or equipment servicing the Buildings, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning equipment within or servicing the Buildings, or (iv) overload or damage or corrode the sanitary sewer system.

(d)       Interruption of Services. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated except as expressly provided herein, by reason of (i) the installation, use or interruption of use of any equipment in connection with the foregoing utilities and services; (ii) failure to furnish or delay in furnishing any services to be provided by Landlord when such failure or delay is caused by any Force Majeure Delays, or by the making of repairs or improvements to the Premises or to the Buildings; or (iii) the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Buildings. In the event of such an interruption, failure or delay, the rent herein reserved shall be abated as and to the extent (and only as and to the extent) that proceeds from Landlord’s rental interruption insurance are available to fully reimburse Landlord for such abatement. Furthermore, Landlord shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental agencies or utilities suppliers in reducing energy or other resources consumption provided that no material adverse impact on Tenant’s operations at the Premises results therefrom. Notwithstanding the above, in the event that (i) Tenant is not then performing Landlord’s repair and maintenance obligations pursuant to Section 7(c), (ii) such restoration of such utilities is within Landlord’s control, (iii) such interruption has continued for more than three (3) Business Days, and (iv) Landlord has not commenced to diligently prosecute the restoration of said utilities within three (3) Business Days, then Tenant shall have the right to make the necessary repairs to the Project to restore said utilities. In the event that Tenant undertakes any emergency repairs of utilities, then for a period of twenty (20) days thereafter, Landlord and Tenant shall attempt to resolve any dispute about which party should be responsible for the cost thereof. If the parties are unable to resolve any such dispute within such twenty (20) day period, then the dispute shall be resolved by arbitration pursuant to Section 37. In the event that Tenant prevails in such arbitration and it is determined that Landlord shall be responsible for said costs, then Tenant shall be allowed to offset said cost against Base Rent, but in no event shall the amount of such offset during any month exceed five percent (5%) of the Base Rent due for such month. Notwithstanding the above, in the event that an interruption of utilities (the correction of such which is within Landlord’s control) is (i) during the last year of the Term and (ii) continues for more than ninety (90) days, then Tenant shall have the right to terminate this Lease by delivering to Landlord written notice of its election to so terminate within ten (10) days of the passing of the ninety (90) day period.

(e)       Security. Landlord shall not be required to provide, operate or maintain alarm, surveillance systems, security personnel or other security services for the Premises or the Project. Tenant shall provide such security services and shall install (upon satisfaction of the requirements of Section 6) within the Premises such security equipment, systems and procedures and employ such security personnel as may reasonably be required by Tenant for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with any security which Landlord (in its sole discretion) may from time-to-time elect to employ. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.

14.	ESTOPPEL CERTIFICATES.

Within fifteen (15) days from receipt of written notice from Landlord or Tenant, the other party will execute, acknowledge and deliver to the requesting party, and at the requesting party’s request, to any prospective tenant, subtenant, assignee, purchaser, ground or underlying lessor or Mortgagee of any part of the Buildings or the Land or any other party acquiring an interest in Landlord, a certificate substantially in the form attached as Exhibit D-1 (in the case of a certificate to be delivered by Tenant) or Exhibit D-2 (in the case of a certificate to be delivered by Landlord) and containing such additional information as the requesting party may request. It is intended that any such estoppel certificate delivered pursuant to this Section 14 may be relied upon by the party or parties to whom it is addressed.

15.	HOLDING OVER.

If Tenant remains in possession of all or any portion of the Premises after the expiration or earlier termination of this Lease without the consent of Landlord, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent (for each month or any part thereof of any such holding over, and together with such other amounts as may become due hereunder during Tenant’s holding over) shall be (a) for the first thirty (30) days of holding over, one hundred twenty-five percent (125%) of the monthly Base Rent that Tenant was obligated to pay for the month immediately preceding the Expiration Date or earlier termination of this Lease, and (b) thereafter, one hundred fifty percent (150%) of the monthly Base Rent that Tenant was obligated to pay for the month immediately preceding the Expiration Date or earlier termination of this Lease; in both cases together with an amount estimated by Landlord for the monthly Additional Charges payable under this Lease. In addition to Rent, Tenant shall pay Landlord for all damages proximately caused by reason of Tenant’s retention of possession. Landlord’s acceptance of Rent after such termination shall not constitute a renewal of this Lease, and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant acknowledges that, in Landlord’s marketing and re-leasing efforts for the Premises, Landlord is relying on Tenant vacating the Premises on the Expiration Date. Accordingly, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, liabilities, losses, costs, expenses and damages arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any loss, cost or damages suffered by any prospective tenant of all or any part of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of all or any portion of the Premises by reason of such failure of Tenant to timely surrender the Premises. Any holding over without Landlord’s consent shall constitute a Tenant Default.

16.	SUBORDINATION.

(a)       Lease Subordination. Subject to the provisions of Section 16(b), this Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases which may hereafter be executed affecting the Land, the Buildings or both; and (ii) the lien of any Mortgage which may hereafter be executed for which the Land, Buildings, ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any Mortgage is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord any commercially reasonable documents confirming the subordination of this Lease within fifteen (15) Business Days after delivery of same by Landlord, provided such document satisfy the requirements of Section 16(b).

(b)       Subordination, Non-Disturbance and Attornment. Landlord represents and warrants to Tenant that as of the date of this Lease, neither the Land nor the existing buildings situated thereon are subject to any ground leases or underlying leases or the lien of any Mortgage. Notwithstanding anything to the contrary set forth in this Section 16, as a condition precedent to the future subordination of this Lease to a future ground or underlying lease or any Mortgage, the documents effecting such subordination of this Lease as described in the last sentence of Section 16(a) shall be required to provide Tenant with commercially reasonable non-disturbance provisions in favor of Tenant from the ground or underlying lessor or Mortgagee in question. Such agreement (an “SNDA”) shall provide that, so long as Tenant is paying the Rent due under this Lease and no Tenant Default exists, its right to possession and the other terms of this Lease shall remain in full force and effect. Additionally, in the case of any Mortgage recorded prior to completion of Landlord’s Work and Tenant’s Work, the SNDA shall be required to include the agreement of the Mortgagee, that upon Landlord’s default, that the Mortgagee will either complete construction of Landlord’s Work, or grant Tenant the right to complete Landlord’s Work in accordance with Landlord’s Plans and offset the cost reasonably incurred by Tenant in completing Landlord’s Work in accordance with Landlord’s Plans, and will further provide that Tenant shall expressly retain all offset rights regarding any unfunded amount of the Tenant Allowance. Tenant acknowledges and agrees that such SNDA may include other commercially reasonable provisions in favor of the Mortgagee, including additional time on behalf of the Mortgagee to cure defaults of Landlord and provide that: (i) neither the Mortgagee nor any successor-in-interest shall be bound by (A) any payment of the Base Rent, Additional Charges, or Additional Rent, or other sum due under this Lease for more than one (1) month prior to their due date, or (B) any agreement terminating, amending or modifying this Lease made without the express written consent of the Mortgagee (except for amendments or modifications (a) that Landlord is entitled to enter into without the consent of Mortgagee pursuant to the terms of the mortgage or any other loan documents relating thereto, or (b) made solely for purposes of documenting the exercise of rights expressly set forth in this Lease); (ii) neither the Mortgagee nor any successor-in-interest will be liable for (A) any act or omission or warranties of any prior landlord (including Landlord), (B) the breach of any warranties or obligations relating to construction of improvements on the Project or any tenant finish work performed or to have been performed by any prior landlord (including Landlord) except as otherwise provided in this Section 16(b), or (C) the return of any security deposit, except to the extent such deposits have been received by Mortgagee; and (iii) neither Mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord)); provided, however the foregoing shall in no event be interpreted to waive any right of offset expressly provided Tenant herein or any defense which Tenant may have to the extent the same may arise in connection with circumstances arising or continuing after the date of such Mortgagee’s or any successor-in-interest’s succession to the interest of any prior landlord. Without limiting the form of SNDA which Tenant is obligated to sign pursuant to the provisions of this Section, Tenant acknowledges and agrees that the form of SNDA attached hereto as Exhibit E satisfies the requirements of this Section.

17.	RULES AND REGULATIONS.

Tenant shall faithfully observe and comply with the rules and regulations attached to this Lease as Exhibit F (the “Rules and Regulations”) and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord shall not be responsible for the nonperformance by any other Tenant or occupant of the Buildings or the Project of any said rules and regulations. In the event of an express and direct conflict between the terms, covenants, agreements and conditions of this Lease and those set forth in the Rules and Regulations, as modified and amended from time to time by Landlord, this Lease shall control.

18.	LEED REQUIREMENTS.

Tenant acknowledges that at Landlord’s option, the Buildings or Project may be operated in accordance with the U.S. Green Building Council’s Leadership in Energy and Environmental Design program’s standards, as the same may be amended, supplemented, or replaced from time to time, or, at Landlord’s option, any similar standards (hereinafter referred to as “LEED”), provided, however, that nothing contained herein shall obligate Landlord to so operate the Buildings or Project. In connection therewith:

(a)       Landlord’s Election. From and after the date Landlord notifies Tenant in writing that Landlord has elected to operate the Premises, Buildings, or Project in accordance with the LEED program, Tenant shall, in addition to complying with all of its other obligations under this Lease, comply with all LEED requirements applicable to the Premises, Buildings and/or Project as set forth by Landlord in such notice, and with any additional or supplemental requirements that may be provided by Landlord to Tenant from time to time (the “LEED Conditions”) to the extent that such compliance can be done at no material cost to the Tenant;

(b)       Termination. Landlord shall have the right to modify or discontinue the LEED Conditions at any time upon notice to Tenant;

(c)       Obtaining Certification. Tenant covenants, at no material cost to Tenant, to cooperate with Landlord in seeking LEED certification if Landlord so elects, provided, however, that Landlord does not guarantee or represent to Tenant that certification will be sought or that the Premises, Buildings or Project will be certified to any particular LEED standard; and

(d)       No Interference. If LEED certification is obtained, Tenant shall not seek decertification or otherwise interfere with Landlord’s continuance of such certification.

19.	RE-ENTRY BY LANDLORD.

Landlord reserves and shall at all reasonable times, upon reasonable prior notice (twenty-four (24) hours, except in the case of an emergency), and subject to Tenant’s reasonable security requirements and the right of Tenant to accompany Landlord at all times, have the right to re-enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder (unless Tenant is supplying such service), to show the Premises to prospective purchasers, investors, mortgagees or tenants (as to prospective tenants, only: during the last twenty-four (24) months of the Term or at any time a Tenant Default exists), to post notices of non-responsibility or as otherwise required or allowed by this Lease or by Law, and to alter, improve (in the case of to alter or improve the interior of the Premises, such entry shall only be in the event so required by laws or by Section 7) or repair the Premises and any portion of the Buildings which Landlord is obligated to or has the right to alter, improve or repair pursuant to the terms of this Lease and may for that purpose erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Premises where reasonably required by the character of the work to be performed. Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising from Landlord’s entry and acts pursuant to this Section and Tenant shall not be entitled to an abatement or reduction of Rent if Landlord exercises any rights reserved in this Section. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except for Landlord’s negligence or willful misconduct. For each of the aforesaid purposes, Tenant shall provide reasonable access privileges to Landlord through Tenant’s on-site security personnel and subject to Tenant’s reasonable security requirements, provided, however, that at any time Tenant does not maintain on-site security personnel on a continuous basis,

Landlord shall at all times have and retain a key with which to un-lock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, or special security areas (designated in advance). In an emergency, Landlord shall use commercially reasonable efforts to provide Tenant with notice reasonable in such situation and shall have the right to use any and all means which Landlord may deem necessary or proper to open doors and gain entry to the Premises, and no such emergency entry shall be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. Landlord shall use commercially reasonable efforts during any such entry to not unreasonably interfere with Tenant’s use of the Premises or its business conducted therein.

20.	INSOLVENCY OR BANKRUPTCY.

The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or a general assignment of Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization or other debtor relief proceedings, whether now existing or hereafter amended or enacted, shall at Landlord’s option constitute a breach of this Lease by Tenant unless a petition in bankruptcy, or receiver attachment, or other remedy pursued by a third party is discharged within sixty (60) days. Upon the happening of any such event or at any time thereafter, this Lease shall terminate five (5) days after written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, reorganization or other debtor relief proceedings.

21.	DEFAULTS AND REMEDIES.

(a)       Tenant Defaults. The occurrence of any of the following shall constitute a “Tenant Default” hereunder:

(i)       The failure of Tenant to pay Rent within three (3) Business Days after the date of written notice from Landlord demanding payment. Tenant waives any right to notice Tenant may have under Section 1161 of the California Code of Civil Procedure, the notice required by the provisions of this Section 21(a)(i) being deemed such notice to Tenant as required by, in lieu of, and not in addition to, the notice required by Section 1161 of the California Code of Civil Procedure;

(ii)       The failure of Tenant to perform or honor any covenant, duty, obligation or condition made under this Lease (including the Exhibits hereto) other than those matters specified in Sections 21(a)(i) and 21(a)(iii) through 21(a)(xi) within thirty (30) days after the date of written notice from Landlord demanding performance, provided, however, that if such failure is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Tenant shall have an additional sixty (60) day period to cure such failure and no Tenant Default shall be deemed to exist so long as (A) Tenant commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Landlord’s notice. Tenant waives any right to notice Tenant may have under Section 1161 of the California Code of Civil Procedure, the notice required by the provisions of this Section 21(a)(ii) being deemed such notice to Tenant as required by, in lieu of, and not in addition to, the notice required by Section 1161 of the California Code of Civil Procedure;

(iii)       The abandonment of the Premises for a continuous period in excess of five (5) Business Days, provided however, that abandonment shall be considered to not occur if

Tenant is performing all of its maintenance, repair and security obligations under the Lease and taking any and all steps necessary to maintain the insurance on each and every portion of the Premises. Tenant waives any right to notice Tenant may have under Section 1951.3 of the California Civil Code, the notice required by the provisions of this Section 21(a)(iii) being deemed such notice to Tenant as required by, in lieu of, and not in addition to, the notice required by Section 1951.3 of the California Civil Code;

(iv)       The making by Tenant of a general assignment for the benefit of creditors;

(v)       The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of sixty (60) days. If under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all failures to perform the obligations of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(vi)       The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed;

(vii)       The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of sixty (60) days after creation thereof;

(viii)       The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

(ix)       Any Assignment or Subletting in violation of the provisions of Section 10 which is not cured within five (5) Business Days following notice;

(x)       Tenant informs Landlord in writing that (for any reason other than a default by Landlord in the performance of its material obligations hereunder) Tenant no longer intends to pay, or that Tenant is no longer able to pay all or any portion of the Rent due hereunder as and when such Rent is due; or

(xi)       Any other act or omission which is expressly provided in this Lease to be Tenant Default, as to which acts or events the notice provisions of Section 21(a)(ii) shall not be applicable.

(b)       Landlord’s Remedies. Upon a Tenant Default, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

(i)      The rights and remedies provided by California Civil Code, Section 1951.2, including recovery of: (A) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (B) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (C) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (D) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom (the “worth at the time of award” of the amounts referred to in clauses (A) and (B) shall be computed with interest at ten percent (10%) per annum or the highest lawful rate, whichever is the lower, and the “worth at the time of award” of the amount referred to in clause (C) shall be computed by discounting such amount at the “discount rate” of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence);

(ii)       The rights and remedies provided by California Civil Code, Section 1951.4, that allows Landlord to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent, Additional Charges and Additional Rent as they become due, for so long as Landlord does not terminate Tenant’s right to possession; provided, however, if Landlord elects to exercise its remedies described in this Section 21(b)(ii) and Landlord does not terminate this Lease, Tenant shall continue to have the right to Assign or Sublease in accordance with all of the provisions of Section 10. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s rights to possession;

(iii)       The right to terminate this Lease by giving notice to Tenant in accordance with applicable law; and

(iv)       If Landlord elects to terminate this Lease, the right and power to enter the Premises and remove therefrom all persons and property and, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant pursuant to applicable California law.

(c)       Landlord’s Defaults. Landlord shall have a period of thirty (30) days from the date of written notice from Tenant within which to cure any default under this Lease; provided, however, that with respect to any default that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Landlord commences to cure within thirty (30) days from Tenant’s notice and continues to prosecute diligently the curing thereof. Tenant agrees to give any Mortgagee, by Registered Mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional thirty (30) days (provided that Tenant notifies Mortgagee concurrently with Tenant’s notice to Landlord at the beginning of Landlord’s thirty (30) day period; otherwise Mortgagee shall have sixty (60) days from the date on which it is noticed) within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default shall be granted if within such applicable period Mortgagee has commenced pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings, if necessary to effect such cure) and thereafter diligently and in good faith pursues such remedies to completion (in which event this Lease shall not be terminated while such remedies are being so diligently pursued); provided, however, if such default causes a material interference with Tenant’s use of and enjoyment of the Premises, such additional time for Mortgagee shall be limited to an additional thirty (30) days.

(d)       Tenant’s Remedies. If any default hereunder by Landlord is not cured within the applicable cure period provided in Section 21(c), except as otherwise provided herein, Tenant’s exclusive remedies shall be an action for specific performance or action for actual damages. Tenant hereby waives the benefit of any Laws granting it (i) the right to perform Landlord’s obligation, or (B) the right to terminate this Lease or withhold Base Rent, Additional Charges or Additional Rent on account of any Landlord default. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment from Landlord. Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a limited liability company, its managers and members, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Landlord’s interest in the Project shall include rental income, any proceeds received by Landlord upon any sale, exchange or conveyance of all or any interest in the Project, any insurance proceeds received by Landlord to the extent that such proceeds are available to Landlord, any condemnation awards paid to Landlord, any payments by Tenant for Real Estate Taxes and Expenses which were not applied to the payment of said Real Estate Taxes and Expenses, and any rights of indemnity owed to Landlord by any insurance company. In no event shall the proceeds available to Tenant include the proceeds of any loan or other borrowing. The provisions of this Section 21(d) shall not apply to Landlord’s obligation to fund the Tenant Allowance pursuant to the Work Letter.

22.	DAMAGE AND DESTRUCTION.

(a)       Notice of Casualty. If the Premises is damaged by fire, earthquake or other event (a “Casualty”), Tenant shall give Landlord prompt written notice thereof. If (i) neither Landlord nor Tenant has the right to terminate this Lease in accordance with the provisions of this Section 22, or (ii) neither Landlord nor Tenant exercises any right it may have to terminate this Lease in accordance with the provisions of this Section 22, then (i) Landlord shall promptly and diligently repair such damage and restore the Project (but not Tenant’s Work, any Alterations, or Tenant’s personal property or trade fixtures) to substantially the same condition as existed before the Casualty, subject to modifications required by building codes and other Laws (the work which is Landlord’s responsibility being referred to herein as the “Restoration Work”), and (ii) Tenant shall promptly and diligently repair any damage to and restore Tenant’s Work, any Alterations, any other improvements installed in the Premises by or on behalf of Tenant and Tenant’s personal property and trade fixtures to substantially the same condition as existed before the Casualty, subject to modifications required by building codes and other Laws. Within sixty (60) days after the date of the Casualty, Landlord shall give Tenant written notice (the “Restoration Estimate Notice”) of Landlord’s good faith estimate of the time required to complete the Restoration Work (the “Estimated Restoration Period”). The Restoration Estimate Notice shall state, as applicable, Landlord’s election to either undertake the Restoration Work or to terminate this Lease in accordance with the provisions of this Section 22.

(b)       Landlord’s Right to Terminate. Landlord may, in its sole discretion, elect either to terminate this Lease or to undertake the Restoration Work if either: (i) the Estimated Restoration Period exceeds eighteen (18) months from the date of the Casualty; (ii) the estimated cost of the Restoration Work, even though covered by insurance, exceeds fifty percent (50%) of the full replacement cost; or (iii) Landlord does not reasonably expect to receive sufficient insurance proceeds (not taking into account the deductible portion of the insurance policy) to complete the Restoration Work, and such shortfall is not due to Landlord’s failure to obtain the property insurance required by Section 11(g) or any intentionally wrongful act of Landlord or any Landlord Party that results in such insurance proceeds being unavailable.

(c)       Tenant’s Right to Terminate. If the Restoration Estimate Notice states that the Estimated Restoration Period exceeds eighteen (18) months from the date of Casualty, then Tenant may elect to terminate this Lease as to the portion of the Premises which cannot be restored within such eighteen (18) month period and any other portion of the Premises which will be rendered unusable during the entirety of such eighteen (18) month period as a result of the damage or destruction, by providing written notice (“Tenant’s Termination Notice”) to Landlord within thirty (30) days after receiving the Restoration Estimate Notice. If Tenant does not elect to terminate within this thirty (30) day period, then Tenant shall be considered to have waived the option to terminate pursuant to this Section 22(c). Additionally, if Landlord fails to restore the Premises (including reasonable means of access thereto) on or before the date which is twelve (12) months after the last day of the Estimated Restoration Period set forth in Landlord’s Restoration Estimate Notice, then Tenant may terminate this Lease by delivering written notice to Landlord of such termination at any time between the last day of such twelve (12) month period and the earlier of (i) Landlord’s restoration of the Premises (including reasonable means of access thereto) or (ii) the date which is sixty (60) days after the last day of such twelve (12) month period.

(d)       Rent Abatement. If either Landlord or Tenant terminates this Lease pursuant to the provisions of this Section 22, then the termination shall be effective thirty (30) days after deliver of the notice of such election. Tenant shall pay Rent, properly apportioned, up to the date of the Casualty. After the effective date of the termination, Landlord and Tenant shall be discharged from all future obligations under this Lease, except those provisions that, by their express terms, survive the expiration or earlier termination of this Lease. If neither Landlord nor Tenant terminates this Lease pursuant to the provisions of this Section 22 and any portion of the Premises is rendered unusable as the result of a Casualty, the Rent shall be abated in proportion to the rentable square footage of the Premises rendered unusable until Landlord completes the Restoration Work. Subject to Section 22(c), the Rent abatement provided in this Section 22(d) shall be Tenant’s sole remedy due to the occurrence of the Casualty. Except as otherwise expressly provided in this Section 22(d), Rent shall not be reduced or abated by reason of any damage to or destruction of the Premises, and Landlord shall be entitled to all proceeds of the insurance maintained by it. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business (including, without limitation, loss of business, profits or goodwill), resulting in any way from any damage or the repair thereof. In no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to any of Tenant’s Work, any Alterations or Tenant’s personal property or to any other personal property of others in or upon the Premises or the Project.

(e)       Casualty at End of Term. Notwithstanding any other provision of this Section 22, if the Project is damaged or destroyed by a Casualty during the last twelve (12) months of the Term that cannot be repaired within sixty (60) days after the Casualty, then Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other of the exercise of that option within thirty (30) days after the date of the Casualty.

(f)       Insurance Proceeds. The proceeds from any insurance paid by reason of damage to or destruction of the Buildings or any part thereof, Landlord’s Work or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any Mortgagee. If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 22: (i) all proceeds of insurance required to be maintained by

Landlord shall be paid to Landlord subject to the rights of any Mortgagee; (ii) Landlord (subject to the rights of any Mortgagee) and Tenant each shall be paid its respective share (described below) of the proceeds actually recovered under the policy of property insurance maintained by Tenant under this Lease on account of any damage to or destruction of Tenant’s Work; and (iii) Tenant shall be paid all proceeds of the policy of property insurance maintained by Tenant under this Lease paid on account of any damage to or destruction of any Alterations and Tenant’s trade fixtures, furnishings, equipment and all other items of personal property of Tenant. For the purposes of item (ii) of the immediately preceding sentence: (i) Landlord’s share of recovered proceeds shall be equal to the total of (A) the Tenant Allowance plus (B) the balance of the recovered proceeds (if any) in excess of the Tenant Allowance multiplied by a fraction, the numerator of which number of days between Commencement Date and the date on which the Lease is terminated and the denominator of which is number of days in the Initial Term; and (ii) Tenant’s share of recovered proceeds shall be equal to the balance of the recovered proceeds (if any) in excess of the Tenant Allowance multiplied by a fraction, the numerator of which number of days (if any) between the date on which the Lease is terminated and last day of the Initial Term and the denominator of which is number of days in the Initial Term. Notwithstanding anything to the contrary contained herein, in the case of such a termination, and if Tenant has failed to maintain any policy of property insurance required under this Lease, then Tenant shall pay to Landlord on demand an amount equal to proceeds that Landlord would have received or is entitled to receive pursuant to this Section 22(f) had Tenant maintained all of the required policies of property insurance.

(g)       Waiver of Statutory Provisions. Landlord and Tenant each hereby expressly waive any rights to terminate this Lease upon damage or destruction to the Premises pursuant to the provisions of Section 1932, Subdivisions 1 and 2 and Section 1933, Subdivision 4, of the California Civil Code, as amended from time to time, and the provisions of any similar law hereinafter enacted any rights. Additionally, Tenant hereby waives the provisions of Section 1932.2, and Section 1933.4, of the Civil Code of California, or any similar laws now or hereafter in effect, that would relieve Tenant from any obligation to pay Rent under this Lease due to any damage or destruction.

23.	EMINENT DOMAIN.

(a)       Total Condemnation. If the entire Premises or the portions of the Buildings or the Project required for reasonable access to, or the reasonable use of, all of the Premises shall be permanently taken or appropriated under the power of eminent domain at any time during the Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending), then this Lease shall terminate as of the earlier of (a) the date on which title vests in the condemnor, or (b) the date Tenant is dispossessed of the entire Premises (or such access rights) by the condemnor. Upon such condemnation, all Rent shall be paid up to the date of the termination of this Lease.

(b)       Partial Condemnation. Except as otherwise provided in this Section 23(b), if less than all of the Premises is taken by condemnation during the Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending), then this Lease shall remain in full force and effect and the Rent reserved herein shall be prorated on the basis of the rentable area of the portion of the Premises not taken by the condemning authority in proportion to the rentable area of the Premises immediately prior to the partial taking. Notwithstanding the foregoing, if fifteen percent (15%) or more of the rentable area of the Premises is taken and if the Premises remaining after such condemnation and any repairs by Landlord would render the remaining portion of the Premises unsuitable for the use being made of the Premises immediately prior the partial taking, then Landlord and Tenant both shall have shall have the right to terminate this Lease by written notice to the other party given within the period which begins on the date effective title vests in the condemning party and ends thirty (30) days thereafter. If Tenant’s continued use of the Premises requires alterations or repair by reason of a partial taking, all such alterations and repair shall be made by Landlord at Landlord’s expense. Tenant waives all rights it may have under California Code of Civil Procedure Section 1265.130 or otherwise, to terminate this Lease based on partial condemnation.

(c)       Temporary Taking. Notwithstanding anything to the contrary contained in this Section 23, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain (or threat thereof) during the Term, (i) this Lease shall be and remain unaffected by such taking or appropriation, (ii) Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term, (iii) Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the period of such temporary taking, and (iv) Landlord shall be entitled to the remainder of the award (including without limitation that portion of any award which represents the cost of restoration of the Premises and the use and occupancy of the Premises after the end of the Term). If any such taking extends for a period of more than eighteen (18) consecutive calendar months, such taking shall not be considered to be a temporary taking and shall classified as either a Total Condemnation or a Partial Condemnation on the basis of definitions set forth in Sections 23(a) and 23(b) above.

(d)       Taking of Parking. If a portion of the parking areas of the Project is taken such that the remaining portion of the parking area will not provide Project parking at a ratio of at least 2.5 spaces per 1,000 rentable square feet of the Project, then Tenant shall have the right to terminate this Lease by written notice to Landlord given within the period which begins on the date effective title vests in the condemning party and ends thirty (30) days thereafter; provided, however, that Tenant’s right to terminate due shall be void if either: (i) Landlord builds a parking structure to restore the parking ratio for the Project to at least 2.5 spaces per 1,000 rentable square feet of the Project within four (4) months after the taking; or (ii) if such a parking structure cannot be built within said four (4) month period, Landlord agrees in writing within such four (4) month period to build such a parking structure within twelve (12) months after the taking and provides valet parking during Business Hours (defined below), at no cost or expense to Tenant, for the number of cars which is equal to the number of parking spaces necessary to restore the parking ratio for the Project to 2.5 spaces per 1,000 rentable square feet of the Project, and if Landlord agrees to so build a parking structure it shall promptly commence and diligently pursue the building of such parking structure to completion.

(e)       Award to Tenant. If any condemnation (whether total or partial) occurs, the entire condemnation award shall belong to Landlord (including, without limitation, any “bonus value” of the leasehold estate or amount attributable to any excess of the market value of the Premises for the remainder of the Term over the then present value of the Rent payable for the remainder of the Term), and Tenant shall have no right to recover from Landlord or from the condemning authority for any claims arising out of such taking; provided, however, notwithstanding the foregoing, as long as the award payable to Landlord is not reduced thereby, Tenant shall have the right to make a separate claim in the condemnation proceeding for, and to recover from the condemning authority, such compensation as may be separately awarded or recoverable by Tenant for (a) loss of Tenant’s business fixtures, or equipment belonging to Tenant immediately prior to the condemnation, (b) the taking of the unamortized value (using the Term as the amortization period) of any Tenant Improvements paid for by Tenant which are not removed by Tenant, and (c) Tenant’s moving expenses. Tenant shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Tenant for loss of Tenant’s business fixtures, or equipment belonging to Tenant immediately prior to the condemnation.

24.	SALE BY LANDLORD.

If Landlord sells or otherwise conveys its interest in the Premises, Landlord shall be relieved of its obligations under this Lease which arise from and after the date of sale or conveyance (including the obligations of Landlord under Section 36).

25.	RIGHT OF LANDLORD TO PERFORM.

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent, except as expressly provided for in Sections 22 and 23. If Tenant shall fail to perform any act or pay any amount on its part to be performed or paid hereunder, and such failure shall continue beyond the cure periods as noted in Section 21, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs together with interest thereon at the Interest Rate identified in Section 3, from the date of such payment by Landlord shall be payable as Additional Rent to Landlord on demand.

26.	SURRENDER OF PREMISES.

(a) At the end of the Term or any renewal thereof or other sooner termination of this Lease, Tenant will peaceably deliver to Landlord possession of the Premises, together with all improvements or additions upon or belonging to Landlord, by whomsoever made, in the same condition as received, or first installed, subject to the terms of Sections 23 and 36, subject to Normal Wear and Tear and the rights and obligation of Tenant concerning casualty damage pursuant to Section 22, damage by fire, earthquake, Act of God, or the elements alone excepted, and subject to any items which are the obligation of Landlord to repair or replace pursuant to the terms of this Lease (provided, however, Landlord shall be entitled to charge Tenant for such repairs and replacements to the extent provided in Section 3). Tenant shall, at Tenant’s sole cost upon the expiration of the Term or sooner termination of this Lease, remove all trade fixtures, equipment, IT/cabling, movable furniture, furniture partitions, furnishings, or other personal property belonging to Tenant and repair any damage caused by such removal. Property not so removed shall be deemed abandoned by Tenant, and title to the same shall thereupon, at Landlord’s option, pass to Landlord. Upon request by Landlord, but only if Landlord is entitled to require such removal pursuant to the provisions of Section 6, Tenant shall remove, at Tenant’s sole cost, any or all Alterations to the Premises installed by or at the expense of Tenant and all movable furniture and equipment belonging to Tenant which may be left by Tenant and repair any damage resulting from such removal. Tenant’s Work up to the amount of Tenant Allowance shall become the property of Landlord upon the lien free completion of Tenant’s Work, and the balance of Tenant’s Work shall be surrendered to and become the property of Landlord on the Expiration Date or sooner termination of this Lease.

(b) The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

27.	WAIVER.

If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. Furthermore, the acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

28.	NOTICES.

Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by (a) certified mail, return receipt requested, (b) reputable overnight carrier, (c) e-mail (with a copy of the communication and a copy of the transmittal e-mail sent the same Business Day by reputable overnight carrier or delivered personally the following Business Day), or (d) delivered personally, (i) to Tenant at Tenant’s address set forth in the Basic Lease Information; or (ii) to Landlord at Landlord’s address set forth in the Basic Lease Information; or (iii) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section 28. Both parties shall and all times maintain two (2) or more e-mail addresses to which such communication can be sent.

Any such notice or other communication shall be deemed to have been rendered or given on the date the return receipt indicates delivery of or refusal of delivery if sent by certified mail, the day upon which recipient accepts and signs for delivery from a reputable overnight carrier, on the date a reputable overnight carrier indicates refusal of delivery, upon the date the e-mail is transmitted if transmitted between the hours of 8:30 a.m. and 5:00 p.m. Pacific time on a Business Day (“Business Hours”) or on the next Business Day if the e-mail is transmitted outside of Business Hours (provided a copy of the communication and a copy of the transmittal e-mail is by reputable overnight carrier or delivered personally as specified above), or upon the date personal delivery is made. If no one is present in the Premises when any notice is delivered to the Premises (provided that such delivery is made during Business Hours) or the recipient refuses to accept delivery, such delivery shall nevertheless be deemed to be successfully made. If Tenant is notified in writing of the identity and address of any Mortgagee or ground or underlying lessor, Tenant shall give to such Mortgagee or ground or underlying lessor notice of any default by Landlord under the terms of this Lease in writing sent by registered or certified mail, and such Mortgagee or ground or underlying lessor shall be given the opportunity to cure such default (as provided in Section 21(c)) prior to Tenant exercising any remedy or termination available to it.

29.	SUCCESSORS AND ASSIGNS.

Subject to the provisions of Section 10, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective legal and personal representatives, successors and assigns.

30.	ATTORNEY’S FEES.

If Tenant or Landlord brings any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the losing party shall pay to the prevailing party a reasonable sum for attorney’s fees, which shall be deemed to have accrued on the commencement of such action and shall be paid whether or not the action is prosecuted to judgment.

31.	LIGHT AND AIR.

Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

32.	SECURITY DEPOSIT.

(a)       Security Deposit Required. Tenant shall deliver to Landlord an unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”), in an amount equal to eight (8) months of Base Rent calculated at the initial Base Rent rate of Three and 15/10 Dollars ($3.15) per rentable square foot per month (i.e., $8,591,008) (as such amount may be increased from time to time pursuant to the provisions of the next two sentence of this Section 32, the “LC Amount”), satisfying the requirements set forth below in this Section 32 and substantially in the form attached hereto as Exhibit G, which delivery shall be made no later than day immediately following the earliest of (i) the date of Tenant’s irrevocable waiver of its option to purchase the Project (the “Purchase Option”) pursuant to that certain Option Agreement between Landlord and Tenant and dated of even date herewith (the “Option Agreement”), (ii) the expiration of the First Option Term (as that term is defined in the Option Agreement) without Tenant having exercised the Purchase Option, or (ii) if Tenant exercises the Purchase Option, the deadline for the closing of Tenant’s purchase of the Project pursuant to the Option Agreement (if the closing does not occur). If the rentable square footage of the Premises increases pursuant to the provisions of Section 3(c), the LC Amount shall be increased, within fifteen (15) days after the amount of the increase in square footage is determined, by an amount equal to eight (8) times the amount by which the monthly Base Rent increases as of the Rent Commencement Date pursuant to Section 3(c). Additionally, if, at any time prior to the return of the Letter of Credit to Tenant as provided below, Tenant’s cash and equivalents (“Cash and Equivalents”) drop below Three Hundred Million Dollars ($300,000,000) (the “Credit Standard”), then the face amount of the Letter of Credit shall be increased by an amount equal to one (1) month’s Base Rent (calculated at the Base Rent in effect on the Rent Commencement Date if such increase is due on or before the Rent Commencement Date and at the Base Rent rate in effect on date of such required increase in all other cases) for each Ten Million Dollars ($10,000,000) which Tenant’s Cash and Equivalents are then below the Credit Standard, provided, however, that in no event shall Tenant be required to increase the face amount of the Letter of Credit above an amount equal to twenty-four (24) months’ Base Rent (calculated at the Base Rent rate in effect on the Rent Commencement Date if such increase is due on or before the Rent Commencement Date and at the Base Rent rate in effect on date of such required increase in all other cases). Cash and Equivalents held by Tenant as the result of borrowings by Tenant shall not be counted towards the Credit Standard and shall not be included with the definition of Cash and Equivalents, and Tenant hereby represents and warrants to Landlord that none of the credit agreements to which Tenant is now or hereafter after becomes a party prohibit or restrict Tenant from so increasing the face amount of the Letter of Credit if required by the provisions of this Section 32(a). Tenant shall not be obligated to make a cash security deposit; provided, however, all cash sums which Landlord may hold hereunder as a result of drawing upon the Letter of Credit shall be held, used and applied as a security deposit and the term “Security Deposit” as used herein, refers to both the Letter of Credit and such sums.

(b)       Use of Security Deposit. Upon the occurrence of a Tenant Default, Landlord may use all or any portion of the Security Deposit for the payment of any Rent due hereunder, to pay any other sum to which Landlord may become obligated by reason of such Tenant Default, or to compensate Landlord for any loss or damages which Landlord may suffer as a result of such Tenant Default (including without limitation, amounts which Landlord may be entitled to recover pursuant to Section 1951.2 of the California Civil Code). Landlord may in its sole discretion (but shall not be required to) use the Security Deposit or any portion thereof to cure any failure by Tenant to perform any of its obligations hereunder or to compensate Landlord for any damages Landlord incurs as a result of any Tenant Default, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law. If Landlord so uses all or any portion of the Security Deposit, then within five (5) Business Days after written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Security Deposit to an amount equal to one hundred percent (100%) of the LC Amount (calculated at the Base Rent rate then in effect). Tenant’s failure to make such payment to Landlord within five (5) Business Days of Landlord’s notice shall constitute a Tenant Default under this Lease without the necessity of further notice, and Tenant hereby acknowledges that attachment will be a proper remedy by which Landlord may seek to recover the amount which Tenant has then failed to pay. Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon.

(c)       Letter of Credit Requirements. The Letter of Credit shall be issued by a financial institution, and in substantially the form attached hereto as Exhibit G or such other form and substance as may be acceptable to Landlord and any Mortgagee in their respective sole discretion, with an original term of no less than one year and automatic extensions through the end of the Term of this Lease and sixty (60) days thereafter. Landlord shall not unreasonably withhold its approval of such a financial institution if it is a national bank, or a bank branch located in the United States (with an office in Santa Clara County or San Mateo County allowing the Letter of Credit to be presented to and paid by such office pursuant to procedures acceptable to Landlord in its reasonable discretion) with assets of the issuing bank or bank branch in excess of Forty Billion Dollars ($40,000,000,000). If Landlord determines at any time, in good faith, that either (A) the issuing bank or bank branch has assets of less than Forty Billion Dollars ($40,000,000,000), (B) the issuing bank does not have, or ceases to have, a long term rating by Standard and Poors of at least A- or a long term rating by Moody’s of at least A3, or (C) the issuing bank or bank branch has or intends to close or cease operations from the issuing bank branch, or if the Federal Deposit Insurance Corporation, an agency of the United States of America, or any other governmental agency with authority to do so, or any agent acting on behalf of any of them, repudiates, terminates, withdraws, extinguishes, refuses to honor or revokes the Letter of Credit prior to the scheduled expiry date thereof, then Tenant shall, promptly upon written notice from Landlord, replace the Letter of Credit with a Letter of Credit from a different financial institution acceptable to Landlord, in the reasonable exercise of its discretion, within fifteen (15) Business Days after Tenant’s receipt of notice of such requirement from Landlord. The Letter of Credit shall (A) be a stand-by, at-sight, irrevocable letter of credit; (B) be payable to Landlord, its Mortgagee or their assignees (any of the foregoing, the “Beneficiary”); (C) require that any draw on the Letter of Credit shall be made only upon receipt by the issuer of a letter signed by a purported authorized representative of the Beneficiary certifying that the Beneficiary is entitled to draw on the Letter of Credit pursuant to this Lease; (D) allow partial and multiple draws; (E) be fully transferable by the Beneficiary; (F) provide that it is governed by the Uniform Customs and Practice for Documentary Credits (2007 revisions) International Chamber of Commerce Publication 600; (G) either provide for automatic annual extensions, without amendment (so-called “evergreen” provision) with a final expiry date no sooner than ninety (90) days after the Expiration Date or be cancelable if, and only if, the issuer delivers to Beneficiary no less than sixty (60) days advance written notice of Issuer’s intent to cancel; and (H) require the issuer to make payment to the Beneficiary on the day of presentation by the Beneficiary. Tenant shall keep the Letter of Credit, at its expense, in full force and effect until the ninetieth (90th) day after the Expiration Date or other termination of this Lease, to insure the faithful performance by Tenant of all of the covenants, terms and conditions of this Lease, including, without limitation, Tenant’s obligations to repair, replace or maintain the Premises. The Letter of Credit shall provide at least sixty (60) days’ prior written notice to Landlord and the Beneficiary of cancellation or material change, or failure to extend the term thereof.

(d)       Draw Events. At any time after a Draw Event (as defined below) occurs, the Beneficiary may present its written demand for payment of the entire face amount of the Letter of Credit (or, at the Beneficiary’s sole election, for payment of a portion of the amount of the Letter of Credit as is required to compensate Landlord for damages incurred, with subsequent demands at the Beneficiary’s sole election as Landlord incurs further damages) and the funds so obtained shall become due and payable to the Beneficiary. The Beneficiary may retain such funds to the extent required to compensate Landlord for damages incurred, or to reimburse Landlord as provided herein, in connection with any such default or other Draw Event, and any remaining funds shall be held as cash Security Deposit for Tenant’s obligations hereunder. A “Draw Event” shall mean any of the following: (A) a Tenant Default occurs; (B) an event has occurred which, with the passage of time or giving of notice or both, would constitute a Tenant Default, where Landlord is prevented from, or delayed in, giving such notice because of an Insolvency Proceeding; (C) Tenant is the subject of an Insolvency Proceeding; (D) this Lease is terminated by Landlord due to a Tenant Default; (E) the Letter of Credit is not replaced with a Letter of Credit from a different financial institution if and when required by Section 32(c); and (F) the Letter of Credit is not extended by the date which is sixty (60) days prior to its expiration.

(e)       Replacement Letter of Credit. If Landlord or the Beneficiary uses any portion of the Letter of Credit, or the cash Security Deposit resulting from a draw on the Letter of Credit, to cure any default by Tenant hereunder and/or for any other reason permitted or contemplated by this Section 32, Landlord may, at its election, so inform Tenant in writing and request that Tenant provide a replacement or supplemental Letter of Credit in the amount of the LC Amount in the form and content specified above for the original Letter of Credit. Within five (5) Business Days of the receipt by Tenant of such a notice from Landlord, Tenant shall provide a replacement Letter of Credit to Landlord. Tenant’s failure to provide such replacement Letter of Credit shall constitute a Tenant Default without the necessity of further notice or opportunity to cure. Such replenishment obligation shall bear interest at the Default Rate hereunder from the end of said five (5) Business Day period until the replacement Letter of Credit is delivered to Landlord, and Tenant acknowledges that attachment will be a proper remedy by which Landlord may seek to recover the amount that Tenant has then failed to pay. Any cash proceeds resulting from a draw upon or replenishment of the Letter of Credit shall be treated as the Security Deposit described in this Section 32, and any cash proceeds that have not been applied by Landlord following a draw upon the Letter of Credit shall be returned to Tenant promptly following Tenant’s satisfaction of its replenishment obligation as provided herein.

(f)       Assignment of Letter of Credit. Landlord shall be entitled to assign the Letter of Credit and its rights thereto from time to time in connection with an assignment of this Lease to a Mortgagee as security for the obligations of Landlord to such Mortgagee, or in connection with a sale or other transfer of Landlord’s interest in all or a portion of the Project. Tenant shall cooperate with Landlord in connection with any modifications of or amendments to the Letter of Credit that may be reasonably requested by any Mortgagee and/or in connection with any such assignment. At Landlord’s sole election, Landlord may also direct Tenant to cause the Letter of Credit to directly name a Mortgagee as the sole beneficiary thereunder.

(g)       Return of Letter of Credit. Provided that Tenant is not then in default under this Lease, the Letter of Credit or any portion of the Security Deposit, as applicable, then held by Landlord shall be returned to Tenant upon the earliest of: (i) the date on which title to the Project is conveyed to Tenant in the event of a sale of the Project to Tenant; (ii) the expiration of any three (3) year period which begins after the Commencement Date and during which there has been no Tenant Default under this Lease; or (iii) sixty (60) days after the Expiration Date or earlier termination of this Lease.

(h)       Transfer of Letter of Credit. If Landlord conveys or transfers its interest in the Premises and, as a part of such conveyance or transfer, Landlord assigns its interest in this Lease: (i) the

Letter of Credit or Security Deposit (or any portion thereof not previously applied) shall be transferred to Landlord’s successor; and (ii) Landlord shall be released and discharged from any further liability to Tenant with respect to the Letter of Credit or Security Deposit. In no event shall any Mortgagee, or any purchaser of all or any portion of the Project at a public or private foreclosure sale or exercise of a power of sale, have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of the Letter of Credit or Security Deposit in the event any such Mortgagee or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such Mortgagee or purchaser has received all or any part of the Letter of Credit or Security Deposit. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit or Security Deposit. Tenant acknowledges that the Security Deposit or Letter of Credit is not an advance payment of any kind or a measure of Landlord’s damages in the event of Tenant’s default. Tenant hereby waives any rights that it may now or hereafter have under California Civil Code Section 1950.7 (except subsection (b) of Section 1950.7) and the provisions of any other law that are inconsistent with this Section 32.

(i)       Default Damages. Landlord and Tenant acknowledge and agree that, if a Tenant Default occurs and Landlord elects to pursue its remedies under California Civil Code Section 1951.2 or under this Lease to terminate this Lease (any such event, a “Landlord Action”), (i) Landlord will incur certain damages, costs and expenses, including, without limitation, marketing costs, commissions, relocation costs, tenant improvement costs, and carrying costs in connection with releasing the Premises, in addition to the other damages, costs and expenses Landlord may incur as a result of such default and/or other defaults under this Lease (all of the foregoing collectively, “Default Damages”); (ii) Landlord has no assurance of a source of funds to cover such Default Damages other than the proceeds of the Security Deposit or Letter of Credit; and (iii) the proceeds of the Security Deposit or Letter of Credit should be available to Landlord to apply to Default Damages, even if the amount thereof exceeds that amount to which Landlord is ultimately determined to be entitled under this Lease and pursuant to applicable law as provided herein. Accordingly, at the sole election of the Beneficiary, the Beneficiary shall be entitled to draw the full amount of the Letter of Credit (or the full amount of the Security Deposit shall be released to the Landlord) which is then existing (after any previous application of funds and/or replenishment by Tenant pursuant to this Section 32), simultaneously with commencement of a Landlord Action or at any time thereafter until the entry of a judgment in such Landlord Action. All proceeds thereof in excess of the amounts awarded to Landlord by virtue of the judgment in the Landlord Action shall be deemed a loan from Tenant to Landlord (the “Default Loan”). The Default Loan shall be unsecured and shall not bear interest. Any sums to which Landlord from time to time becomes entitled hereunder and pursuant to law as a result of the Tenant Default which was the basis of Landlord’s use of the Letter of Credit (or cash collateral) and any previous Tenant Defaults to which the Letter of Credit (or cash collateral) has not previously been applied pursuant to this Section 32 shall be offset against the principal balance of the Loan. The amount of the Default Loan remaining, if any, after such offset shall be referred to herein as the “Excess Amount.” The Excess Amount shall be payable by Landlord to Tenant upon the satisfaction of any judgment entered in Landlord Action.

33.	CORPORATE AUTHORITY; FINANCIAL INFORMATION.

Tenant warrants that each of the persons executing this Lease on behalf of Tenant is authorized to do so, that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in California and, that the corporation has full right and authority to enter into this Lease. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties. Landlord warrants that the person executing this Lease on behalf of Landlord is authorized to do so, that Landlord is a duly authorized and existing limited liability company, that Landlord has and is qualified to do business in California, and that the limited liability company has full right and authority to enter into this Lease. Upon Tenant’s request, Landlord shall provide Tenant with evidence reasonably satisfactory to Tenant confirming the foregoing covenants and warranties. At any time when the stock of Tenant is not publicly traded: (a) Tenant shall deliver Landlord a copy of the consolidated annual financial statements of Tenant, including balance sheets and statements of income and expenses for the most recent fiscal year, within ninety (90) days following the end of each fiscal year; (b) all such financial statements shall be certified as true and correct by the Tenant’s chief financial officer; and (c) within thirty (30) days after the end of each quarter between delivery of the annual financial statements, Tenant shall deliver to Landlord a copy of the consolidated quarterly financial statements of Tenant, including balance sheets and statements of income and expenses for the most recent fiscal quarter, which quarterly financial statements shall be certified to Landlord by an officer of Tenant. Landlord shall maintain in confidence all such financial information; provided, however, (i) Landlord shall have the right to disclose such information to its attorneys, accountants, Mortgagee, prospective lenders, partners, prospective partners, investors, prospective investors and consultants and others with a business need to know, provided that Landlord shall inform all such persons of the confidentiality of such information and the requirements and limitations of this Section and shall use all reasonable efforts to cause such persons to retain such information in confidence, (ii) Landlord shall have the right to disclose such financial information to the extent required by applicable law or court order and to the extent the same is relevant in any dispute between Landlord and Tenant, and (iii) Landlord shall have the right to disclose such financial information to the extent the same is already publicly available information.

34.	PARKING.

(a)       Tenant’s Share of Parking. Tenant shall have the right to use Tenant’s Share of the parking situated on the Land. Prior to the Direct Lease Date, Tenant shall have exclusive use of the parking areas situated on the Land, subject only to applicable Law. The parking ratio is anticipated to be approximately 3.2 spaces per 1,000 rentable square feet of the Premises. Subject to Landlord’s rights to be reimbursed for Expenses (including, but not limited to governmental fees) Landlord shall not charge Tenant for use of such parking by Tenant or by Tenant’s employees or visitors during the Term. From and after the Direct Lease Date, Landlord shall have the right and option of reserving some or all of the parking spaces situated on the Land for the exclusive use of tenants (including Tenant) within the Buildings on a prorata basis.

(b)       Limitation on Vehicles. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles not being used in connection with the Premises (and then may only park such equipment on a short-term basis) in the Common Areas or on any portion of the Project. Tenant agrees to notify its employees and invitees of the parking provisions contained herein. If Tenant or its employees park any vehicle within the Project in violation of these provisions, then Landlord may, upon five (5) days’ prior written notice to Tenant (or any applicable statutory notice period, if longer than five (5) days to remove such vehicle(s), in addition to any other remedies Landlord may have under this Lease, have the vehicle or equipment towed from the Project at Tenant’s expense.

(c)       Off-Ramp Reconfiguration. Landlord has informed Tenant of the possibility of a future taking of a portion of the Land for a freeway off-ramp (the “Off-Ramp Reconfiguration”). Landlord shall pursue commercially reasonable means to attempt to have the State of California Department of Transportation and the City of Mountain View elect to not construct said freeway off-ramp in a manner which would require such taking from occurring in the future or to minimize the scope of such taking. If (i) the taking for the Off-Ramp Reconfiguration occurs and such taking results in a material reduction in the number of parking spaces available within the Project, and (ii) Tenant does not have the right to terminate this Lease pursuant to the provisions of Section 23(d) or has the right but does not elect to terminate this Lease, then any compensation received by Landlord on account thereof shall first be used to pay for the cost of adding replacement parking (Landlord having no obligation to advance or expend funds in excess of such compensation), provided, however, that if such taking occurs during the last twelve (12) months of the Term, then Landlord shall not be obligated to use the compensation received to pay for the cost of adding replacement parking.

35.	REAL ESTATE BROKERS.

Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for the brokers named in the Basic Lease Information, whose fees or commission, if earned, shall be paid by the party specified in the Basic Lease Information in accordance with the terms of a separate written agreement. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any other broker, finder or other person with whom the other party has or purportedly has dealt.

36.	HAZARDOUS SUBSTANCE LIABILITY.

(a)       Environmental Reports. Tenant acknowledges that Landlord has provided Tenant with copies of the reports and documents listed in Section A of Exhibit H (all such reports and documents being collectively referred to herein as the “Environmental Reports”) and the environmental covenants, easements and agreements listed in Section B of Exhibit H (all such environmental covenants, easements and agreements being collectively referred to herein as the “HP Environmental Agreements”). Additionally, Landlord has made available for Tenant’s review copies of the Semi-Annual Groundwater Self-Monitoring Reports prepared by Stantec Consulting Corporation for periods prior to the June 30, 2011 report listed on Exhibit H. Tenant has reviewed, and is satisfied with, the Environmental Reports and the HP Environmental Agreements. Tenant further acknowledges that Landlord has provided notification of the presence of hazardous substances in accordance with California Health & Safety Code section 25359.7.

(b)       Definitions. For the purpose of this Lease:

(i)       “Environmental Laws” shall mean all statutes, regulations, court and administrative agency decisions, and other laws now or at any time hereafter in effect that govern or regulate Hazardous Substances.

(ii)       “Hazardous Substances” shall mean, collectively, any (A) oil or other petrochemical hydrocarbons, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic or contaminated wastes or substances or any other wastes, materials or pollutants which (I) pose a hazard to the Project or to persons on or about the Project or (II) cause the Project to be in violation of any Environmental Laws; (B) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (C) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499; the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §5101 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; and

Article 9 or Article 11 of Title 22 of the Administrative Code, Division 4, Chapter 20; (D) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to human health or the environment.

(iii)       “Permitted Hazardous Substances” shall mean (A) Hazardous Substances which are contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within offices of similar size and uses in the City of Mountain View, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable Laws and otherwise in a safe and prudent manner, and (B) Hazardous Substances typically used in the course of operating a data center, including but not limited to diesel fuel for an emergency generator, but only if and to the extent such Hazardous Substances are transported, stored and used in full compliance with all applicable Laws and otherwise in a safe and prudent manner and, in the case of diesel fuel, are stored in an above-ground storage tank constructed and operated in compliance with all applicable Laws. Hazardous Substances which are contained in ordinary office supplies but which are transported, stored and used in a manner which is not in full compliance with all applicable laws, ordinances, orders, rules and regulations or which is not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Substances” for the purposes of this Lease.

(c)       Compliance. Tenant shall comply with all Environmental Laws. Tenant shall also comply with the HP Environmental Agreements, shall perform all obligations thereunder which are imposed upon a tenant or occupant of the Project (such as, by way of example only, providing access to the Project to Hewlett-Packard (defined below) and other Entrants (as such term is defined in the HP Easement Agreement described in Section B of Exhibit H [herein, the “HP Easement Agreement”]) pursuant to the HP Easement Agreement, and shall do nothing which would result in a breach or violation thereof or a default thereunder. Tenant acknowledges, as required by the HP Environmental Covenant described in Section B of Exhibit H (herein, the “HP Environmental Covenant”), that the restrictions set forth therein are incorporated herein by this reference and that the HP Environmental Covenant is binding on Tenant as an Occupant (as that term is defined in the HP Environmental Covenant).

(d)       Use of Hazardous Substances. Tenant shall not cause or permit any Hazardous Substance to be brought upon, kept or used in or about the Premises by Tenant, its agents, employees, contractors, invitees or sublessees without the prior written consent of Landlord (which may be granted, conditioned or withheld in the sole discretion of Landlord), save and except only for Permitted Hazardous Substances, which Tenant may bring, store and use in reasonable quantities for their intended use in the Premises, but only in full compliance with all applicable laws, ordinances, orders, rules and regulations. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all Hazardous Substances (including Permitted Hazardous Substances), regardless of whether such Hazardous Substances are present in concentrations which require removal under applicable laws, except to the extent that such Hazardous Substances were present in the Premises as of the Commencement Date and were not brought onto the Premises by Tenant, any assignee or any sublessee of Tenant, or any of their respective agents, employees or contractors. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, clean-up, remedial, removal, restoration or other governmental or regulatory actions instituted, completed, or threatened pursuant to any laws pertaining to Hazardous Substances relating to any Hazardous Substance affecting the Premises or the Project; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Project relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance on or about the Premises. Tenant shall promptly cure and satisfy all enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any laws pertaining to Hazardous Substances; and any claims made by any third party against Landlord, Tenant or the Project relating to damage, contribution, cost recovery compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Substances arising out of or by reason of the activities or businesses of Tenant, its sublessees, or their respective agents, contractors or employees, provided, however, that Tenant shall not, without Landlord’s prior written consent (which may be granted, conditioned or withheld in the sole discretion of Landlord), take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Substances in, on, or about the Premises or the Project. Tenant shall not do anything or permit anything to be done in the Premises which creates, requires or causes imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Project.

(e)       Hewlett-Packard Indemnity. Landlord acquired the Land from Hewlett-Packard Company, a Delaware corporation (“Hewlett-Packard”) in 2007. The Land was originally developed by Hewlett-Packard or its affiliated companies starting in the late 1960’s and was used as a production facility associated with inkjet printers until the early 1980’s and some contamination occurred during that time. Landlord acknowledges and agrees that Tenant is an indemnitee under, shall be entitled to the protection of, and shall have the non-exclusive right to enforce the HP Indemnity Agreement described in Section B of Exhibit H (the “HP Indemnity Agreement”).

(f)       Tenant Indemnity. Tenant releases Landlord and the other Landlord Parties from any liability for, waives all claims against Landlord and the other Landlord Parties and shall indemnify, defend and hold harmless Landlord and the other Landlord Parties against any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonably attorney fees), damage or liability, whether foreseeable or unforeseeable, by reason of property damage (including diminution in the value of the property of Landlord), personal injury or death directly arising from or related to Hazardous Substances released, manufactured, discharged, disposed, used or stored on, in, or under the Project or the Premises during the Term by Tenant, its assignees and sublessees, and their respective employees, agents or contractors, or matters subject to “Buyer’s Environmental Indemnity” under Section 4 of the HP Indemnity Agreement as applicable to Tenant. The provisions of this Tenant Indemnity regarding Hazardous Substances shall survive the termination of this Lease.

(g)       Landlord Indemnity. Landlord releases Tenant from any liability for, waives all claims against Tenant and shall indemnify, defend and hold harmless Tenant, its officers, employees, and agents to the extent of Landlord’s interest in the Project, against (i) any and all actions by any governmental agency for clean up or remediation of Hazardous Substances existing on, in or under the Project or the Premises as of the date of this Lease or released, manufactured, discharged, disposed, used or stored on, in or under the Project by Landlord, its employees, its property manager or its property manager’s employees (including any groundwater contamination) including costs of legal proceedings, investigation, clean up, monitoring, and restoration, including reasonable attorney fees, (ii) any and all actions for damages to property instituted by any third parties, if, and to the extent, in either case, arising from the presence of Hazardous Substances on, in or under the Project or Premises as of the date of this Lease or released, manufactured, discharged, disposed, used or stored on, in or under the Project by Landlord, its employees, its property manager, and its property manager’s employees and (iii) any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonably attorney fees), damage or liability, whether foreseeable or unforeseeable, by reason of property damage (including diminution in the value of the property of Tenant), personal injury or death directly arising from or related to Hazardous Substances released, manufactured, discharged, disposed, used or stored on, in, or under the Project or Premises prior to the date of this Lease or at any time by Landlord, its employees, its property manager or its property manager’s employees. Notwithstanding the foregoing, Tenant covenants and agrees that, with respect to matters fully covered by the HP Indemnity Agreement,

Tenant and Tenant’s its officers, employees, and agents will look solely to Hewlett-Packard (and not to Landlord) for indemnification and defense and to be held harmless for so long as Hewlett-Packard is performing its obligations to Tenant under the HP Indemnity Agreement. For purposes of this provision, any Hazardous Substances described in the Environmental Reports listed in Section A of Exhibit H shall be considered existing as of the date of this Lease. The provisions of this Landlord Indemnity regarding Hazardous Substances shall survive the termination of this Lease. In the event of conflict between the terms of this Section 36(g) and the last sentence of Section 11(b) or Section 12, the terms of the last sentence of Section 11(b) or Section 12, as applicable, shall control.

37.	ARBITRATION OF DISPUTES.

ANY CONTROVERSY OR CLAIM ARISING OUT OF THIS LEASE OR A BREACH OF THIS LEASE SOLELY BETWEEN LANDLORD AND TENANT RELATING TO A MONETARY DEFAULT IN AN AMOUNT OF LESS THAN TWENTY-FIVE THOUSAND DOLLARS ($25,000), BUT NOT INCLUDING A DEFAULT WITH RESPECT TO THE TIMELY PAYMENT OF RENT AND ANY OTHER MATTER EXPRESSLY PROVIDED FOR IN THIS LEASE TO BE SETTLED BY ARBITRATION, SHALL BE SETTLED BY ARBITRATION BEFORE A SINGLE ARBITRATOR OF JAMS IN ACCORDANCE WITH JAMS’ STREAMLINED ARBITRATION RULES AND PROCEDURES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

NOTICE: BY INITIALLY IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

Consent to neutral arbitration by:                      (Landlord):                      (Tenant)

38.	SIGNAGE.

Tenant shall have the right, at its sole cost and expense, to install and maintain Tenant’s company name and/or logo (a) on the monument sign(s) for the Project and/or Buildings, and (b) at any time during which Tenant occupies or pays Base Rent for more than fifty percent (50%) of the rentable area of a Building, exclusive exterior signage on such Building, which may include eyebrow signage and Building top signage located at the parapet on the façade at the top of such Building (the “Exterior Building Signage”). All costs and expenses in any way associated or incurred in connection with any such signage shall be borne by Tenant. The design, location, size and color of all such signs shall be subject to the approval of Landlord and all applicable governmental authorities. Provided that Tenant is then entitled to Exterior Building Signage as described above, Tenant may extend such right to sublessees or assignees provided that the name of such sublessee or assignee is not an Objectionable Name. As used herein, the term “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Buildings or the Project, as determined by Landlord in its sole, reasonable discretion. Tenant, at Tenant’s sole cost and expense, shall remove any Exterior Building Signage and repair any damage to the Buildings resulting therefrom (a) within thirty (30) days after written demand from Landlord made at any time when Tenant does not have the right to such Exterior Top Signage (as described above), or (b) prior to the Expiration Date.

39.	OPTION TO RENEW.

Provided that no Tenant Default exists at either the time Tenant gives its Exercise Notice (defined below) for the First Extension Term or at the commencement of the First Extension Term, then Tenant shall have the right to extend the Term for the First Extension Term, and provided that Tenant effectively extends the Term for the First Extension Term and no Tenant Default exists at either the time of Tenant gives its Exercise Notice for the Second Extension Term or at the commencement of the Second Extension Term, then Tenant shall have the right to extend the Term for the Second Extension Term, (the First Extension Term and the Second Extension Term are sometimes referred to herein individually as an “Extension Term” and collectively as the “Extension Terms”) following the initial Expiration Date, by giving written notice (an “Exercise Notice”) to Landlord at least sixteen (16) months and no more than twenty four (24) months prior to the then applicable Expiration Date of the Term. If Tenant effectively exercises its option for the First Extension Term, all references herein to the “Term” shall include both the initial term provided for in Section 2(a) (the “Initial Term”) and the First Extended Term; and if Tenant effectively exercises its option for the Second Extension Term, all references herein to the “Term” shall include the Initial Term, the First Extended Term and the Second Extension Term.

40.	RENT DURING EXTENSION TERM.

The monthly Base Rent during the Extension Term(s) shall be the Fair Market Rental Value for the Premises as of the commencement of the Extension Term, as determined below:

(a)       Determination of Fair Market Rental Value. Within thirty (30) days after receipt of Tenant’s Exercise Notice, Landlord shall notify Tenant of Landlord’s estimate of the Fair Market Rental Value for the Premises, as determined below, for determining monthly Base Rent during the ensuing Extension Term; provided, however, if Tenant’s Exercise Notice is given more than nineteen (19) months before the Expiration Date, then Landlord may, at Landlord’s sole discretion, defer giving its estimate of Fair Market Rental Value until any date which is at least eighteen (18) months before the Expiration Date. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall notify Landlord in writing that it: (i) agrees with such rental rate; (ii) disagrees with such rental rate; or (iii) withdraws it’s Exercise Notice, provided, however, Tenant shall only have the right to withdraw its Exercise Notice after the earlier of (A) the date which is thirty (30) days after the date of Landlord’s estimate of the Fair Market Rental Value, or (B) the date which is sixteen (16) months prior to the then applicable Expiration Date (which means that Tenant will have no right to revoke Tenant’s Exercise Notice if Tenant’s Exercise Notice is not given more than seventeen (17) months prior to the then applicable Expiration Date). Tenant’s failure to respond within such thirty (30) day period shall constitute Tenant’s disagreement with such rental rate. If Tenant disagrees with Landlord’s estimate of Fair Market Rental Value for the Premises (either by timely written notice to Landlord or by failing to respond within the thirty (30) day period described above), then the parties shall meet and endeavor to agree within fifteen (15) days after (i) Landlord Tenant give notice that it disagrees with the rental rate or (ii) the expiration of the thirty (30) day period described above if Tenant fails to respond. If the parties cannot agree upon the Fair Market Rental Value within said fifteen (15) day period, then the parties shall submit the matter to binding appraisal in accordance with the following procedure except that in any event neither party shall be obligated to start such procedure sooner than eighteen (18) months before the expiration of the Term. Within fifteen (15) days of the conclusion of the period during which the two parties fail to agree (but not sooner than eighteen (18) months before the expiration of the Term), the parties shall either (i) jointly appoint an appraiser for this purpose, in which case that single appraiser shall determine Fair Market Rental Value and the determination of that appraiser shall be binding and conclusive upon the parties; or (ii) failing this joint action, each separately designate a disinterested appraiser. No person shall be appointed or designated an appraiser unless such person has at least five (5) years experience immediately prior to the date in question in either (a) appraising major commercial property or (b) leasing commercial office space in Santa Clara County and is a member of a recognized society of real estate appraisers or brokers. If within thirty (30) days after the appointment, the two appraisers reach agreement on the Fair Market Rental Value for the Premises, that value shall be binding and conclusive upon the parties. If the two appraisers thus appointed cannot reach agreement on the Fair Market Rental Value for the Premises within thirty (30) days after their appointment, then the appraisers thus appointed shall appoint a third disinterested appraiser having like qualifications within five (5) days. If within thirty (30) days after the appointment of the third appraiser a majority of the appraisers agree on the Fair Market Rental Value of the Premises, that value shall be binding and conclusive upon the parties. If within thirty (30) days after the appointment of the third appraiser a majority of the appraisers cannot reach agreement on the Fair Market Rental Value for the Premises, then the three appraisers shall each simultaneously submit their independent appraisal to the parties, the appraisal farthest from the median of the three appraisals shall be disregarded, and the mean average of the remaining two appraisals shall be deemed to be the Fair Market Rental Value for the Premises and shall be binding and conclusive upon the parties. Each party shall pay the fees and expenses of the appraiser appointed by it and shall share equally the fees and expenses of the third appraiser. If the two appraisers appointed by the parties cannot agree on the appointment of the third appraiser, they or either of them shall give notice of such failure to agree to the parties and if the parties fail to agree upon the selection of such third appraiser within ten (10) days after the appraisers appointed by the parties give such notice, then either of the parties, upon notice to the other party, may request such appointment by the American Arbitration Association or, on it failure, refusal or inability to act, may apply for such appointment to the presiding judge of the Superior Court of Santa Clara County, California.

(b)       Fair Market Rental Value Defined. Wherever used throughout this Section 40 the term “Fair Market Rental Value” shall mean the rental amount, including periodic increases, if any, that a willing, non-equity, non-renewal, non-expansion Tenant would pay and a willing, arms length Landlord would accept during the applicable Extension Term in the immediate Mountain View area (including without limitation the Shoreline/North Bayshore area) for comparable first-class office space in comparable condition (“as-is” condition), of comparable quality, as of the time that the applicable Extension Term commences, with appropriate adjustments regarding taxes, insurance, operating expenses and other costs payable by Tenant hereunder as necessary to ensure comparability to this Lease, as the case may be, and also taking into consideration amount and type of parking, location, proximity to transit, leasehold improvements, proposed term of lease, amount of space leased, extent of service provided or to be provided, and any other relevant terms or conditions (including consideration of whether or not the monthly base rent is fixed), and all concessions granted to tenants for such comparable properties including, but not limited to, free rent, parking, leasing commissions paid to Tenant’s agent, tenant improvement allowances, lease assumptions, and moving or other allowances.

(c)       Appraisal Requirements. In the event of a failure, refusal or inability of any appraiser to act, his successor shall be appointed by the party who originally appointed him, but in the case of the third appraiser, his successor shall be appointed in the same manner as provided for appointment of the third appraiser. The appraisers shall render their appraisals in writing with counterpart copies to Landlord and Tenant. The appraisers shall have no power to modify the provisions of this Lease.

(d)       Delay in Appraisal Process. To the extent that a binding appraisal has not been completed prior to the expiration of any preceding period for which monthly Base Rent has been determined, Tenant shall pay monthly Base Rent at the rate paid at the end of the preceding period, with an adjustment to be made once Fair Market Rental Value is ultimately determined by binding appraisal.

(e)       Applicability of Lease Terms. From and after the commencement of the second Extension Term, all of the other terms, covenants and conditions of this Lease shall also apply; provided, however, that Tenant shall have no further rights to extend the Term.

41.	SATELLITE ANTENNAE.

During the Term of this Lease, Tenant shall have the right, subject to relevant regulatory approvals and Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, to install one or more satellite or other antennae or related telecommunication and data facilities (collectively “Antennae”) on the roof of the Building(s) in a location reasonably satisfactory to both Landlord and Tenant. Tenant shall not be charged any rent for roof space. Prior to submitting any plans to the City of Mountain View or proceeding with any installation of the Antennae, Tenant shall submit to Landlord elevations and specifications for the Antennae. Tenant shall install the Antennae at its sole expense and shall be responsible for any damage caused by the installation of the Antennae or related to the Antennae. At the end of the Term, Tenant shall remove the Antennae from its location and repair any damage caused by such removal. Notwithstanding anything herein to the contrary, Tenant shall have the exclusive right to install telecommunication and data facilities on the roof of any Building that is leased in its entirety by Tenant.

42.	SUPPLEMENTAL HVAC UNITS.

Subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and subject to relevant regulatory approvals, Tenant shall have the right to install one or more supplemental HVAC units beyond those installed as part of Landlord’s Work (each, a “Tenant HVAC Unit”) on the roof of the Building(s). Tenant shall not be charged any rent for roof space for said Tenant HVAC Units. Tenant shall install and maintain any approved Tenant HVAC Units at its sole cost and expense and shall be responsible for any damage caused by the installation or removal of the Tenant HVAC Units or related to the Tenant HVAC Units. If requested by Landlord in writing, Tenant shall, at Tenant’s sole cost and expense, remove any Tenant HVAC Units and repair any damage to the Buildings resulting therefrom prior to the Expiration Date.

43.	FUTURE EXPANSION.

Except as required by Law, Landlord shall have no right to construct within the Project (i) any additional improvements which interfere in any material respect with Tenant’s use of or access to the Premises, or (ii) any additional buildings (other than, if required, the parking structure described in Section 23(d)), in each case without Tenant’s prior written consent. Landlord agrees that if Tenant desires to expand the Project in the future, it will work with Tenant in good faith on a mutually agreeable arrangement regarding such expansion (subject to obtaining all required governmental approvals).

44.	RIGHT OF FIRST OPPORTUNITY TO PURCHASE.

(a)       Landlord’s Notice. If Landlord desires to sell the Project or any portion thereof (the “Sale Property”), at any time prior to the Expiration Date or sooner termination of this Lease, Landlord shall first shall give Tenant written notice of its intent to sell the Sale Property (the “Intent to Sell Notice”), which Intent to Sell Notice shall specify the price (the “Offer Price”) at which Landlord intends to sell the Sale Property.

(b)       Tenant’s Response. If Landlord gives an Intent to Sell Notice pursuant to the provisions of this Section 44, Landlord and Tenant shall have until 5:00 p.m. Pacific time on the date which is fifteen (15) Business Days after Landlord gives its Intent to Sell Notice (the “ROFO Response Period”) within which to negotiate (in their respective sole discretion) and execute a binding purchase and sale agreement which would provide, among other things, for Tenant’s purchase of the Sale Property at the Offer Price and Tenant’s deposit of cash in an amount equal to five percent (5.0%) of the Offer Price.

(c)      Landlord’s Right to Sell. If the parties are unable to agree upon the terms and conditions of a mutually acceptable purchase and sale agreement pursuant to Section 44(b) and execute such agreement prior to the expiration of the ROFO Response Period, then Landlord shall be free to sell the Sale Property to a third party provided that (i) such a sale closes within one (1) year after Landlord gives the Intent to Sell Notice, and (ii) the price at which Landlord sells the Sale Property is not less than ninety-five percent (95%) of the Offer Price. If Landlord closes a sale within such one (1) year period at or above ninety-five percent (95%) of the Offer Price, Tenant’s right to purchase the Sale Property pursuant to this Section 44 shall terminate permanently. If Landlord does not transfer title to the Sale Property within such one (1) year period, then Landlord shall be required to give a new Intent to Sell Notice prior to selling all or any portion of the Project. Additionally, if within one (1) year after Landlord gives an Intent to Sell Notice, Landlord desires to sell the Sale Property at a price which is less than ninety-five percent (95%) of the Offer Price set forth in Landlord’s Intent to Sell Notice, Landlord may give Tenant a new Intent to Sell Notice containing a new Offer Price (the “New Offer Price”), in which event the provisions of this Section 44 shall apply with respect to such new Intent to Sell Notice, except that the ROFO Response Period shall be five (5) Business Days.

(d)       Limitations on Tenant’s Right. Notwithstanding any other provision of this Section 44:

(i)       If a Tenant Default exists at the time Landlord gives Tenant an Intent to Sell Notice (A) Tenant shall not have the right to purchase the Sale Property pursuant to this Section 44 and (B) Landlord shall be free to sell the Sale Property at any price to a third party within one (1) year after Landlord gives the Intent to Sell Notice to Tenant; and

(ii)       The provisions of this Section 44 shall not apply to, and Tenant shall not have the right to purchase all or any portion of the Project in connection with: (A) bona fide transfers of direct or indirect ownership interests in Landlord, the purpose of which was not to circumvent the provisions of this Section 44; (B) the bona fide sale or transfer of all or any portion of the Project to a partnership, corporation, limited liability company, or trust in which Landlord has a material direct or indirect interest, the purpose of which was not to circumvent the provisions of this Section 44; or (C) a transfer or sale of all or any portion of the Project through a judicial or non-judicial sale under a Mortgage or a deed in lieu thereof.

(e)       Termination of Lease. This Lease shall terminate upon transfer of title to the entire Project to Tenant pursuant to this Section 44.

45.	POTENTIAL INCREASE IN PROJECT SQUARE FOOTAGE.

Tenant desires to assess the feasibility and cost of increasing the aggregate square footage of the buildings to be constructed on the Land up to approximately four hundred forty thousand (440,000) square feet while keeping the buildings to a maximum height of five (5) stories, with no structured parking within the Project (however, Tenant might consider a parking structure if it is necessary to meet its aforementioned desired height restriction). Tenant understands that such expansion can only be accomplished by obtaining any necessary approvals from the City of Mountain View for such expansion and may require the acquisition of additional land adjacent to the Land. Landlord and Tenant agree to work together to mutually identify and purchase adjacent land if required for the expansion, to develop the revised size, scope, and design of the improvements to be constructed on the Land and the adjacent land, if applicable, to obtain any necessary approvals from the City of Mountain View for such revised size, scope and design, and agree upon the terms of an amendment to this Lease for the increased square footage, including, but not limited to, adjustments to the Penalty Dates. Notwithstanding anything herein to the contrary, Landlord shall have no obligation to purchase or enter into a contract to purchase any expansion land if Landlord determines in its sole and absolute discretion that, by purchasing or entering into a contract to purchase such expansion land, (i) Landlord may expose itself or any of the other Landlord Parties to material adverse liability under applicable environmental Laws, or (ii) would have a negative tax impact on any direct or indirect owner of Landlord due to its status as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986. The building permits issued by the City of Mountain View for the construction of the Buildings and related improvements (“Existing Building Permits”) will expire on or about February 16, 2012 unless pulled and paid for by Landlord prior to such date and the TOD Permit and other existing entitlements which authorize the development of the Project described in the Basic Lease Information (the “Existing Entitlements”) will expire on or about April 22, 2012. Tenant understands that Landlord will be required to spend substantial sums of money prior to said deadlines in order to prevent the Existing Building Permits and Existing Entitlements from expiring. Landlord agrees to use reasonable efforts to obtain extensions of said expiration dates from the City of Mountain View; Tenant understands that such extensions do not exist as a matter of right but instead are within the absolute discretion of the City of Mountain View. If, despite their efforts, Landlord and Tenant are unable to mutually agree upon the size, scope and design of such increased square footage, reach an agreement upon the terms of an amendment to this Lease for the increased square footage, including, but not limited to, adjustments to the Penalty Dates, acquire any adjacent land required for such expansion, or obtain all required City approvals, by the earliest of (a) the date (as the same may have been extended by the City of Mountain View) upon which the Existing Entitlements expire, (b) the date (as the same may have been extended by the City of Mountain View) upon which the Existing Building Permits expire, or (c) June 1, 2012, the parties shall at that time cease their efforts to increase the size of the Project and the Project will remain as described in the Basic Lease Information. The parties have no obligation (under the covenant of good faith and fair dealing or otherwise) to enter into an amendment to this Lease and factors which do not exist on the date of this Lease (including any funds spent by Landlord, in its sole and absolute discretion, in attempting to prevent the Existing Building Permits and the Existing Entitlements from expiring) may be taken into consideration by both parties in determining, in their sole and absolute discretion, whether or not to enter into such an amendment or the terms thereof.

46.	NO LANDLORD LIEN

Notwithstanding anything herein to the contrary, Landlord waives any and all rights, title and interest Landlord now has, or hereafter may have, whether statutory or otherwise, to Tenant’s inventory, equipment, furnishings, trade fixtures, fixtures, books and records, personal property, and tenant improvements owned or leased by Tenant located at the Premises (singly and/or collectively, the “Collateral”). Landlord acknowledges that Landlord has no lien, right, claim, interest or title in or to the Collateral. Landlord further agrees that Tenant shall have the right, at its discretion, to mortgage, pledge, hypothecate or grant a security interest in the Collateral (or its leasehold interest therein) as security for its obligations under any equipment lease or other financing arrangement related to the conduct of Tenant’s business at the Premises. Landlord further agrees to execute and deliver within fifteen (15) Business Days following any request therefor any UCC filing statement or other documentation with respect to any such lease or financing arrangement, and any real estate consent or waiver forms submitted by any vendors, equipment lessors, chattel mortgagees, lenders, or holders or owners of the Collateral (“Equipment Lessors”) setting forth, inter-alia that Landlord waives, in favor of such party any superior lien, claim, interest or other right therein, provided that in each instance such documentation is acceptable to Landlord in its reasonable discretion. The Collateral shall not become the property of Landlord or a part of the realty no matter how affixed to the Premises and may be removed by Tenant or any Equipment Lessors or lenders at any time and from time to time during the Term. The right to remove such property shall be conditioned on Tenant or other party removing such property carrying the insurance specified in Section 11(d) and promptly repairing all damage to the Premises resulting from such removal and in any event before the Expiration Date or earlier termination of this Lease.

47.	MISCELLANEOUS.

(a)       Interpretation. The Section headings herein are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. The term “Landlord” shall include Landlord and its successors and assigns. In any case where there is more than one Tenant or Tenant consists of more than one party or entity, the obligations hereunder of Tenant shall be joint and several among all such parties or entities. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and each of their respective successors, executors, administrators, and permitted assigns, according to the context hereof. As used herein, the term “including” shall not be exclusive and shall be construed to mean “including, without limitation.”

(b)       Time of the Essence. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the State of California. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in the state of California are authorized to be closed for business.

(c)       No Representations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits.

(d)       Modification. This Lease may not be modified except by a written instrument by the parties hereto.

(e)       Severability. If for any reason whatsoever any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

(f)       Quiet Enjoyment. Upon Tenant paying the Rent, Base Additional Charges and Additional Rent and, so long as no Tenant Default exists, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities lawfully claiming by or through Landlord; subject, however, to the provisions of this Lease.

(g)       Counterparts. This Lease may be executed in counterparts, each of which shall be an original, but all of which shall constitute one (1) instrument. The parties agree that if the signature of Landlord and/or Tenant on this Lease is not an original, but is a digital, mechanical, or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, jpeg, or telecopy), then such digital, mechanical, or electronic reproduction shall be as enforceable, valid, and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

48.	LEASE EFFECTIVE DATE; RIGHT TO TERMINATE.

(a)       No Option. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

(b)       Financing Contingency. Landlord shall have the right to terminate this Lease by giving Tenant written notice, on or before the Financing Deadline (defined below) that it has been unable to obtain additional capital, debt financing and/or equity financing acceptable (in amount, on terms, and in all other respects) to Landlord in Landlord’s sole and absolute discretion in order to pay the costs which Landlord will incur prior to the Commencement Date and to fund the Tenant Allowance and stating its election to so terminate this Lease. As used herein, the “Financing Deadline” shall mean the later to occur of (i) ninety (90) days following date of full execution of this Lease, or (ii) sixty (60) days after the earliest to occur of (A) Tenant’s irrevocable waiver of the Purchase Option pursuant to the Option Agreement, (B) the expiration of the First Option Term (as that term is defined in the Option Agreement) without Tenant having exercised the Purchase Option, or (C) if Tenant exercises the Purchase Option, the deadline for the closing of Tenant’s purchase of the Project pursuant to the Option Agreement (if the closing does not occur), provided, however, that notwithstanding anything to the contrary contained in this Lease or the Option Agreement, and without limiting Landlord’s other rights and remedies contained in this Lease or the Option Agreement, the Financing Deadline shall be extended day-for-day for each day that Tenant is in default of one or more of its obligations under the Option Agreement. Additionally, if Landlord has not, on or before June 1, 2013, commenced the construction of Landlord’s Work (which, for the purpose of this Section 48(b) shall include the execution of one or more binding contracts for the acquisition of steel or other similar long lead items required for the construction of Landlord’s Work or paying for and pulling a building permit for the construction of the Buildings), Tenant may terminate this Agreement by written notice to Landlord given at any time between June 1, 2013 and the earlier to occur of (i) July 31, 2013 and (ii) the date on which Landlord commences Landlord’s Work; provided, however, that Tenant’s right to terminate this Lease pursuant to this Section 48(b) shall terminate and be of no further force or effect at such time as Landlord has obtained bona fide written commitments for additional capital, debt financing and/or equity financing sufficient to pay the costs which Landlord estimates it will incur prior to the Commencement Date and to fund the Tenant Allowance or has provided Tenant with other evidence reasonably acceptable to Tenant establishing that such financing is available to Landlord.

[Signatures Begin On Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:			TENANT:

690 E. MIDDLEFIELD ROAD FEE, LLC, a Delaware limited liability company			SYNOPSYS, INC., a Delaware corporation

By:	DDC Rock 690 E. Middlefield, LLC, a Delaware limited liability company, its Sole Member
			By:	/s/ Janet S. Collinson
	By:	DDC Rock 690 E. Middlefield, Associates, LLC, a Delaware limited liability company, its Manager	Name: Its:	Janet S. Collinson Senior Vice President, H.R. and Facilities

	By:	/s/ Mollier Ricker
	Name:	Mollie Ricker
	Its:	Authorized Representative

Glossary of Defined Terms

Defined Term	Location
Accounting Standard	Section 3(d)(i)(C)
Additional Charges	Section 3(d)(i)(A)
Additional Charges for Expenses	Section 3(d)(iv)
Additional Insurance	Section 11(g)
Additional Rent	Section 3(f)
Affiliate	Section 10(f)
Alterations	Section 6(a)
Antennae	Section 41
Assignment	Section 10(a)
Assignment or Sublease Profits	Section 10(d)
Base Rent	Section 3(a)
Beneficiary	Section 32(c)
Building(s)	Second Paragraph of Lease
Building Hours	Section 13(b)
Business Day	Section 47(b)
Business Hours	Section 28
Capital Expense Threshold	Section 3(d)(i)(B)
Capital Expenses	Section 3(d)(i)(C)
Cash and Equivalents	Section 32(a)
Casualty	Section 22(a)
Collateral	Section 46
Commencement Date	Section 2(a)
Commencement Date Memorandum	Section 2(f)
Common Area	Second Paragraph of Lease
Credit Standard	Section 32(a)
Default Damages	Section 32(i)
Default Loan	Section 32(i)
Default Rate	Section 3(e)
Delay in Tenant’s Work Caused by Landlord	Section 2(d)
Delay Notice	Section 2(d)
Direct Lease Date	Section 3(d)(ii)
Draw Event	Section 32(d)
Early Occupancy Period	Section 2(b)
Emergency Repair	Section 7(a)
Environmental Laws	Section 36(b)(i)
Environmental Reports	Section 36(a)
Equipment Lessors	Section 46
Estimated Restoration Period	Section 22(a)
Excess Amount	Section 32(i)
Excess Rent	Section 32(i)
Excess Wear and Tear	Section 7(h)
Excluded R&M Items	Section 7(c))
Exercise Notice	Section 39
Existing Building Permits	Section 45

Defined Term	Location
Existing Entitlements	Section 45
Expense Year	Section 3(d)(i)(E)
Expenses	Section 3(d)(i)(D)
Expiration Date	Section 2(a)
Extension Term(s)	Section 39
Exterior Top Signage	Section 38
Fair Market Rental Value	Section 40(b)
Financing Deadline	Section 48(b)
First Extension Term	Basic Lease Information
Force Majeure Delays	Section 2(c)(i)
Hazardous Substances	Section 36(b)(ii)
Hewlett Packard	Section 36(e)
HP Easement Agreement	Section 36(c)
HP Environmental Agreements	Section 36(a)
HP Environmental Covenant	Section 36(c)
HP Indemnity Agreement	Section 36(e)
Intent to Sell Notice	Section 44(a)
Interest Rate	Section 3(d)(vii)
Initial Term	Section 39
Land	Basic Lease Information
Landlord	First Paragraph of Lease
Landlord Action	Section 32(i)
Landlord Delay	Section 2(c)(ii)
Landlord Parties	Section 11(b)
Landlord’s Broker	Basic Lease Information
Landlord’s Expense Statement	Section 3(d)(iv)
Landlord’s Plans	Section 5(b)
Landlord’s Tax Statement	Section 3(d)(iii)
Landlord’s Work	Section 2(a)
Laws	Section 5(a)
LC Amount	Section 32(a)
LEED	Section 18
LEED Conditions	Section 18(a)
Letter of Credit	Section 32(a)
Management Fee	Section 3(d)(i)(D)
Management Standard	Section 3(d)(i)(D)
Minimum Work	Section 2(c)(i)
Mortgage	Section 3(d)(i)(D)
Mortgagee	Section 3(d)(vi)
New Offer Price	Section 44(c)
Normal Wear and Tear	Section 7(h)
Objectionable Name	Section 38
Off Ramp Configuration	Section 34(c)
Offer Price	Section 44(a)
Option Agreement	Section 32(a)
Penalty Date	Section 2(c)(i)
Permitted Alterations	Section 6(b)

Defined Term	Location
Permitted Hazardous Substances	Section 36(b)(iii)
Permitted Transfer	Section 10(f)
Premises	Second Paragraph of Lease
Prime Rate	Section 3(d)(vii)
Profits Threshold Date	Section 10(d)
Purchase Option	Section 32(a)
R&M Tenant Assumption Notice	Section 7(c)
R&M Landlord Assumption Notice	Section 7(e)
Real Estate Taxes	Section 3(d)(i)(F)
Recapture Option	Section 10(d)
Remaining Proceeds	Section 32(i)
Rent	Section 3(f)
Request for Advice Regarding Removal	Section 6(d)
Restoration Estimate Notice	Section 22(a)
Restoration Work	Section 22(a)
ROFO Response Period	Section 44(b)
Rules and Regulations	Section 17
Sale Property	Section 44(a)
Security Deposit	Section 32(a)
Second Extension Term	Basic Lease Information
Short Term Sublease	Section 10(d)
Sky Bridge	Section 3(c)
SNDA	Section 16(b)
Sublease	Section 10(a)
Sublease Premises	Section 10(c)
Substantial Completion	Section 2(a)
Substantial Completion of Tenant’s Work	Section 2(d)
Substantially Complete	Section 2(a)
Tax Year	Section 3(d)(i)(G)
Tenant	First Paragraph of Lease
Tenant Credit	Section 2(c)(i)
Tenant Default	Section 21(a)
Tenant Delays	Section 2(a)
Tenant HVAC Unit	Section 42
Tenant Improvement Minimum Building Standards	Section 6(c)
Tenant Parties	Section 7(g)
Tenant’s Broker	Basic Lease Information
Tenant’s Share	Section 3(d)(i)(H)
Tenant’s Termination Notice	Section 22(c)
Tenant’s Wear and Tear	Section 7(h)
Tenant’s Work	Section 2(g)
Term	Section 2(a)
TOD Permit	Section 5(b)
Transfer Entity	Section 10(f)
Work Letter	Section 2(f)

EXHIBIT A-1

LAND

All that certain real property situated in the City of Mountain View, County of Santa Clara, State of California, described as follows:

PORTION OF LOT 6 and 6A, as shown upon that certain Map entitled, “Map of the Partition of that part of the Rancho Pastoria de Las Borregas Patented to Martin Murphy, Jr.”, which Map was filed for record in the office of the Recorder of the County of Santa Clara, State of California, on April 29, 1893 in Book G of Maps at Pages 74 and 75, and more particularly described as follows: BEGINNING at the point of intersection of the center line of Mountain View-Alviso Road (60.00 feet in width), with the Southeasterly prolongation of the Northeasterly line of Middlefield Road, as said line was established by Deed from Ira M. Higgins et ux, to the City of Mountain View, a municipal corporation, dated January 18, 1961, recorded February 7, 1961 in Book 5066 Official Records, Page 212, Santa Clara County Records; thence from said point of beginning North 51º 48’ East along said center line of Mountain View-Alviso Road for a distance of 59.56 feet to a granite monument No. 3; thence North 49º 12’ East continuing along said center line of Mountain View-Alviso Road for a distance of 915.09 feet to an iron bar from which the granite monument No. 4 bears North 49º 12’ East 3.05  1/2 chains to said iron bar being also the Southernmost corner of the 101.56 acre tract sold by George Swall to James Logue and wife, by Deed of November 16, 1905 and recorded in the office of the County Recorder of the County of Santa Clara in Book 301 of Deeds, Page 336; said point being the point of intersection of the said center line of Mountain View-Alviso Road, with the Southeasterly prolongation of the Southwesterly line of Lot 1, as said Lot is shown upon that certain Map entitled, “Tract No. 2917”, which Map was filed for record in the office of the Recorder of the County of Santa Clara, State of California, on July 26, 1961 in Book 138 of Maps at Pages 24 and 25; thence North 50º 32’ 40” West along said prolongation and the Southwesterly line of said Lot 1 for a distance of 1093.74 feet to the point of intersection thereof with the Southeasterly line of Logue Avenue, as said line was established by Deed from Ira M. Higgins et ux, to the City of Mountain View, a municipal corporation, dated May 3, 1962, recorded May 10, 1962 in Book 5570 Official Records, Page 520, Santa Clara County Records; thence along the said Southeasterly line of Logue Avenue for the following courses and distances: South 16º 18’ West 666.31 feet; thence Southwesterly along an arc of a curve to the right, tangent to the preceding course, with a radius of 290.00 feet through a central angle of 34º 36’ 21”, for an arc distance of 175.16 feet; thence on a reverse curve to the left, with a radius of 35.00 feet, through a central angle of 89º 07’ 06”, for an arc distance of 54.44 feet to a point in the said Northeasterly line of Middlefield Road; thence South 38º 12’ 45” East along said Northeasterly line of Middlefield and its Southeasterly prolongation thereof for a distance of 635.94 feet to the Point of Beginning.

EXCEPTING THEREFROM that portion of the above described lands conveyed to the State of California in the instrument recorded September 6, 1968 Book 8254, Page 160.

APN: 160-59-007

Exhibit A-1 Page 1

EXHIBIT A-2

SITE PLAN

Exhibit A-2 Page 1

EXHIBIT B

WORK LETTER

1.      Landlord’s Work. Landlord shall perform the work provided for in Paragraph 2 below at Landlord’s sole cost and expense (“Landlord’s Work”). The quantities, character and manner of installation of all of Landlord’s Work shall be in compliance with and shall be subject to the limitations imposed by any applicable regulations, laws, ordinances, codes and rules in effect at the time of the issuance of the permit pursuant to which the particular work in question is being performed, including, without limitation, the applicable requirements of the Americans with Disabilities Act (“ADA”), Title 24 and seismic codes. All such work shall be constructed by or on behalf of Landlord in a good, first-class and workmanlike manner. Landlord shall be responsible, at its sole cost and expense, for obtaining all necessary governmental approvals and permits for the construction of Landlord’s Work, including, without limitation, zoning approvals, grading permits and building permits and for payment of any and all impact fees or other similar governmental exactions relating to obtaining the permits required for the construction of Landlord’s Work or otherwise required in connection with performance of Landlord’s Work. Landlord shall use commercially reasonable efforts to commence (subject to Tenant Delays and Force Majeure Delays) Landlord’s Work by the date established by Landlord, in its commercially reasonable discretion, as the date upon which such commencement should occur in order to Substantially Complete Landlord’s Work by September 15, 2014, and shall thereafter diligently prosecute Landlord’s Work to Substantial Completion (subject to Tenant Delays and Force Majeure Delays).

2.	Scope of Landlord’s Work:

(a)      Landlord shall furnish each Building with shell and core improvements (“Base Building”) and with exterior improvements and site work, all of which shall comply in all material respects with that component of Landlord’s Plans (as defined below) identified in Item 1 of Schedule 2 (Construction Drawing Set) and shall be in substantial accordance with that component of Landlord’s Plans identified in Item 2 of Schedule 2 (Design Build Specifications), as Landlord’s Plans may be modified from time to time in accordance with the provisions of this Work Letter, and shall include the additional finishes and improvements as follows (references in this Paragraph 2(a) to any improvements or other work to be performed at Tenant’s sole cost and expense shall be deemed subject to Landlord’s obligation to provide the Tenant Allowance):

(i)      Fire Sprinklers: Ordinary Hazard, Group 2, building fire sprinkler system riser and headers installed with distribution piping, shut-off valves and drains at each floor, ceiling sprinklers provided in core improved areas, density to meet code; sprinkler monitoring system connected to monitoring service; Capped T’s provided for tenant improvements sprinklers; FACP to be a Honeywell FCI (Fire Control Instruments) E3 Series control panel;

(ii)      HVAC: (A) Five (5) condenser water-cooled rooftop systems, 100 tons each (or alternative systems with minimum Energy Efficiency Ratio (E.E.R). of twelve (12)); each unit will be set up to handle the cooling requirements of a single floor; (B) ductwork and controls, including the main vertical HVAC supply/return ductwork with fire dampers shall be installed to each floor, and horizontal supply distribution loop ductwork; (C) Two (2) 1800 MBH output gas fired high efficiency boilers and dual hot water circulation pumps located on the roof for heating; (D) hot water for space heating will be distributed to each floor through hot water risers and valved connections; (E) exhaust air will be provided at all restrooms and janitor’s closets via a roof mounted exhaust fan; electrical rooms shall be ventilated; telecommunication

Exhibit B Page 1

rooms shall be cooled by a Variable Refrigerant Flow system (or an equivalent technology of equal capacity), providing two (2) tons of cooling per room. The HVAC systems shall include a building-wide Direct Digital Control system (automated logic control [“ALC”]) that can monitor and manage individual floors and will allow for tenant-partitioned temperature control. The system shall have sufficient cooling and heating capacity to maintain an average inside temperature of 72f +/- 2 FDB during summer and 68 FDB during winter based on 99% ASHRAE standards for minimum/maximum exterior temperature and humidity;

(iii)      Electrical: (A) Provide one (1) 4,000 amp service, 277/480 volt, three phase (in corner of each Building); (B) Provide one (1) 2,500 amp, 480 volt, 3 phase vertical bus riser, with provisions for tenant buss tap at each floor; (C) one (1) per floor—277/480 volt, 3 phase lighting panel with the capacity for 42 circuit breakers; (D) distribution to core areas (as defined as stairwells, toilet rooms, service lobbies, electrical room, elevator lobbies, janitorial), restrooms complete; (E) Two (2) electrical rooms per floor, each with ventilation and lighting; and (F) One (1) 150 KW diesel powered emergency generator and sound attenuating enclosure per Building. Landlord shall also install the following for Building 1: conduits running across the hard lid of the first floor lobby to allow for a 2,000 amp secondary distribution board to be installed at Tenant’s sole cost and expense between gridlines 5 and 6, configuration of main electrical room to provide for a future 1,200 amp disconnect to support a potential future Tenant-installed data center. All additional work associated with installation of any data center(s) or other provisions not expressly indicated herein shall be at the Tenant’s sole cost and expense;

(iv)      Future Generator Preparation: Landlord shall also provide curbing, fencing, and landscaping and shall reasonably cooperate with Tenant to obtain necessary permits (including a fuel storage permit for 12 hour run time) sufficient for the installation of one (1) 2,000 KW generator for each Building. The location of the generator pad shall be submitted to the City of Mountain View as “parking reserve,” with Tenant’s election to install a generator in lieu of using such parking stalls. Installation of any or all of the generators to be at Tenant’s sole cost and expense.

(v)      Restrooms/Plumbing: (1) set of restrooms per floor. Each restroom shall be equipped with one (1) granite countertop, three (3) countertop lavatories, four (4) waterclosets for women’s restrooms and three (3) waterclosets plus one (1) urinal for men’s restrooms and one (1) floor drain, or shall be equipped to any higher standard shown on Landlord’s Plans. The restrooms on the first floor of each Building shall also have two (2) showers. Additionally, the restrooms shall have accessories, tile (wet walls and floors), floor mounted partitions, lighting, finished, painted walls (though the tenant improvement side of the wall shall be unfinished and sanded drywall with fire tape), drywall and painted ceiling, and HVAC provided. Valved hot/cold water stubs for tenant coffee bars and wet plumbing stacks at each stair core. Water supply and condensate drains to HVAC equipment. Domestic hot water shall be provided to each toilet core by a central gas heated system located on the roof;

(vi)      Elevators: Three (3) electric passenger elevators (2,500 lb. minimum); elevator equipment room on first floor provided;

(vii)      Stairs: Two (2) metal staircases per Building; fully enclosed, finished, painted walls; code required emergency and convenience lighting provided;

(viii)      First Floor Lobby: HVAC, lighting and fire sprinkler in first floor lobby; stone floors in first floor front lobby and carpet in the first floor rear lobby of each Building;

Exhibit B Page 2

finished, painted ceiling and painted walls or wall coverings (one side of wall with drywall ceiling);

(ix)      Upper Floor Elevator Lobbies: Two pairs of double door enclosures with electrified hardware, painted walls, lighting provided;

(x)      Janitor room: One (1) janitor room per floor with floor sink and drain, hot/cold water, lighting, flooring, finished, painted walls and ceiling (one side of wall) except that first 4’ of walls above finished floor to be FRP or equivalent water-resistant panels;`

(xi)      Telecommunications (IDF) Rooms: One (1) telecommunications room per floor, with dedicated cable pathway to utility inner-connect; lighting provided;

(xii)      Door specifications: In core areas only (as defined as stairwells, toilet rooms, service lobbies, electrical room, elevator lobbies, janitorial) and all other doors that open to the exterior of the Building core, solid wood core doors with wood veneer to match design;

(xiii)      Roof: Roof screen to match Building facade; roof insulation; Two (2) rooftop pad locations per Building with sufficient structural support to allow for the installation of two (2) 200-ton air cooled chillers in support of a future tenant data center (to be confirmed by Tenant’s structural engineer; actual installation of the data centers and/or the chillers to be at Tenant’s sole cost and expense); A rooftop area of approximately 6,500 square feet will be available for potential future tenant improvements installed at Tenant’s sole cost and expense such as, for example, a helipad, solar voltaic power, solar hot water heater, up to a total additional estimated load of 22,000 lbs. in the designated area (specifications and verification of loads, etc. to be confirmed by Tenant’s structural engineer and subject to Landlord approval);

(xiv)      Insulation: Supply insulation for exterior walls stacked on each floor;

(xv)      Monument signage: One (1) project monument sign to be installed with address of the Project indicated. Two (2) monument sign bases to be installed at major entrances to the Project; and one (1) monument sign base per Building to be installed along the visitor entrance driveway as shown on Landlord’s Plans or as approved by applicable regulatory bodies. Tenant to install at Tenant’s sole cost and expense its sign on applicable monument bases subject to approval by Landlord and applicable regulatory bodies; and

(xvi)      Site Work: Site plan layout as shown on Exhibit A-2, including parking, parking lot lighting striping, curb cuts, ramps, sidewalks (if required by the City of Mountain View), underground storm drains, and main entries to the Buildings to be in compliance with the applicable ADA requirements.

(b)      Specific Exclusions from Base Building. Landlord’s Work shall expressly exclude, among other things: (i) telephone room power and low voltage wiring; (ii) Tenant Building signage and monument signage not expressly included in Landlord’s Work above; (iii) electrical distribution from bus riser on each floor to tenant improvements; (iv) sprinklers drops outside of core area; (v) HVAC hydronic piping; (vi) window coverings (which shall be subject to Landlord’s review and approval of Tenant’s window coverings specification and compliance with Tenant Improvement Minimum Building Standards attached hereto as Schedule 1 (as the same may be reasonably adjusted by Landlord from time to time in a manner consistent with Tenant Improvement Minimum Building Standards to reflect current conditions (such as, by way of example only, the discontinuance of specified materials and the renaming of specified colors) “Tenant Improvement Minimum Building Standards”),

Exhibit B Page 3

such approval not to be unreasonably withheld, conditioned or delayed); (vii) security systems beyond floor mounted shear locks for exterior lobby doors; (viii) flooring in upper floor elevator lobbies; (ix) data and communications cabling; (x) LEED commissioning of Building systems or other tasks relating to Landlord’s potential LEED certification, if applicable; and (xi) the Sky Bridge (as defined below).

(c)      Operating Lease. Landlord acknowledges that Tenant desires to meet the requirements necessary to cause this Lease to be treated as an operating lease. In that regard, Landlord agrees to consider in good faith any reasonable modifications (as determined by Landlord in its sole discretion) to the Scope of Landlord’s Work, including Change Orders requested by Tenant under Paragraph 13 below, in order to obtain such treatment. The cost to Landlord of any such modifications would be incurred by Landlord and would be passed on to Tenant through an adjustment in Base Rent or the Tenant Allowance, based on mutual discussions of the parties. Tenant acknowledges that Landlord makes no representation regarding qualification of the Lease as an operating lease or any other accounting treatment hereof, Landlord shall not be liable to Tenant in any manner whatsoever if the Lease should not qualify as an operating lease for any reason, and Landlord shall not be obligated to agree to any such modification.

(d)        Conflicts. If there is any conflict between Landlord’s Plans and the description of Landlord’s Work set forth in Paragraphs 2(a)(i) through 2(a)(xvi), Paragraphs 2(a)(i) through 2(a)(xvi) shall govern and control. If there is any conflict between the first component of the Landlord’s Plans consisting of the Construction Drawing Set identified in Item 1 of Schedule 2 and the second component of the Landlord’s Plans consisting of the Design Build Specifications identified in Item 2 of Schedule 2, the Construction Drawing Set (which was prepared subsequent to the Design Build Specifications) shall govern and control.

3.      Sky Bridge: If (a) at any time prior to June 1, 2012, Tenant requests that Landlord seek to obtain design approval from the City of Mountain View for a sky bridge (the “Sky Bridge”) between the Buildings at the third or fourth floor of the Buildings, as mutually agreed upon by Landlord and Tenant, and (ii) Landlord obtains all approvals from the City of Mountain View required for the construction of the Sky Bridge within one (1) year following Tenant’s request, then Landlord shall construct such the Sky Bridge as approved by the City of Mountain View at its sole cost and expense, subject to the provisions of Section 3(c) of the Lease. The Sky Bridge shall not, however, be a part of Landlord’s Work. If Landlord is required to construct the Sky Bridge, (i) the design of the Sky Bridge shall be consistent and harmonious with the Buildings, (ii) Landlord’s Plans shall be appropriately adjusted in Landlord’s reasonable discretion to reflect the ongoing or future construction of the Sky Bridge (for example, the exterior walls of the Buildings at the location where the Sky Bridge will be constructed may be appropriately safed off rather than installing the exterior windows previously shown on Landlord’s Plans to be constructed in the absence of any Sky Bridge), (iii) Landlord shall diligently pursue the construction of the Sky Bridge to completion, (iv) the Substantial Completion of Landlord’s Work shall be determined without regard to the status of construction of the Sky Bridge (and, therefore, no Tenant Credit shall be given on account of Landlord’s failure to Substantially Complete the Sky Bridge prior to the applicable Penalty Date(s) pursuant to Section 2(c)(i) of the Lease), and (v) any delay in completion of Landlord’s Work as resulting from design, approval or construction of the Sky Bridge shall be considered a Tenant Delay, provided that Landlord shall use commercially reasonable efforts to avoid any such delay. Any provision of the Lease to the contrary notwithstanding, if the Sky Bridge is not Substantially Complete prior to the Rent Commencement Date, Tenant shall not be obligated to pay the Base Rent associated with rentable square footage of the Sky Bridge as described in Section 3(c) of the Lease until the Sky Bridge is Substantially Complete. Landlord agrees to use commercially reasonable, good faith efforts to obtain all governmental approvals. Tenant acknowledges that Landlord has made no representations or warranties that such approvals can be obtained

Exhibit B Page 4

4.	Landlord’s Plans.

(a)      Tenant has approved the plans and specifications for Landlord’s Work described on Schedule 2 hereto (“Landlord’s Plans”).

(b)      Subject to the provisions of this Paragraph 4, Landlord shall have the right to change Landlord’s Plans from time to time (whether before or after commencement of construction of Landlord’s Work), including changes which would alter the scope of Landlord’s Work. Landlord shall use commercially reasonable efforts to (i) keep Tenant informed of such changes, and (ii) minimize the impact, if any, which any such changes will have on the quality of Landlord’s Work. Tenant shall have no right to approve, and Landlord shall not be required to seek Tenant’s approval, of any changes to Landlord’s Plans which are being made to satisfy any requirements of the City of Mountain View or other applicable authority. Other than changes to Landlord’s Plans described in the immediately preceding sentence: (i) Landlord shall not make any change to Landlord’s Plans which would alter the scope of Landlord’s Work described in Paragraphs 2(a)(i) through 2(a)(xvi), inclusive, unless it has first obtained Tenant’s written approval, which approval may be given or withheld in Tenant’s sole discretion; and (ii) Landlord shall not make any change to Landlord’s Plans which would materially change (A) the footprint of the Building(s) or the configuration of any floorplate thereof, (B) the appearance of the exterior of the Building(s), (C) any major building systems including the HVAC systems, (D) the roof structure, (E) the load capacity, or (F) the amount of Tenant’s parking, without Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Other than changes to Landlord’s Plans described in the immediately preceding sentence, Tenant shall have no right to approve any change to Landlord’s Plans. Any change to Landlord’s Plans requiring Tenant’s review and approval is referred to herein as a “Proposed Revision to Landlord’s Plans”). Tenant must notify Landlord in writing of its approval or disapproval of any Proposed Revision to Landlord’s Plans within two (2) Business Days following delivery of such Proposed Revision to Landlord’s Plans to Tenant, unless such Proposed Revision to Landlord’s Plans includes new detailed mechanical, electrical or plumbing drawings or substantial revisions thereto, in which case, Tenant shall have ten (10) Business Days to notify Landlord in writing of its approval or disapproval. Any written notice containing Tenant’s disapproval shall also include the specific reasons for disapproval. If Tenant fails to notify Landlord of any approval or disapproval within the applicable time period provided above, and if such failure continues for three (3) Business Days following a second notice from Landlord given following the expiration of the applicable time period (which notice must contain the caption “NOTICE OF DEEMED APPROVAL OF PROPOSED REVISION TO LANDLORD’S PLANS” in bold face, 12-point type), then Tenant shall be deemed to have approved the Proposed Revision to Landlord’s Plans.

(c)      If Tenant timely notifies Landlord of its disapproval of any Proposed Revision to Landlord’s Plans, Landlord and Tenant shall attempt to resolve the dispute within five (5) Business Days after Tenant’s notice to Landlord. With respect to any Proposed Revision to Landlord’s Plans that Tenant is required to be reasonable in approving as set forth above, if the parties are unable to resolve the dispute within such three (3) Business Day period, the parties agree to designate an architect who has at least ten (10) years experience immediately prior to the date in question in the Mountain View, California area in designing buildings and projects similar to the Building and Project but who has not been engaged by either Landlord or Tenant during such 10-year period (“Selected Architect”) and shall ask the Selected Architect to resolve the dispute with respect to the applicable plans and specifications within ten (10) Business Days after his/her designation. The Selected Architect shall deliver written notice of such resolution concurrently to Landlord and Tenant. If the parties are unable to agree on the Selected Architect within such five (5) business day period, the parties hereby agree to promptly submit a request to the local chapter of the American Institute of Architects (“AIA”) for designation of the Selected Architect. Resolution of the dispute by the Selected Architect (and the designation of any Selected Architect by the AIA, if necessary) shall be final and binding upon both Landlord and Tenant and shall be

Exhibit B Page 5

treated in the same manner as an arbitration award pursuant to Section 37 of the Lease. (The foregoing dispute resolution process is referred to herein as the “Selected Architect Dispute Resolution Process”.)

5.      Warranties. Landlord hereby assigns to Tenant (to the extent assignable) the right, in common with Landlord, to enforce all warranties received by Landlord in connection with Landlord’s Work to Tenant and which relate, at the time of enforcement, to repair, maintenance or replacement obligations of Tenant under the Lease, provided, however, that (a) Tenant shall not have the right to enforce such warranties at any time a Tenant Default under the Lease exists, and (b) Tenant shall not be entitled to enforce such warranties that apply to a repair, maintenance or replacement obligation of Landlord pursuant to the Lease. To the extent any such warranties are not assignable or are not subject to assignment pursuant to the preceding sentence, Landlord hereby agrees to use commercially reasonable efforts to enforce them for the benefit of Tenant. Upon Tenant’s written request, Landlord shall use commercially reasonable, good faith efforts to obtain, at Tenant’s sole cost and expense, extended warranties with respect to Landlord’s Work (or designated components thereof) as are designated by Tenant in writing. Within a reasonable period of time after full completion of Landlord’s Work (including any the completion of any “punchlist” or similar corrective work), Landlord shall deliver to Tenant the following: (a) a copy of the “as-built” plans and specifications for Landlord’s Work; (b) copies of all warranties with respect to Landlord’s Work; (c) final punch list signed off by Landlord and/or its architect; (d) written certification from Landlord’s Contractor or architect that Landlord’s Work is complete and meets all applicable building codes.

6.      Tenant’s Work. All work beyond the scope of Landlord’s Work which is required to complete the entire Premises and obtain a final certificate of occupancy or its equivalent for the Premises will be the responsibility of Tenant (“Tenant’s Work”). Subject to Landlord’s obligation to provide the Tenant Allowance (as defined below), Tenant shall bear the full cost of Tenant’s Work and any costs required under Paragraph 13 below. Additionally, any cable TV connections, security systems, telephone equipment and wiring, and office equipment and wiring shall be the responsibility of Tenant. Separate and apart from the Tenant Allowance, Landlord shall split the actual cost of preliminary “test – fit” drawings with Tenant on a 50%/50% basis with a maximum contribution by Landlord of Ten Thousand Dollars ($10,000) (the “Space Plan Allowance”). Landlord shall reimburse Tenant with the Space Plan Allowance within thirty (30) days following receipt of an invoice from Tenant evidencing the total cost actually paid by Tenant for such “test – fit” drawings and the applicable amount payable by Landlord. Subject to Landlord’s obligation to provide the Tenant Allowance and the Space Plan Allowance, the cost of space planning and preparing the working drawings (including the drawings noted in Paragraph 7 below) for Tenant’s Work or any changes thereto shall be paid by Tenant. Tenant shall contract directly with a unionized general contractor for the construction of Tenant’s Work (“Tenant’s Contractor”), which contractor shall be subject to Landlord’s prior written approval, which will not be unreasonably withheld, conditioned or delayed. Tenant’s construction contract with Tenant’s Contractor shall include appropriate provisions to allow Landlord to assume Tenant’s rights and responsibilities under the contract in the event of a material default by Tenant under the contract. Landlord shall not charge a fee for said review.

7.	Tenant’s Plans.

(a)      Prior to September 30, 2012, Tenant shall deliver to Landlord four (4) copies signed by Tenant of its proposed space plan for the Premises (the “Proposed Space Plan”) before any architectural working drawings or engineering drawings have been commenced. The Proposed Space Plan shall be prepared by Tenant’s architectural services or by another architect mutually acceptable to Landlord and Tenant. Landlord may request clarification or more specific drawings for special use items not included in the Proposed Space Plan. Landlord shall deliver written notice to Tenant within twenty (20) Business Days after Landlord’s receipt of the Proposed Space Plan specifying whether the submitted Proposed Space Plan is unsatisfactory or incomplete in any respect and providing a reasonably detailed

Exhibit B Page 6

explanation for any disapproval. If Landlord objects to any aspect of the Proposed Space Plan, Tenant shall cause the Proposed Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require and submit the revised space plan to Landlord for its approval no later than ten (10) Business Days after Landlord delivers its advice. Within five (5) Business Days after Landlord receives the revised space plan, Landlord shall approve or disapprove such revised space plan by written notice to Tenant. This procedure shall be repeated until Tenant’s space plan is finally approved by Landlord and written approval has been delivered to Tenant. If Landlord fails to notify Tenant of any approval or disapproval of the Proposed Space Plan within the applicable time period provided above, and if such failure continues for three (3) Business Days following a second notice from Tenant given following the expiration of the applicable time period (which notice must contain the caption “NOTICE OF DEEMED APPROVAL OF TENANT’S PROPOSED SPACE PLAN” in bold face, 12-point type), then Landlord shall be deemed to have approved the Proposed Space Plan. The approved space plan is referred to herein as the “Final Space Plan”. Once approved by Landlord, no material changes shall be made to the Final Space Plan without the prior written approval of Landlord, in Landlord’s reasonable discretion. Tenant acknowledges that if Tenant’s Cash and Equivalents are below the Credit Standard at the time Landlord’s approval is requested, it would be reasonable for Landlord to condition its approval with respect to any part of Tenant’s Work which Landlord requires to be removed and restored pursuant to Paragraph 8 below upon an increase in the LC Amount by an amount equal to Landlord’s reasonable estimate of the cost of removing the improvements contemplated by the requested change and restoring the Premises.

(b)      Within four (4) months after the Final Space Plan has been approved by Landlord, Tenant’s architect and/or engineers shall submit to Landlord, for Landlord’s review and approval in its reasonable discretion, complete architectural, mechanical, electrical, plumbing, and other plans, specifications and working drawings for the Premises, together with a pallet of interior colors and finishes, in conformity with the Final Space Plan and in compliance with Tenant Improvement Minimum Building Standards. The plans, specifications and working drawings shall be prepared by Tenant’s architectural services or by another architect mutually acceptable to Landlord and Tenant and shall comply with Landlord’s Plans, including, without limitation, those elements included therein which are tenant improvements hereunder (e.g. roof screens, placement of bathroom cores, elevators, lobbies and mechanical outside air supply ducts). Within twenty (20) Business Days after Tenant’s submission of such materials to Landlord, Landlord shall either approve or disapprove such items by written notice to Tenant, which written notice shall provide a reasonably detailed explanation for any disapproval. Tenant shall make any changes necessary in order to correct any item identified by Landlord as grounds for its disapproval, and shall resubmit the corrected space plan, supporting drawings and specifications and pallet to Landlord. Within ten (10) Business Days after Landlord receives the revised items, Landlord shall approve or disapprove them by written notice to Tenant. This procedure shall be repeated until the plans, specifications, working drawings and pallet of interior colors and finishes are finally approved by Landlord and written approval has been delivered to Tenant. If Landlord fails to notify Tenant of any approval or disapproval of the proposed plans, drawings, specifications and pallet of interior colors and finishes within the applicable time period provided above, and if such failure continues for three (3) Business Days following a second notice from Tenant given following the expiration of the applicable time period (which notice must contain the caption “NOTICE OF DEEMED APPROVAL OF TENANT’S PROPOSED PLANS, DRAWINGS, SPECIFICATIONS AND PALLET OF INTERIOR COLORS AND FINISHES” in bold face, 12-point type), then Landlord shall be deemed to have approved the proposed plans, drawings, specifications and pallet of interior colors and finishes. The plans, drawings, specifications and pallet of interior colors and finishes for Tenant’s Work which are approved by Landlord pursuant to this Paragraph 7 are referred to herein collectively as “Tenant’s Plans”. Once approved by Landlord, no material changes shall be made to Tenant’s Plans without the prior written approval of Landlord, in Landlord’s reasonable discretion. Tenant shall include provisions in its contracts with its design professionals which expressly allow Landlord to use any and all of the plans and

Exhibit B Page 7

specifications for Tenant’s Work without any additional cost or payment if the Lease is terminated subject to Landlord agreeing to indemnify the design professional in question if Landlord elects to use the plans and specifications without retaining such design professional to complete the plans and specifications for that portion of the Tenant’s Work covered by the contract in question.

(c)      All requests, responses, plans, specifications and other materials submitted by Tenant or Landlord to the other pursuant to this Paragraph 7 shall be submitted in both hard copy and reasonably acceptable reproducible, electronic format.

8.      Election to Remove Tenant Improvements. In connection with its approval of the Final Space Plan or any future proposed changes thereto, Landlord shall designate in writing which portions of Tenant’s Work, if any, must be removed upon the expiration or sooner termination of the Lease and which may remain on the Premises. Landlord shall be deemed to have elected to allow those portions of Tenant’s Work as to which it does not make such written designation to remain on the Premises upon the expiration or sooner termination of the Lease. It is the intention of Landlord and Tenant to work together in good faith to attempt to mutually agree upon a space plan which will not necessitate any of Tenant’s Work to be removed upon the expiration or sooner termination of the Lease. For illustrative purposes only, attached hereto as Schedule 3 is a sample tenant improvement layout for Building 1 (the “Sample TI Layout”) to illustrate the generic guidelines of a space plan as to which Landlord would not require any restoration. Such Sample TI Layout is not intended to constitute the only layout that would not be subject to restoration obligations, and Landlord acknowledges that other similar layouts of office space that contain substantially similar ratios of private offices to open space shall not be subject to any restoration provisions.

9.      Construction of Tenant’s Work. After receipt of Landlord’s approval of Tenant’s Plans and Substantial Completion of Landlord’s Work (as defined below in Paragraph 17), Tenant shall administer and diligently prosecute the construction of Tenant’s Work in accordance with Tenant’s Plans (such period of construction hereinafter referred to as the “Tenant Work Period”) to completion. Tenant’s access to and use of the Premises during the Tenant Work Period shall be subject to all of the terms and conditions of the Lease, provided, however, that Tenant will not be obligated to pay Base Rent or Expenses. Tenant’s Work and any improvements constructed by Tenant or its contractors shall comply with all applicable building regulations which are in effect at the time permits for the construction of such work are obtained, including but not limited to, ADA, Title 24 and seismic codes. All subcontractors and material suppliers performing any portion of Tenant’s Work shall be subject to the reasonable administrative supervision of Tenant’s Contractor and reasonable rules of the site. Tenant’s Contractor and any subcontractors performing any portion of Tenant’s Work shall employ labor to ensure, so far as may be possible, the progress of the work without interruption on account of strikes, work stoppage or similar causes for delay. To the extent any portions of Landlord’s Work are damaged by Tenant, Tenant’s Contractor, or any of Tenant’s contractors, subcontractors or vendors, Tenant shall cause such damage to be appropriately repaired or restored at Tenant’s sole cost and expense. Tenant shall not be required to pay Landlord any supervisory fee, profit, or other compensation in connection with the performance of Tenant’s Work.

10.      Landlord’s Right to Inspect and Stop Work. Upon reasonable prior notice to Tenant (written or verbal), and provided that Landlord uses commercially reasonable efforts to avoid significant interference with the progress or performance of Tenant’s Work, Landlord and its agents may inspect Tenant’s Work during the Tenant Work Period and upon completion of Tenant’s Work. Landlord shall have the right to object to any material deviation from Tenant’s Plans unless such material deviation has been approved by Landlord in accordance with this Work Letter, and if Landlord so objects, Tenant shall cause such material deviation to be corrected. If Tenant contests any such objection, it shall give Landlord written notice of such objection within five (5) Business Days after Landlord notifies Tenant in

Exhibit B Page 8

writing of Landlord’s objection. Such written notice from Tenant’s shall also include the specific reasons for Tenant’s contest. If Tenant fails to notify Landlord of any contest within such (5) Business Day period, and if Tenant does not contest Landlord’s objection within three (3) Business Days following a second notice from Landlord given following the expiration of the initial (5) Business Days period (which notice must contain the caption “NOTICE OF DEEMED AGREEMENT WITH LANDLORD’S OBJECTIONS” in bold face, 12-point type), then Tenant shall be deemed to have agreed with Landlord’s objection. If Tenant timely notifies Landlord of its objection, Landlord and Tenant shall attempt to resolve the dispute within five (5) Business Days after Tenant’s notice to Landlord. If the parties are unable to resolve the dispute within such five (5) Business Day period, such dispute shall be resolved using the Selected Architect Dispute Resolution Process. If, in Landlord’s reasonable judgment, the material deviation will have a material adverse affect on Landlord’s Work or the Base Building, Landlord shall have the authority, without liability to Tenant (except as expressly stated otherwise herein), to stop that portion of the work relating to the deviation. If the dispute resolution process is resolved in favor of Tenant and Tenant incurs additional costs or delay in connection with the performance of Tenant’s Work as a direct result of such work stoppage, then (a) Landlord shall reimburse Tenant on demand for such additional costs (which reimbursement shall be separate from and in addition to the Tenant Allowance), and (b) any such delay shall be deemed a Landlord Delay (as defined below). If the deviation is not corrected by Tenant and either Tenant did not timely contest Landlord’s objection or if Tenant does timely contest Landlord’s objection but such dispute is not resolved in favor of Tenant through the dispute resolution process, Landlord may cause such deviation to be remedied, at Tenant’s expense.

11.      Tenant’s Access to Premises. Subject to the provisions of Paragraph 9 above, Landlord shall provide Tenant and its architect, engineers and contractors with access to the Project site and Premises from and after Substantial Completion of Landlord’s Work. If Tenant elects to use Landlord’s Contractor for the performance of Tenant’s Work, Landlord shall work with Tenant to allow access to the Project and Premises prior to the Substantial Completion of Landlord’s Work but only to the extent that any such access or performance of any aspects of Tenant’s Work occurring prior to Substantial Completion of Landlord’s Work shall not interfere or in any way delay the performance or Substantial Completion of Landlord’s Work. Tenant’s or Tenant’s Contractor’s access, parking and construction staging areas shall be mutually agreed upon in advance of site mobilization between the Tenant and Landlord. Tenant shall pay for all utility costs associated with the construction of Tenant’s Work. If elevators are used during the Tenant Work Period, Tenant or Tenant’s Contractor shall employ and pay for an engineering operator until the elevators can receive a final operation permit. All hoisting provisions shall be Tenant’s sole cost and responsibility. Landlord shall not charge Tenant any supplementary fees or profit for any parking, use of freight elevators or loading docks, for connecting supplemental air conditioning, sprinklers, etc. that are required for construction of Tenant’s Work, provided that the actual costs of any of Tenant’s use thereof shall be borne by Tenant. Landlord shall not restrict the hours of operation of these services for Tenant’s use, provided that Tenant complies with any municipal or other governmental rules or regulations regarding the allowable hours of construction.

12.      Construction Meetings. Landlord and Tenant shall hold weekly construction meetings during the course of construction of Landlord’s Work and Tenant’s Work. Such meetings will be attended by representatives of Landlord and Tenant, their respective construction managers, their respective architects and/or engineers, their respective contractors and Landlord’s building engineer (as appropriate for the meeting in question). Tenant shall reimburse Landlord, promptly following its receipt of Landlord’s written invoice, for the cost of Landlord’s building engineer (at a rate not to exceed $160 per hour) to attend construction meetings during the Tenant Work Period.

13.	Tenant Requests for Changes to Landlord’s Plans.

Exhibit B Page 9

(a)      Any revisions or changes to Landlord’s Plans or to the design or construction of Landlord’s Work that are (i) requested by Tenant (other than to cause Landlord’s Work to comply with the requirements of this Work Letter) or (ii) necessitated by applicable legal requirements due to Tenant’s Plans) before or after Tenant’s Plans have been approved by Landlord in accordance with the terms hereof (each, a “Change Order”), shall be subject to the prior written approval of Landlord, in its sole discretion, provided that any Change Orders requested by Tenant by March 31, 2012 shall be subject to the prior written approval of Landlord in its reasonable discretion (Tenant acknowledges that it shall be deemed reasonable for Landlord to withhold its consent for any Change Orders that it anticipates in its sole discretion may adversely affect Landlord’s Contractor’s construction schedule or otherwise delay the completion of Landlord’s Work). Tenant shall be responsible for all costs and delays resulting from any and all Change Orders, including construction management, architectural and engineering charges, and any special permits or fees attributed to a Change Order, provided, however, that Tenant shall not be responsible for the costs or delays resulting from the Change Order if the revision or change to Landlord’s Plans or to the design or construction of Landlord’s Work is necessary because of the requirement of any Law and no general office layout or design whatsoever could have been built on the floor or floors in question without such revision or change. Before any such design and/or construction changes are made, if the Improvements Costs (as hereinafter defined) exceed the available Tenant Allowance at the time the Change Order is approved, Tenant shall pay to Landlord, in the manner set forth below in Paragraph 13(c) hereof, the full costs to be incurred by Landlord in connection with such Change Order attributable thereto, otherwise, Tenant shall be permitted to pay for the cost of Change Order from the available Tenant Allowance to the extent then available and to the extent not otherwise prohibited by the provisions hereof.

(b)      Landlord and Tenant shall cooperate in good faith during the weekly meetings to be held pursuant to Paragraph 12 above to review and adjudicate Change Orders. With respect to each Change Order approved by Landlord, Landlord shall cause the general contractor performing Landlord’s Work (“Landlord’s Contractor”) to determine the additional cost or savings from such Change Order and estimate any expected delay in Substantial Completion of Landlord’s Work resulting therefrom, and Landlord shall promptly provide written notice thereof to Tenant, which notice shall include supporting documentation in reasonable detail (including, without limitation, detailed trade cost breakdowns and schedule modifications prepared by Landlord’s Contractor). Tenant shall, within five (5) Business Days after receipt of such notice from Landlord, inform Landlord in writing whether or not Tenant desires to proceed with such Change Order. If Tenant fails to inform Landlord in writing within such five (5) Business Day period that Tenant desires to proceed with such Change Order, Landlord shall not make any changes(s) to Landlord’s Work included in such Change Order. If Tenant informs Landlord in writing within such five (5) Business Day period that Tenant does wish to proceed with the proposed Change Order, the proposed Change Order shall be incorporated in Landlord’s Work as applicable, Landlord’s Contractor shall proceed with the work covered by the Change Order and Tenant shall be responsible for all costs and expenses incurred in connection therewith as , without additional profit or mark-up or by Landlord beyond that which is charged to Landlord. All Change Orders shall be in writing, signed by both Landlord and Landlord’s Contractor and shall be on such AIA or other form as required by Landlord and/or Landlord’s Contractor. Tenant shall evidence in writing its approval of such Change Order prior to Landlord’s approval of same.

(c)      If Change Orders are approved as provided above, Tenant shall pay to Landlord all amounts payable by Tenant within thirty (30) days after billing by Landlord, which billing shall be accompanied by supporting documentation in reasonable detail as provided to Landlord by Landlord’s Contractor. Bills may be rendered to Tenant in connection with Change Orders during the progress of the work that is the subject of such Change Order, based on the extent to which such work is completed

14.	Tenant Allowance.

Exhibit B Page 10

(a)      Landlord shall provide Tenant an allowance in an amount equal to Twenty-One Million Two Hundred Forty-Nine Thousand One Hundred Fifty Dollars ($21,249,150.00) (which equates to approximately Sixty-Two and 33/100 Dollars ($62.33) per rentable square foot of the Buildings) (the “Tenant Allowance”) to be applied toward the cost of the following items in respect of Tenant’s Work: architectural and engineering fees, building permits and other governmental fees, and the cost of labor, materials, contractors’ fees and overhead, and other charges included in the construction contract for construction of Tenant’s Work. Notwithstanding the above, no more than One Million Seven Hundred Thousand Six Hundred Fifty-Five Dollars ($1,704,655.00) of the Tenant Allowance shall be used to reimburse the cost of architectural and engineering fees. The Tenant Allowance shall not be used for moving expenses or Tenant’s trade fixtures, equipment, IT/cabling, security systems furniture, furniture partitions, furnishings, or other personal property.

(b)      To the extent that the cost of Tenant’s Work is anticipated to exceed the Tenant Allowance and so long as Tenant’s Cash And Equivalents exceed the Credit Standard (as such terms are defined in the Lease): (i) if the cost of Tenant’s Work is anticipated to be an amount equal to or less than Forty-Four Million Three Hundred Twenty-One Thousand Thirty Dollars ($44,321,030.00), the costs of Tenant’s Work that are allowed to be funded by the Tenant Allowance will be paid 50% by Tenant from its own funds and 50% from the Tenant Allowance until Tenant has paid the total cost of Tenant’s Work in excess of the Tenant Allowance, and thereafter the remainder of the cost of Tenant’s Work shall be paid from the Tenant Allowance; and (ii) if the cost of Tenant’s Work exceeds Forty-Four Million Three Hundred Twenty-One Thousand Thirty Dollars ($44,321,030.00), the cost of Tenant’s Work allowed to be funded by the Tenant Allowance will be paid 50% by Tenant from its own funds and 50% from the Tenant Allowance until the Tenant Allowance has been fully expended, and thereafter the remainder of the cost of Tenant’s Work shall be paid by Tenant. If Tenant’s Cash and Equivalents are or fall below the Credit Standard, then the cost of Tenant’s Work in excess of the Tenant Allowance will be paid by Tenant before any portion of the Tenant Allowance is expended. In any event, a reconciliation will be made following completion of Tenant’s Work to ensure Tenant receives the full amount of the Tenant Allowance.

(c)      From time to time throughout the course of design and construction of Tenant’s Work (but no more frequently than once per month), and provided that no Tenant Default then exists, Tenant shall have the right to request disbursement of the Tenant Allowance. Each request submitted by Tenant for disbursement of the Tenant Allowance shall include the following items: (i) copy of contract (each contract need be submitted only once); (iii) an invoice or application for payment reflecting architectural or engineering fees incurred to date and/or costs of construction, provided that construction costs shall include no more than the portion of the cost of Tenant’s Work which has been completed less a 10% holdback/retention; (iv) conditional lien releases from Tenant’s Contractor and any subcontractors with contracts valued at greater than $100,000 for the current invoice; and (v) unconditional lien releases from Tenant’s Contractor and any subcontractors with contracts valued at greater than $100,000 for the prior invoice. Landlord shall disburse the applicable portion of the Tenant Allowance to Tenant within thirty (30) days following Landlord’s receipt of the foregoing documentation (or within such time period as may be reasonably required by Landlord’s construction lender), provided, however, that Landlord shall have the right to retain the final $1,000,000 of the Tenant Allowance until Tenant has delivered the following items to Landlord: (A) “as-built” drawings, in reproducible, electronic format reasonably acceptable to Landlord and in hard copy signed by either Tenant’s architect or Tenant’s Contractor; (B) final punch list signed off by both Tenant and Landlord and/or their architects; (C) written certification from Tenant’s architect and/or contractor that Tenant’s Work is complete and meets all applicable building codes; (D) a copy of the certificate of occupancy or its equivalent as issued by the City of Mountain View; and (E) final conditional lien releases from Tenant’s contractors and subcontractors reflecting the final amounts due in an aggregate amount not to exceed the amount to be paid by Landlord (items (A) through (E) hereinafter being referred to as the “Final Disbursement Documentation”). Landlord shall disburse the remainder of the Tenant Allowance not previously paid

Exhibit B Page 11

within thirty (30) days following its receipt of all of the Final Disbursement Documentation. If requested by Tenant, Landlord will make any or all payments of the Tenant Allowance directly to Tenant’s Contractor.

(d)      If Landlord fails to timely disburse any portion of the Tenant Allowance which has qualified for disbursement pursuant to this Paragraph 14, Tenant shall be entitled to deliver written notice of Landlord’s failure (the “Payment Notice”) to Landlord (which notice must contain the caption “NOTICE OF LANDLORD’S FAILURE TO DISBURSE TENANT ALLOWANCE” in bold face, 12-point type). Landlord shall have ten (10) Business Day after its receipt of Tenant’s Payment Notice to give Tenant written notice that Landlord disputes Tenant’s claim, which written notice shall set forth in reasonable detail the basis upon which Landlord believes that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Dispute Notice”). If Landlord does not give a Dispute Notice within ten (10) Business Days after its receipt of Tenant’s Payment Notice, or if Landlord gives a Dispute Notice within such ten (10) Business Day period but does not pay to Tenant any portion of the payment specified in the Payment Notice which Landlord does not dispute, then Tenant shall be entitled to pay the amount not in dispute to Tenant’s Contractor and deduct the amount thereof from the Rent next due and owing under the Lease, together with interest at the Interest Rate from the date such the amount not in dispute was so paid by Tenant until the earlier of the date of offset or the date Landlord pays the undisputed amount and such interest thereon to Tenant. Notwithstanding the foregoing, if, within the ten (10) Business Day period set forth above, Landlord delivers a Dispute Notice, Tenant shall have no right to offset the amounts in dispute against Rent, but Tenant may institute legal proceedings to recover such amounts from Landlord. If Tenant prevails in any such action, the award shall include interest at the Interest Rate calculated from the date of funding by Tenant, if any, or the date such amount was otherwise due to Tenant, as the case may be, and Tenant shall be entitled, automatically, to offset the amount of such award against the Rent next coming due under the Lease.

15.	Insurance Requirements for Tenant’s Work.

(a)      Tenant’s Contractor, all subcontractors, vendors and agents shall carry (i) worker’s compensation insurance (Statutory), (ii) employers liability coverage at a limit of liability of $5,000,000 for Tenant’s Contractor, $1,000,000 for all subcontractors and $1,000,000 for all vendors, (iii) automobile liability coverage for owned, hired and non-owned automobiles at a limit of $1,000,000 each occurrence, and (iv) commercial general liability insurance, providing coverage for third party claims for bodily injury and property damage including products completed operations coverage, contractual liability coverage and broad form property damage coverage. All such insurance shall have such limits, be in such form and be with such companies as are required to be carried by Tenant’s contractors as set forth in Section 11 of the Lease, except that Tenant’s Contractor’s commercial general liability policy shall include completed operations coverage in an amount not less than $5,000,000 per occurrence, $5,000,000 in the aggregate, which coverage shall be maintained for a period of four (4) years following Substantial Completion of Tenant’s Work; provided, however, that such completed operations coverage (whether by endorsement ISO GG 2010 11 85 or otherwise) shall not be required unless the same is generally available in the insurance marketplace at commercially reasonable premiums. The insurance specified in clauses (iii) and (iv) of this Paragraph 15(a) shall name Landlord and Managing Agent, and their respective officers, partners, members and employees as additional insured with the primary wording. Any potential exceptions for contractors with insurance limits less than those set forth in Section 11 of the Lease shall be subject to Landlord’s prior written approval. Commercial general liability limits required above $1,000,000 per occurrence / $2,000,000 aggregate may be satisfied by an Umbrella policy that follows form and provides the same coverage as the commercial general liability.

(b)      Tenant shall carry “Builder’s All Risk” insurance on a “special causes of loss” form in an amount equal to 100% of the replacement cost of Tenant’s Work (as reasonably approved by

Exhibit B Page 12

Landlord but in no event to exceed the cost of Tenant’s Work) covering the construction of Tenant’s Work, it being understood and agreed that Tenant’s Work shall be insured by Tenant pursuant to Section 11 of the Lease immediately upon completion thereof. Such “Builder’s All Risk” insurance shall insure Landlord and Tenant, as their interests may appear, as well as Tenant’s contractors. Tenant shall also carry such other insurance as Landlord may reasonably require. Such insurance shall include coverage for business income / extra expense and the policy shall contain a Waiver of Subrogation provision in favor of Landlord. The general contractor and all sub-contractors shall be responsible for insuring their equipment.

(c)      Certificates for all insurance carried pursuant to this Paragraph 15 shall be delivered to Landlord before the commencement of construction of Tenant’s Work and before Tenant’s Contractor’s equipment is moved onto the Project. Tenant shall use commercially reasonable efforts to cause the insurer to provide Landlord with thirty (30) days’ written notice prior to any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. If the new Tenant’s Work (as opposed to Landlord’s Work) is damaged by any cause during the course of the construction thereof, Tenant shall promptly repair the same at Tenant’s sole cost and expense. Tenant shall maintain all of the foregoing insurance coverage in force throughout the Tenant Work Period until Tenant’s Work is fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for four (4) years following Substantial Completion of Tenant’s Work. All policies carried under this Paragraph 15, except Workers’ Compensation, shall insure Landlord and Tenant, as their interests may appear. All insurance, except workers’ compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 11 of the Lease. If Tenant’s Work (as opposed to Landlord’s Work) is damaged by any cause during the course of construction thereof, Tenant shall be responsible for the costs of repairing the same.

16.      LEED Certification Requirements. The Project has achieved precertification from the U.S. Green Building Council’s Leadership in Energy and Environmental Design for core & shell development gold level. Landlord has previously delivered to Tenant a copy of the LEED for Core and Shell v2.0 Registered Project Checklist and accompanying materials which were submitted to the Council by KEMA, the Council’s LEED-CS Version 2.0 Final Pre-Certification Review for the core and shell, and the pre-certification certificate for the core and shell issued by the Council). As more fully provided in the Lease, Landlord has the right (but not the obligation) to construct Landlord’s Work and operate the Buildings or Project in accordance with the U.S. Green Building Council’s Leadership in Energy and Environmental Design program’s standards, as the same may be amended, supplemented, or replaced from time to time, or, at Landlord’s option, any similar standards (hereinafter referred to as “LEED”). Tenant agrees that in designing and performing Tenant’s Work Tenant shall do nothing which would preclude or interfere with Landlord’s ability to satisfy the requirements (the “LEED Certification Requirements”) promulgated by the U.S. Green Building Council for the certification of Buildings and/or Project as “Leadership in Energy and Environmental Design for Core and Shell (LEED-CS)” with at least a silver rating (and any revisions, supplements or successor plans thereto). Tenant’s failure to so comply will expose Landlord to possible penalties and damages to which Tenant’s indemnity obligations under the Lease shall apply, provided that Tenant shall not be responsible for penalties or damages arising from Tenant’s completion of Tenant’s Work in accordance with Tenant’s Plans as approved by Landlord. If Landlord elects, in its sole discretion, to apply for LEED certification, Tenant shall cooperate with Landlord and Landlord’s designated LEED consultant (at no material cost, expense or liability to Tenant), to assist Landlord in obtaining such LEED certification for the Buildings and/or Project. If Tenant elects,

Exhibit B Page 13

in its sole discretion, to apply for LEED “Commercial Interiors” certification, Landlord shall reasonably cooperate with Tenant.

17.      Substantial Completion. For purposes of this Work Letter and the Lease, Landlord’s Work shall be deemed “Substantially Complete”, and “Substantial Completion” shall be deemed to have occurred, at such time as Landlord has completed Landlord’s Work in accordance with Landlord’s Plans and in compliance with all legal requirements applicable thereto at the time the permits were obtained for the construction thereof, subject only to the completion of “punchlist” items or similar corrective work. No portion of any work to be performed by Tenant shall be taken into account in determining whether or not Landlord’s Work is Substantially Complete. However, if Substantial Completion of Landlord’s Work is delayed as a result of a Tenant Delay (defined below), Landlord’s Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete Landlord’s Work absent any Tenant Delay. Promptly following the completion of Landlord’s Work, Landlord shall cause Landlord’s Contractor to inspect Landlord’s Work with representatives of both Landlord and Tenant and compile a list of “punchlist” items in connection with Landlord’s Work which are required to be corrected or completed by Landlord. Such “punchlist” items shall be completed or corrected by Landlord within sixty (60) days, provided, however, that as to any “punchlist” items which cannot be completed by Landlord within said sixty (60) days, Landlord shall promptly commence the correction or completion of such “punchlist” item and thereafter diligently pursue the same to completion.

18.      Tenant Delay. As used herein, the term “Tenant Delay” shall mean any delays to the Substantial Completion of Landlord’s Work arising as a result of any of the following (collectively, “Tenant Delays”): (a) Tenant’s failure to comply with Tenant’s obligations under the Lease or this Work Letter, including Tenant’s failure to act on any items required by this Work Letter, within the applicable time period(s) provided in the Lease or this Work Letter; (b) Change Orders; (c) Tenant’s failure to comply with, or interference with, Landlord’s Contractor’s schedule; (d) the acts or omissions of Tenant, or the Tenant Parties (including, without limitation, failure to comply with its obligations under the Lease and this Work Letter within the time periods set forth herein, and failure to make any monetary deposit (or increase in the Letter of Credit) within the time required hereunder for such deposit); (e) the performance of Tenant’s Work (or installation of cabling or furniture pursuant to the Lease) while Landlord’s Work is being performed; (f) Tenant’s failure to respond to any request for consent or approval of any change in Landlord’s Plans or Landlord’s Work or to any change in any plans and specifications therefor resulting from any requirement of the City of Mountain View or from any change thereto requested by Tenant, or to otherwise act within the time provided for herein for such consent, approval, response or action, or, if no such time is provided for herein, within two (2) Business Days after receipt of Landlord’s request, or (g) construction of the Sky Bridge, to the extent Landlord has used commercially reasonable, good faith efforts to avoid such delay in Landlord’s Work related to the Sky Bridge. Any period of Tenant Delay shall begin on (i) the date specified in Landlord’s written request for consent or approval provided such request contains the caption “TENANT’S FAILURE TO RESPOND WITHIN              (_) BUSINESS DAYS SHALL RESULT IN THE COMMENCEMENT OF A PERIOD OF TENANT DELAY” in bold face, 12-point type and with the applicable number of Business Days inserted, or (ii) as to any other Tenant Delay not covered by request specified in clause (i), the date on which Landlord gives Tenant written notice that a Tenant Delay has occurred (which notice must contain the caption “NOTICE OF TENANT DELAY” in bold face, 12-point type).

19.      Representatives. Promptly following mutual execution of the Lease, Landlord and Tenant shall each designate an individual as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice, shall have full authority and responsibility to act on behalf of the designating party as required in this Work Letter.

Exhibit B Page 14

SCHEDULE 1 TO WORK LETTER

TENANT IMPROVEMENT MINIMUM BUILDING STANDARDS

A)	FLOORING:
1)

CARPET: 28 oz. level loop carpet tiles, or as mutually agreed upon by Landlord and Tenant during design and approval process of Tenant’s Plans (the intent being that the carpet spec/design approved as part of Tenant’s Work will become the building standard thereafter).

2)	CARPET BASE: 2.5” or 4” high rubber carpet base.
3)	ROLL GOODS LINOLEUM: Forbo Marmoleum, 2.5” or 4” high rubber top set base.
4)	VCT: Armstrong 12”x12”x1/8” or approved equivalent

B)	WALL FINISH:
1)	PAINT/WALL FINISH: Latex enamel paint, 2 coats over prime coat. Smooth level 4 finish.

C)	OFFICE AND CONFERENCE ROOM WALLS:
1)

Walls for offices, conference rooms, lunch rooms and copy/fax rooms substantially similar to and in substantially similar ratios to the Sample TI Layout: Full height walls permitted, 2.5” metal studs at 24” OC with 1 layer 5/8” gypsum board both sides.

2)

Remainder of walls: 3 5/8” (gauge per mfr’s span table) metal studs at 24” OC with 5/8 gypsum board both sides. T-Bar ceiling grid shall pass through walls over top track, gypsum board shall notch around ceiling grid and extend up 4” minimum.

3)	Walls between adjacent enclosed spaces shall be acoustically insulated.
4)	All perimeter walls falling within 12” of a mullion shall be offset to align with center of mullion. False mullions are otherwise allowed.

D)	ACOUSTICAL WALLS (where approved by Landlord):
1)

Full height walls 3 5/8” (gauge per mfr’s span table) metal studs at 24” OC with 1 layer 5/8” gypsum board both sides. Sound insulate with R-13 batt insulation to structure above. Provide transfer sound boot.

2)	All rain water leaders to be furred in with metal studs and insulation and sound attenuation per acoustical engineer’s specification.

E)	RATED WALLS:
1)

Full height walls to underside of structure, 3 5/8” metal studs (gauge per mfr’s span table) at 24” OC with 1 layer 5/8” type “X” gypsum board both sides. (insulation as required for acoustics). Provide fire smoke dampers where required for air return.

F)	ACOUSTICAL INSULATION
1)	Walls between adjacent enclosed spaces shall be acoustically insulated.
2)	Walls of enclosed break rooms shall be acoustically insulated.
3)	Batt insulation on top of suspended ceilings shall not be used.

Exhibit B Page 15

G)	CEILING:
1)

2’ x 4’ or 2’ by 2’ Suspended T-Bar in 9/16” flat white grid with Armstrong Cirrus Second Look II lay in tiles. White finish. Install with compression struts and seismic tiles as required by code. Ceiling height at 10’-0” AFF minimum. 1st floor ceiling height at 12’- 0” AFF, or, if 1st floor ceiling height is installed at 10’10”, all ceiling infrastructure to be installed tight to structure above in order to accommodate future 12’ ceilings.

H)	DOORS:
1)	DOORS AND FRAMES:
a)	3’-0” x 8’-10” plain sliced maple veneer with clear factory finish in extruded clear anodized aluminum frames.
2)	DOOR HARDWARE:
a)

Schlage L Series Mortise hardware with Sparta levers, 626 finish brushed chrome, or as mutually agreed upon by Landlord and Tenant during design and approval process of Tenant’s Plans (the intent being that the hardware spec/design approved as part of Tenant’s Work will become the building standard thereafter).

b)	Dust pockets shall be provided with strike plates
c)	Door stops shall be floor mounted domes.
3)	SIDELIGHTS:
a)	For offices and conference rooms, minimum 2’-0” wide x 9’-0’ high tempered clear glass in integral extruded clear anodized aluminum frames.
b)	HOLLOW METAL DOORS & FRAMES: Semi gloss enamel 2 coats.
c)	CARD ACCESS HARDWARE shall be electrified latch with electric hinge, or as alternate established standard per Tenant’s Plans.

I)	WINDOW COVERINGS:
1)	Mini Blinds 1” wide metal finish to match standard mutually agreed upon by Landlord and Tenant during design and approval of Tenant’s Plans.

J)	CASEWORK:
1)

BASE CABINETS: WIC custom grade flush overlay construction, plastic laminate at all exposed surfaces, drawers over doors, 6” drawer fronts, one melamine adjustable shelf on 32 mm pins, 4” recessed plywood base, locking rail behind face frame between doors and drawers, brushed chrome wire pulls, hinges adjustable with 170 degree opening. ADA height, with ADA access under sink per code.

2)

UPPER CABINETS: WIC custom grade flush overlay, construction laminate exterior surfaces, seal top with backing material, 2 melamine shelves adjustable on 32 mm pins, 2” apron at the bottom, brushed chrome wire pulls, hinges adjustable with 170 degree opening.

3)

COUNTERTOPS: WIC custom grade plastic laminate with 1  1/2” edge and 4” backsplash at back and ends, or higher quality standard as mutually agreed upon by Landlord and Tenant during design and approval of Tenant’s Plans.

K)	HEAVY FLOOR LOADING:
1)	Specialty designs such as server rooms, labs & etc. shall require an engineered design subject to review and approval by owner.

L)	FIRE EXTINGUISHER CABINETS:
1)	Shall be semi-recessed, painted to match wall.

M)	FIRE SPRINKLERS:
1)	Ordinary hazard sprinkler coverage.

Exhibit B Page 16

2)	Semi recessed chrome heads with flat white escutcheons installed in center of 2’ x 2’ ceiling tile.
3)	Fully recessed heads with flat white concealed cover at gypsum board ceilings.

N)	PLUMBING:
1)	All domestic plumbing, hot and cold, shall be in copper.
2)	All waste drains shall be cast iron.
3)	Coffee bars: Stainless steel one compartment sinks (Elkay model #LRAD2219) with single handle ADA faucet (Elkay model #LKE4121) or approved equivalent.
4)	Hot water supply from main hot water loop.
5)	Gravity Drains, no pumped system.
6)	Hot and cold water lines extended from core shall have shut off valves.

O)	HVAC:
1)	Design Temperature Set Points
a)	The HVAC design should be based on a cooling supply air temperature set point of 55 degrees.
b)	The HVAC design should allow for a space temperature set point for of 72 degrees +/- 2 degrees
c)	There are no humidity control requirements.
2)	Ductwork and Hot Water Pipe Sizing
a)	The medium pressure main ductwork shall be designed in either a loop or “H” pattern, constructed of galvanized sheet metal per SMACNA standards.
b)	The core system has been designed to maintain an operating static pressure of 1.7” at 1/3 the distance from the farthest end of the duct main.
c)	All duct mains should be sized for a maximum velocity of 1800fpm.
d)	The low pressure ductwork shall incorporate pre-insulated aluminum flex or spiral flex duct sized at a maximum 0.10” / 100 ft pressure drop.
e)	Pre-insulated duct should extend from the VAV box plenum to 6 feet from the associated diffuser.
f)	One piece of acoustical flex duct to be installed prior to all supply diffusers.
g)	All return registers are to have a 6 foot acoustical flex discharging into the return air plenum.
h)

The main horizontal hot water piping should follow the main duct mains in parallel fashion. The horizontal copper piping should be sized to a maximum of 2.0 ft /100ft pressure drop. Lateral runs shall be isolated from main by shut off valves.

i)	The hot water reheat system shall incorporate bypass and 3-way valves to allow for sufficient hot water flow.
3)	Variable Air Volume (VAV) Zone Sizing
a)	All VAV zones to be pressure independent.
b)	Reheat zones are required for all perimeter zones in addition to all interior conference rooms or high density meeting rooms.
c)	All perimeter reheat zones to be a maximum of 15’ from the perimeter as long as the air distribution is sized for the correct throw and noise criteria.
d)	Each corner office shall receive a dedicated reheat zone.
e)	All perimeter reheat zones shall serve a maximum of 1,000 SQFT.
f)	All interior zones shall serve a maximum of 2,000 SQFT.
g)	Zones shall serve no more than 4 enclosed offices.
h)	All zone controls shall be electronic to be integrated with the BMS.
i)	Typical thermostat placement shall be clustered with light switches at the end of an open door.

Exhibit B Page 17

4)	Air Distribution Design Criteria
a)

All supply air distribution to be “Titus”, “MetalAire”, or approved equivalent plaque style diffusers set up for a 2’ T-bar ceiling system. Where required by the user, linear style diffusers may be incorporated. All air distribution to be sized for adequate air flow and appropriate throw patterns.

5)	Noise Criteria
a)

All Conference rooms, Private offices, and Open offices shall be designed with a maximum noise criteria of NC 35. All Corridors and non sensitive areas to be designed based on a maximum sound criteria of NC 45.

6)	Balance and Commissioning
a)	After installation, all systems are to be balanced by a NEBB certified agent.

P)	LIGHT FIXTURES:
1)

2’ x 4’ Recessed indirect light 2 lamp fixtures 3500k Lithonia “Avante” T5 lamps with electronic ballasts or approved equivalent. Dual switched on occupancy sensor. 45 FC light level in open office. Minimum light fixture standard to be revised if/as mutually agreed upon by Tenant and Landlord during design and approval of Tenant’s Plans.

Q)	ELECTRICAL:
1)	All distribution wiring to be copper.
2)	All panel boards and breakers to be “CUTLER HAMMER”, door in door faces, maintaining same A.I.C rating as base building design.
3)	Transformers are to be 155degrees C and K-rated.
4)	Typical minimum power at office: (2) Duplex 110V outlet, and (2) 1-telephone/data face plate.
5)	Telephone and data outlets ring with pull wire to ceiling only. No conduits, white face plates, plenum rated cable.
6)	Electrical Trim: “white”.
7)

Modular furniture to be fed with power poles or base feeds. Floor monuments/feeder to be reviewed as an exception and a standard for exceptions may be revised if mutually agreed upon by Tenant and Landlord during design and approval of Tenant’s Plans.

8)	Floor monuments to be powered from that floor not floor below.
9)	Floor poke throughs or monuments to be fed through conduits to adjacent walls. No open cabling below.
10)	MC Cable acceptable at lighting, EMT at walls.
11)	Lighting control thru occupancy sensors and dual switching.
12)	Typical light switch placement shall be within 12” of the end of the open door.
13)	Open plan lighting shall be circuited to interface with base building lighting control system.
14)	20% of code required night lighting shall be battery ballast/generator-supported.
13)	Exit lights edge-lit green acrylic exit lights.

R)	FIRE ALARM AND DEVICES:
1)	All tenant fire alarm components and design shall be consistent with Base Building system.

Exhibit B Page 18

SCHEDULE 2 TO WORK LETTER

LANDLORD’S PLANS

1.	Construction Drawing Set prepared by Devcon Construction, Inc. dated and submitted to the City of Mountain View on July 25, 2011; and

2.	Design Build Specifications prepared by Devcon Construction, Inc. in April and September of 2008 and subsequently reprinted on August 12, 2011.

Exhibit B Page 19

SCHEDULE 3 TO WORK LETTER

SAMPLE TI LAYOUT

Exhibit B Page 20

EXHIBIT C

ACKNOWLEDGEMENT OF COMMENCEMENT OF TERM

                    , 2015

690 E. Middlefield Road Fee, LLC

Attn:

Re:

Acknowledgement and Confirmation of Commencement Date under the 690 E. Middlefield Road Lease Agreement between 690 E. Middlefield Road Fee, LLC (“Landlord”) and Synopsys, Inc. (“Tenant”), dated as of October 14, 2011 (the “Lease”)

Ladies and Gentlemen:

This letter will confirm that:

1.	The Commencement Date under (and as defined in) the Lease is ;

2.	The Rent Commencement Date under (and as defined in) the Lease is ;

3.	The Expiration Date under (and as defined in) the Lease is ;

4.	Tenant has accepted delivery of the Premises;

5.

Landlord’s Work is complete and to Tenant’s knowledge the condition of the Buildings (including Landlord’s Work) complies with Landlord’s obligations under the Lease and the Work Letter attached thereto as Exhibit B except as follows                                               [if none, insert “None” or “N/A”];

6.

The provisions of Section 45 of the Lease (regarding the possible increase in the rentable square footage of the Premises) have terminated, and the rentable square footage of the Premises [excluding the Sky Bridge] is 340,913 [and the rentable square footage of the Sky Bridge is             ]; and

7.

The Option Agreement between Landlord and Tenant and dated of even date with the Lease has terminated without Tenant exercising its right to purchase the Project, and Tenant has no further right to purchase the Project pursuant thereto.

Exhibit C Page 1

Please acknowledge your receipt of this letter and confirmation of and agreement with the foregoing by signing and returning a copy to the undersigned.

Very truly yours,
By: DDC Rock 690 E. Middlefield, LLC, a Delaware limited liability company, its Sole Member
By: DDC 690 E. Middlefield Associates, LLC, a Delaware limited liability company, its Manager

By:
Name:
Its:

Acknowledged and Agreed:

Synopsys, Inc. a Delaware corporation

By:
Name:
Its:

Exhibit C Page 2

EXHIBIT D-1

FORM OF ESTOPPEL CERTIFICATE

(From Tenant)

TENANT: Synopsys, Inc.

DATE OF LEASE: October 14, 2011

PREMISES: 690 E. Middlefield Road, Mountain View, California

ESTOPPEL CERTIFICATE

To:

Re:    Lease dated October 14, 2011 between 690 E. Middlefield Road Fee, LLC, a Delaware limited liability company (“Landlord”) and Synopsys, Inc., a Delaware corporation (“Tenant”)

The undersigned hereby certifies to                      as follows:

1.       The undersigned is the “Tenant” under the above referenced lease covering the above-referenced Premises (“Premises”). A true, correct and complete copy of said lease (including all addenda, riders, amendments, modifications and supplements thereto) is attached as Exhibit 1 and each such document is listed below:

a.

b.

c.

d.

e.

Said lease and the addenda, riders, amendments, modifications and supplements listed above are collectively referred to herein as the “Lease”.

2.       The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Lease has not been modified, changed, altered or amended in any respect except as set forth above.

3.       The term of the Lease commenced on                     ,                     , and, taking into account any previously exercised options, will expire on                     ,                     .

4.       The Rent Commencement Date was                     .

Exhibit D-1 Page 1

5.      Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated Tenant’s leasehold interest except                                                                                   [if none, insert “None” or “N/A”]. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and Landlord has paid in full all construction allowances and any allowances and inducements due and payable to Tenant except                                                                                   [if none, insert “None” or “N/A”].

6.      As of the date of this Estoppel Certificate (a) there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of Tenant except                                                                                   [if none, insert “None” or “N/A”], (b) to the best knowledge of Tenant there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of Landlord except                                                                                   [if none, insert “None” or “N/A”], and (c) there is no ongoing dispute between Tenant and Landlord except                                                                                   [if none, insert “None” or “N/A”].

7.      Tenant is currently obligated to pay Base Rent in monthly installments of $                         per month (taking into account all adjustments pursuant to the terms of the Lease).

8.      Tenant is also obligated to pay its proportionate share (            %) of Additional Charges for Expenses and Additional Charges for Real Estate Taxes.

9.      Tenant’s current monthly installment of Base Rent, in the amount of $                        , has been paid through                         , 20__. Tenant’s current share of estimated Additional Charges for Expenses of $                         has been paid through                         , 20__. Tenant’s last payment of its share of Additional Charges for Real Estate Taxes of $                         was paid on or about                         , 201_ on account of the                          installment of Real Estate Taxes for the 20__-20             fiscal year. No other Rent has been paid in advance and Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord except                                                                                   [if none, insert “None” or “N/A”].

10.      No security or similar deposit has been made under the Lease, except for the sum of $                         [if none, insert “None” or “N/A”] which has been deposited by Tenant with Landlord pursuant to the terms of the Lease. Said security deposit is in the form of [cash][a letter of credit issued by                      with an expiry date of                                              ].

11.      Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises other than as Tenant under the Lease except as set forth in Section 44 of the Lease.

12.      Tenant has no option, right of first offer or right of first refusal to lease or occupy any other space within the property of which the Premises are a part, except                                                              . Tenant has no right to renew or extend the terms of the Lease except as expressly set forth in Section 39 of the Lease and except                                                                                   [if none, insert “None” or “N/A”].

13.      Tenant has no preferential right to parking spaces or storage area except                                                                                                                                             [if none, insert “None” or “N/A”].

Exhibit D-1 Page 2

14.       Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession except                                                                                   [if none, insert “None” or “N/A”].

15.       There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

16.       All insurance required of Tenant by the Lease has been provided by the Tenant and all premiums paid.

17.       No commission or other payment is due any real estate broker by Tenant in connection with the leasing of the Premises to Tenant, and there are no agreements, oral or written, under which any real estate broker is entitled to any future payment or commission by Tenant in connection with the leasing of the Premises to Tenant or any extension or renewal of the Lease, except                                                                      .

18.       Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Premises, or any part thereof except                                                                                       .

19.       Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity.

20.       No Hazardous Substances (as defined in the Lease), other than Permitted Hazardous Substances (as defined in the Lease) are being generated, used, handled, stored or disposed of by Tenant on the Premises or on the Project.

[Tenant understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan a                                      (the “Deed of Trust”), and that you (and persons or entities to whom the Deed of Trust may subsequently be assigned or who may acquire an interest therein) are relying upon the representations and warranties contained herein in making such loan. Further, Tenant has received notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to you as security for the said loan. If you (or any person or entity to whom the Deed of Trust may subsequently be assigned) notify Tenant of a default under the Deed of Trust and demand that Tenant pay its rent and all other sums due under the Lease to you (or such future lender), Tenant shall honor such demand without inquiry and pay its rent and all other sums due under the Lease directly to you (or such future lender) or as otherwise required pursuant to such notice and shall not thereby incur any obligation or liability to Landlord.] [Tenant understands and acknowledges that you or your assignee are considering purchasing the real property containing the Premises and that you (and your assignee) are relying upon the representations and warranties contained herein in purchasing said real property and that your lender (or your assignee’s lender) will be relying upon the representations and warranties contained herein in making a loan for the purchase of acquiring said property] [The undersigned understands and acknowledges that you are relying upon the representations and warranties contained herein.]

Dated as of                                 , 20    __.         “TENANT”

Exhibit D-1 Page 3

EXHIBIT D-2

FORM OF ESTOPPEL CERTIFICATE

(From Landlord)

TENANT: Synopsys, Inc.

DATE OF LEASE: October 14, 2011

PREMISES: 690 E. Middlefield Road, Mountain View, California

ESTOPPEL CERTIFICATE

To:

Re:       Lease dated October 14, 2011 between 690 E. Middlefield Road Fee, LLC, a Delaware limited liability company (“Landlord”) and Synopsys, Inc., a Delaware corporation (“Tenant”)

The undersigned hereby certifies to                                          as follows:

1.       The undersigned is the “Landlord” under the above referenced lease covering the above-referenced Premises (“Premises”). A true, correct and complete copy of said lease (including all addenda, riders, amendments, modifications and supplements thereto) is attached as Exhibit 1 and each such document is listed below:

a.

b.

c.

d.

e.

Said lease and the addenda, riders, amendments, modifications and supplements listed above are collectively referred to herein as the “Lease”.

2.       The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Lease has not been modified, changed, altered or amended in any respect except as set forth above.

3.       The term of the Lease commenced on                         ,             , and, taking into account any previously exercised options, will expire on                         ,             .

4.       The Rent Commencement Date was                             .

Exhibit D-2 Page 1

5.       Tenant has accepted possession of the Premises and is the actual occupant in possession. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and Landlord has paid in full all construction allowances and any allowances and inducements due and payable to Tenant except                                                                                                    [if none, insert “None” or “N/A”].

6.       As of the date of this Estoppel Certificate (a) there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of Landlord, except                                                                                                    [if none, insert “None” or “N/A”], (b) to the best knowledge of Landlord there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of Tenant except                                                                                                    [if none, insert “None” or “N/A”], and (b) there is no ongoing dispute between Tenant and Landlord except                                                                                                    [if none, insert “None” or “N/A”].

7.       Tenant is currently obligated to pay Base Rent in monthly installments of $                         per month (taking into account all adjustments pursuant to the terms of the Lease).

8.       Tenant is also obligated to pay its proportionate share (            %) of Additional Charges for Expenses and Additional Charges for Real Estate Taxes.

9.       Tenant’s current monthly installment of Base Rent, in the amount of $                        , has been paid through                         , 20__. Tenant’s current share of estimated Additional Charges for Expenses of $                         has been paid through                         , 20__. Tenant’s last payment of its share of Additional Charges for Real Estate Taxes of $                         was paid on or about                                 , 201_ on account of the                          installment of Real Estate Taxes for the 20__-20             fiscal year. No other Rent has been paid in advance and Tenant is asserting no offsets or credits against either the rent or Landlord except                                                                           [if none, insert “None” or “N/A”].

10.       No security or similar deposit has been made under the Lease, except for the sum of $                     [if none, insert “None” or “N/A”] which has been deposited by Tenant with Landlord pursuant to the terms of the Lease. Said security deposit is in the form of [cash][a letter of credit issued by                          with an expiry date of                         ].

11.      There has not been filed by or against Landlord a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

12.       All insurance required of Landlord by the Lease has been provided by Landlord and all premiums paid.

The undersigned understands and acknowledges that you are relying upon the representations and warranties contained herein.

Dated as of                         , 20    __.         “LANDLORD”

Exhibit D-2 Page 2

EXHIBIT E

FORM OF SNDA

RECORDING REQUESTED BY                 )

AND WHEN RECORDED MAIL TO:          )

                                                                      )

                                                                      )

                                                                      )

                                                                      )

Attn.:                                                             )

                                                                      )

Space above for Recorder’s Use

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

NOTICE: THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY AGREEMENT.

This Subordination, Non-disturbance and Attornment Agreement (this “Agreement”) is entered into as of                              (the “Effective Date”), between,                             , a                              whose address is                              (“Lender”), and                             , a                             , whose address is                              (“Tenant”),                             , a             , whose address is              (“Landlord”), with reference to the following facts:

A.                                   , a                             , whose address is                              (“Landlord”), owns the real property located at 690 E. Middlefield Road, Mountain View, California (the “Land”), as more particularly described in Exhibit A attached hereto and incorporated herein by this reference. (The Land, together with all buildings, improvements, structures and fixtures now or hereafter located thereon is referred to as the “Landlord’s Premises”),

B.      Lender has made or is about to make a loan to Landlord in the maximum principal amount of $                             (the “Loan”), all as provided in and subject to the terms and conditions set forth in the Loan Documents (as hereinafter defined).

C.      To secure the Loan, Landlord has encumbered Landlord’s Premises by entering into that certain [Construction] Deed of Trust, Assignment, Security Agreement and Fixture Filing, dated                             , in favor of                             , as Trustee, for the benefit of Lender as Beneficiary (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Deed of Trust”) [to be] recorded [on                             , as Instrument No.             ,] in the Official Records of the County of Santa Clara County, State of California (the “Official Records”).

Exhibit E Page 1

D.      Pursuant to that certain 690 E. Middlefield Road Lease Agreement dated as of October 14, 2011 [as amended on                              and                             ] (the “Lease”), Landlord has leased to Tenant the entirety of [all][both] buildings (the “Buildings”) situated on the Land the (“Tenant’s Premises”), as more particularly described in the Lease.

F.      The parties desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.

NOW, THEREFORE, for good and sufficient consideration, Tenant and Lender agree:

1.	Definitions.

The following terms shall have the following meanings for purposes of this Agreement.

1.1      Construction-Related Obligation. A “Construction-Related Obligation” means any obligation of Landlord under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at Landlord’s Premises, including Tenant’s Premises. “Construction-Related Obligations” shall not include: (a) reconstruction or repair following fire, casualty or condemnation, whether or not required by the Lease to be undertaken by Landlord; or (b) ordinary maintenance and repairs.

1.2      Foreclosure Event. A “Foreclosure Event” means: (a) foreclosure under the Deed of Trust, whether by judicial action or pursuant to nonjudicial proceedings; (b) any other exercise by Lender of rights and remedies (whether under the Deed of Trust or under applicable law, including bankruptcy law) as holder of the Loan and/or as beneficiary under the Deed of Trust, as a result of which any Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Landlord to Lender (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.

1.3      Former Landlord. A “Former Landlord” means the original Landlord named in the Lease and any other party that has become the landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

1.4      Loan Documents. The “Loan Documents” mean the Deed of Trust and any other document now or hereafter evidencing, governing, securing or otherwise executed in connection with the Loan, including any promissory note and/or loan agreement, pertaining to the repayment or use of the Loan proceeds or to any of the real or personal property, or interests therein, securing the Loan, as such documents or any of them may have been or may be from time to time hereafter renewed, extended, supplemented, increased or modified. This Agreement is a Loan Document.

1.5      Offset Right. An “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law) from Landlord’s breach or default under the Lease.

1.6      Rent. The “Rent” means any fixed rent, base rent, additional rent or percentage rent at any time becoming due or owing by Tenant under the Lease.

Exhibit E Page 2

1.7      Successor Landlord. A “Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

1.8      Tenant Concession. A “Tenant Concession” means any agreement or undertaking by any Former Landlord which is provided to Tenant or any affiliate of Tenant in connection with the execution by Tenant of the Lease or the occupancy by Tenant of Tenant’s Premises and which is not expressly set forth in the Lease, including free or reduced rent, early termination rights or options, assumption of any other lease obligations of Tenant or any affiliate of Tenant relating to property other than Landlord’s Premises, payment of moving or relocation costs, construction or installation of improvements to or alterations of Tenant’s Premises or Landlord’s Premises or the premises of any affiliate of Tenant, or any other economic, financial or contractual benefit to Tenant or any affiliate of Tenant of any type or nature that is provided by Landlord as an inducement to Tenant to enter into the Lease or to commence Tenant’s occupancy of Tenant’s Premises.

1.9      Termination Right. A “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease but shall exclude any right to cancel or terminate the Lease in connection with (a) a fire or other casualty as and to the extent provided in Section 22 of the Lease, (b) any taking by eminent domain as and to the extent provided in Section 23 of the Lease, (iii) Tenant’s right to terminate the Lease for failure of Landlord to Substantially Complete Landlord’s Work as and to the extent provided in Section 2(c) of the Lease, or (d) Tenant’s right to terminate the Lease as provided in Section 48(b) of the Lease.

2.	Subordination.

The Lease shall be, and shall at all times remain, subject and subordinate to the Deed of Trust, the lien imposed by the Deed of Trust, and all advances made under the Loan Documents. Tenant hereby intentionally and unconditionally subordinates the Lease and all of Tenant’s right, title and interest thereunder and in and to Landlord’s Premises (including Tenant’s right, title and interest in connection with any insurance proceeds or eminent domain awards or compensation relating to Landlord’s Premises except as expressly set forth in Sections 22 and 23 of the Lease), to the lien of the Deed of Trust and all of Lender’s rights and remedies thereunder, and agrees that the Deed of Trust shall unconditionally be and shall at all times remain a lien on Landlord’s Premises prior and superior to the Lease.

3.	Non-Disturbance, Recognition and Attornment.

3.1      No Exercise of Deed of Trust Remedies Against Tenant. So long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable cure periods (an “Event of Default”), Lender shall not name or join Tenant as a defendant in any judicial action or proceeding that is commenced pursuant to the exercise of Lender’s rights and remedies arising upon a default by Landlord under the Deed of Trust, including a judicial foreclosure proceeding, unless (a) applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or in order to prosecute or otherwise fully enforce such rights and remedies; or (b) such joinder of Tenant is required for the recovery by Lender of any Rent at any time owing by Tenant under the Lease, whether pursuant to the assignment of rents set forth in the Deed of Trust or otherwise; or (c) such joinder is required in order to enforce any right of Lender to enter Landlord’s Premises for the purpose of making any inspection or assessment, or in order to protect the value of Lender’s security provided by the Deed of Trust. In any instance in which Lender is permitted to join Tenant as a defendant as provided above, Lender agrees not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in or pursuant to such action or proceeding, unless an Event of Default by Tenant has occurred and is continuing. The foregoing provisions of this Section 3.1 shall not be construed in any

Exhibit E Page 3

manner that would prevent Lender from (i) carrying out any nonjudicial foreclosure proceeding under the Deed of Trust, (ii) exercising Lender’s rights under the provisions of California Civil Code Section 2938 with respect to the enforcement against Tenant of any assignment of rents made by Landlord to Lender in connection with the Loan, or (iii) obtaining the appointment of a receiver for the Landlord’s Premises as and when permitted under applicable law.

3.2      Non-Disturbance and Attornment. Notwithstanding the provisions of Section 2 above, if the Lease has not been terminated on account of an Event of Default by Tenant, then, when Successor Landlord acquires title to Landlord’s Premises: (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; and (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant.

3.3      Acknowledgment. Tenant acknowledges that Lender would not make the Loan without this Agreement and the subordination of the Lease to the lien of the Deed of Trust as set forth herein, and that in reliance upon, and in consideration of, this subordination, specific monetary and other obligations are being and will be entered into by Lender which would not be made or entered into but for reliance upon this Agreement and such subordination of the Lease. This Agreement is and shall be the sole and only agreement with regard to the subordination of the Lease to the lien of the Deed of Trust and shall supersede and cancel, but only insofar as would affect the priority between the Deed of Trust and the Lease, any prior agreement as to such subordination, including those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a present or future deed or deeds of trust or to a present or future mortgage or mortgages.

3.4      Use of Proceeds. Lender, in making any advances of the Loan pursuant to any of the Loan Documents, shall be under no obligation or duty to, nor has Lender represented to Tenant that it will, see to the application of such proceeds by the person or persons to whom Lender disburses such advances, and any application or use of such proceeds for purposes other than those provided for in any Loan Document shall not defeat Tenant’s agreement to subordinate the Lease in whole or in part as set forth in this Agreement.

3.5      Turnover of Rent. Tenant shall pay to Lender all Rent otherwise payable to Landlord under the Lease upon written demand from Lender (a “Rent Payment Notice”), and Tenant shall not have the right to contest or question the validity of any such Rent Payment Notice or the extent to which Lender may properly exercise its rights to collect rents from Landlord’s Premises pursuant to the provisions of the Loan Documents. Landlord hereby expressly and irrevocably directs and authorizes Tenant to comply with any Rent Payment Notice, notwithstanding any contrary instruction, direction or assertion of Landlord or any third party, and Landlord hereby releases and discharges Tenant of and from any liability to Landlord on account of any such payments. Tenant shall be entitled to full credit under the Lease for any Rent paid in accordance with the Rent Payment Notice to the same extent as if such Rent were paid directly to Landlord.

3.6      Bankruptcy Rights. In the event the Lease is rejected or deemed rejected in any bankruptcy proceeding with respect to Landlord, Tenant shall not exercise its option to treat the Lease as terminated under 11 U.S.C. § 365(h), as amended, or any successor or similar statute.

Exhibit E Page 4

3.7      Further Documentation. The provisions of this Article 3 shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article 3 in writing upon request by either of them.

4.	Protection of Successor Landlord.

Notwithstanding anything to the contrary in the Lease or the Deed of Trust, Successor Landlord shall not be liable for or bound by any of the following matters:

4.1      Claims Against Former Landlord. [Except as provided in Section 5, any] [Any] Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit either (a) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring or continuing after the date of attornment, or (b) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and that violate Successor Landlord’s obligations as landlord under the Lease.

4.2      Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than one (1) month prior before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment, other than, and only to the extent of, prepayments expressly required under the Lease.

4.3      Security Deposit. Any obligation (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant, or (b) with respect to any security deposited with Former Landlord, except to the extent that such security was actually delivered to Lender by Former Landlord and Lender has the legal right to use or apply such security for the purposes provided in the Lease [; provided, however the foregoing shall in no event be deemed to limit any Offset Right otherwise available to Tenant as a result of Former Landlord’s failure to fund the Tenant Allowance as provided in Section 5].

4.4      Modification, Amendment, or Waiver. Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Lender’s written consent, except for amendments or modifications (a) which do not require the consent of Lender pursuant to the Loan Documents, or (b) are made to solely for purposes of documenting the exercise of rights expressly set forth in the Lease.

4.5      Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

5.          Construction Obligations. [Upon any Foreclosure Event Lender will (at it’s sole option exercised within thirty (30) days following such Foreclosure Event) either (a) complete construction of Landlord’s Work as described and provided for in the Work Letter attached as Exhibit B to the Lease (the “Work Letter”), or (b), grant Tenant the right to complete Landlord’s Work in accordance with Landlord’s Plans and the right to offset the cost reasonably incurred by Tenant in completing Landlord’s Work in accordance with Landlord’s Plans. In the event such election is not made by Lender within such thirty (30) day period, then Lender shall be deemed to have elected to proceed under clause [(a)][(b)] above. Additionally, notwithstanding anything in this Agreement to the contrary, nothing contained herein shall be deemed to limit or modify, and Tenant shall expressly retain, the offset right provided for in Paragraph 14(d) of the Work Letter regarding any unfunded amount of the Tenant Allowance.]

Exhibit E Page 5

6.	Exculpation of Successor Landlord.

Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, (a) the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including insurance and condemnation proceeds, Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (provided that Tenant shall have no interest in or right to participate in (i) any payments made under any promissory note received by Successor Landlord in connection with any such sale or other disposition, or (ii) any collateral held by Successor Landlord to secure such payments) (collectively, “Successor Landlord’s Interest”), and Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement, and (b) the obligations under the Lease of Lender or any affiliate of Lender which becomes a Successor Landlord shall terminate upon the transfer by such Successor Landlord of its interest in Landlord’s Premises, and thereupon Tenant shall look solely to the transferee for the performance of all obligations of the landlord under the Lease which accrue or otherwise become performable following the date of such transfer. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord. Nothing herein shall be construed to grant Tenant any right to seek any recovery from any Former Landlord or Successor Landlord to the extent that such recovery is not permitted under or is restricted by the provisions of the Lease.

7.	Lender’s Right to Cure.

7.1      Notice to Lender. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Termination Right, Tenant shall provide Lender with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

7.2      Lender’s Cure Period. After Lender receives a Default Notice, Lender shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord. Lender shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lender agrees or undertakes otherwise in writing.

7.3      Extended Cure Period. In addition, as to any breach or default by Landlord the cure of which requires possession and control of Landlord’s Premises, provided only that Lender undertakes to Tenant by written notice to Tenant within thirty (30) days after receipt of the Default Notice to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this Section 7.3, Lender’s cure period shall continue for such additional time (the “Extended Cure Period”) as Lender may reasonably require to either (a) obtain possession and control of Landlord’s Premises and thereafter cure the breach or default with reasonable diligence and continuity or (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

Exhibit E Page 6

8.	Miscellaneous.

8.1      Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by certified mail (return receipt requested) or by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is as set forth in the opening paragraph of this Agreement, subject to change by notice under this Section 8.1. Notices shall be effective the next business day after being sent by overnight courier service, and five business days after being sent by certified mail (return receipt requested).

8.2      Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Lender assigns the Deed of Trust, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.

8.3      Entire Agreement. This Agreement constitutes the entire agreement between Lender, Tenant and Landlord regarding the subordination of the Lease to the Deed of Trust and the rights and obligations of Tenant, Lender and Landlord as to the subject matter of this Agreement.

8.4      Interaction with Lease and with Deed of Trust; Severability. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by the beneficiary of, the Deed of Trust. Lender confirms that Lender has consented to Landlord’s entering into the Lease. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, such provision shall be considered severed from the rest of this Agreement and the remaining provisions shall continue in full force and effect as if such provision had not been included.

8.5      Lender’s Rights and Obligations. Except as expressly provided for in this Agreement, Lender shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Lender thereafter accruing under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

8.6      Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of California, excluding its principles of conflict of laws. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

8.7      Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by written instrument executed by the party to be charged.

8.8      Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.9      Costs and Attorneys’ Fees. In the event of any claim or dispute arising out of or in connection with the interpretation or enforcement of this Agreement, the party that substantially prevails shall be awarded, in addition to all other relief, all attorneys’ fees and other costs and expenses incurred in connection with such claim or dispute; including those fees, costs, and expenses incurred before or after suit, and in any arbitration, and any appeal, any proceedings under any present or future bankruptcy act or state receivership, and any post-judgment proceedings.

Exhibit E Page 7

8.10      Lender’s Representation. Lender represents that Lender has full authority to enter into this Agreement, and Lender’s entry into this Agreement has been duly authorized by all necessary actions.

IN WITNESS WHEREOF, this Agreement has been duly executed by Lender and Tenant as of the Effective Date.

LENDER:

TENANT:

LANDLORD:

Exhibit E Page 8

EXHIBIT F

RULES AND REGULATIONS

1.      Sidewalks, exits, entrances and stairways shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises or, in the case of the interior areas of the Buildings, to perform its repair and maintenance obligations under the Lease. Tenant, and Tenant’s employees or invitees, shall not go upon the roof of any of the Buildings without Landlord’s prior written consent except as required to properly perform Tenant’s maintenance and repair responsibilities.

2.      Except as expressly permitted by the Lease, no sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted, affixed, installed or otherwise displayed by Tenant either on the Premises or any part of any of the Buildings without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Canvassing, soliciting, distribution of handbills or any other written material outside of the Premises is prohibited.

3.      Any curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations attached to, hung or placed in, or used in connection with, any window, door or patio on the Premises shall be done in accordance with the Tenant Improvement Minimum Building Standards or as otherwise required to maintain a uniform, “class A” appearance from the exterior of the Buildings in accordance with the Management Standard.

4.      Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys or access devices for the Buildings, offices, rooms and toilet rooms which shall have been furnished to Tenant or which Tenant shall have had made.

5.      The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule by Tenant or Tenant’s employees or invitees shall be borne by Tenant.

6.      Tenant shall not use, keep or permit to be used or kept in the Premises any foul or noxious gas or substance or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord, nor shall any animals or birds be brought or kept in or about the Premises or the Project other than service animals.

7.      Except as allowed by, and then in accordance with, the express provisions of the Lease (such as, for example, Section 41 regarding Antennae permitted to be installed by Tenant), Tenant shall not install any radio or television antenna, loudspeaker or any other device on the exterior walls or the roof of any of the Buildings. Tenant shall not interfere with radio or television broadcasting or reception from or in the Buildings or elsewhere.

8.      Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Law.

9.       Any damage to the walls caused by molly bolts, or like hanging materials, shall be repaired by Tenant. Landlord shall have the right to require Tenant, at its sole cost and expense, to (a) remove white boards and bulletin boards at the expiration or sooner termination of the Lease and

Exhibit F Page 1

restore the Premises to its original condition as of the Commencement Date, subject to Normal Wear and Tear and the rights and obligations of Tenant concerning casualty damage pursuant to Section 22 of the Lease or (b) pay Landlord the reasonable estimated cost thereof.

10.      Tenant shall store all trash and garbage within the interior of the Premises or in the appropriate trash collection areas outside of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the jurisdiction in which the Premises is located, without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways provided for such purposes.

11.      Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, unless caused by the gross negligence or willful misconduct of Landlord, its employees, its property manager or its property manager’s employees.

12.      Use of any of the exterior portions of the Project for any gathering, party, picnic or similar functions shall be conditioned upon Tenant indemnifying, defending and holding Landlord harmless against any personal injury, death or damages to the Project or any portion thereof or any other property of Landlord as a result of the function, and to paying to Landlord as Additional Rent any costs, if any, incurred by Landlord in connection with such event. Prior to any such gathering, party, picnic or similar function, Tenant shall provide Landlord with evidence of insurance, in the form and liability amounts reasonably required by Landlord, covering the foregoing indemnification obligations.

GENERAL PROVISIONS:

Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants from and after the Direct Lease Date, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Buildings or Project.

Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Buildings and Project and for the preservation of good order therein and/or as necessary to adapt these Rules and Regulations for multiple tenant from and after the Direct Lease Date, provided that no new rule or regulation shall be designed to discriminate solely against Tenant and that Landlord shall not enforce against Tenant any new rule or regulation which is contrary to Tenant’s rights under the Lease.

Whenever Tenant is required by these Rules and Regulations to reimburse Landlord for a cost or expense, such obligation shall constitute Additional Rent.

Tenant agrees to abide by the foregoing Rules and Regulations and any permitted additional rules and regulations which may be adopted by Landlord. Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

Where Landlord’s consent is provided for in these Rules and Regulations, such consent shall not be unreasonably withheld, conditioned or delayed.

Unless otherwise defined, terms used in these Rules and Regulations shall have the same meaning as in the Lease.

Exhibit F Page 2

EXHIBIT G

FORM OF LETTER OF CREDIT

IRREVOCABLE LETTER OF CREDIT

690 E. Middlefield Road Fee, LLC (“Beneficiary”)	Letter of Credit No.
145 Addison Avenue	Date:
Palo Alto, CA 94301

Ladies and Gentlemen:

At the requests and for the account of Synopsys, Inc. (“Applicant”), 700 East Middlefield Road, Mountain View, CA 94043, we hereby establish our Irrevocable Letter of Credit in your favor in the amount of Eight Million Five Hundred Ninety-One Thousand Eight United States Dollars (US$8,591,008.00) available with us at our above office by payment of your draft(s) in the form attached hereto as Exhibit “A” drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, being a duly authorized representative or officer of Beneficiary, hereby certifies that Beneficiary is entitled to draw on Wells Fargo Bank, N.A. Letter of Credit No.                          pursuant to the Lease Agreement by and between 690 E. Middlefield Road Fee, LLC, as landlord, and Applicant, as tenant.”

This Letter of Credit expires at our above office on                         , but shall be automatically extended, without written amendment, to                          in each succeeding calendar year up to, but not beyond,                         , unless we have sent written notice to you at your address above by registered mail or express courier that we elect not to renew this Letter of Credit beyond the date specified in such notice (the “Expiration Date”), which Expiration Date will be                         , or any subsequent                          occurring before                         , and be at least 60 calendar days after the date we send you such notice. Upon our sending you such notice of the nonrenewal of this Letter of Credit beyond the Expiration Date, you may also drawn under this Letter of Credit by presentation to us at our above address, on or before the Expiration Date specified in such notice, of your draft drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, being a duly authorized representative or officer of Beneficiary, hereby certifies that Beneficiary has received written notification from Wells Fargo Bank, N.A. that Letter of Credit No.                          will not be extended for any additional period and, as a result thereof, Beneficiary is entitled to draw on said Letter of Credit pursuant to the Lease Agreement by and between 690 E. Middlefield Road Fee, LLC, as landlord, and Applicant, as tenant.”

The Lease Agreement mentioned above is for identification purposes only and it is not intended that said Lease Agreement be incorporated herein or form part of this Letter of Credit.

We agree that we shall have no duty or right to inquire as to the basis upon which Beneficiary has determined that the amount is due and owing or has determined to present to us any draft under this Letter of Credit, and the presentation of such Draft in strict compliance with the terms and conditions of this Letter of Credit, shall automatically result in payment to the Beneficiary.

Exhibit G Page 1

Partial and multiple drawings are permitted under this Letter of Credit.

Each draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit No.                 .”

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement of this Letter of Credit of our payment of such draft.

Payments under this Letter of Credit will be made on the date on which you present your drafts to us.

If any instructions accompanying a drawing under this Letter of Credit request the payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is transferable by Beneficiary, through us, the issuing bank, one or more times, but in each instance only to a single beneficiary as transferee and only up to the then available amount in favor of any nominated transferee that is the successor in interest to Beneficiary (“Transferee”), assuming such transfer to such transferee would be in compliance with then applicable law and regulation, including but not limited to the regulations of the U. S. Department of Treasury and U. S. Department of Commerce. At the time of transfer, the original Letter of Credit and original amendment(s), if any, must be surrendered to us at the Bank’s office together with our letter of transfer documentation as per attached Exhibit “B” duly executed. Applicant shall pay our transfer fee of                 of the transfer amount (minimum US$                ) under this Letter Of Credit. Any request for transfer will be effected by us subject to the above conditions. However, any transfer is not contingent upon Applicant’s payment of our transfer fee. Any transfer of this Letter of Credit may not change date of expiration of the Letter of Credit. Each transfer shall be evidenced by our endorsement on the reverse of the Letter of Credit and we shall forward the original of the Letter of Credit so endorsed to the Transferee.

Documents may be delivered to us in person during regular Business Hours on a Business Day or forwarded to us by overnight delivery service to                                         . As used herein, the term “Business Day” means a day on which we are open at our above address in                 , California to conduct our letter of credit business. Notwithstanding any provision to the contrary in the UCP (as hereinafter defined), if the expiration date of this Letter of Credit is not a Business Day then such date shall be automatically extended to the next succeeding date which is a Business Day.

We hereby engage with you that draft(s) drawn and/or documents presented under and in accordance with the terms and conditions of this Letter of Credit shall be duly honored upon presentation to issuer, if presented on or before the expiration date of this Letter of Credit.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 revisions), International Chamber of Commerce Publication No. 600, and engages us in accordance therewith.

This is an integral part of Letter of Credit No.                 .

Very truly yours,

Exhibit G Page 2

EXHIBIT H

ENVIRONMENTAL REPORTS AND HP ENVIRONMENTAL AGREEMENTS

A.	The “Environmental Reports”:

1.	Phase I Environmental Site Assessment dated June 1, 2007 prepared by GeoTrans, Inc. (Former Hewlett-Packard Facility, 690 E. Middlefield Road, Mountain View, California).

2.	ALTA/ACSM Land Title Survey dated April 20, 2007 prepared by Slooten Consulting, Inc.

3.	Property Condition Assessment Report dated July 13, 2006 prepared for Cushman & Wakefield.

4.	Lead Paint Assessment Report dated December 7, 2006 prepared by SECOR International Incorporated.

5.	Asbestos Assessment Report dated November 27, 2006 prepared by SECOR International Incorporated.

6.	Topographic and Utility Survey dated August 2007 prepared by Kier & Wright Civil Engineers & Surveyors, Inc.

7.	Draft Soil Sampling Analytical Results and Corresponding ESLs dated November 13, 2007 prepared by SECOR International Incorporated.

8.	Geotechnical Investigation dated December 20, 2007 prepared by Cornerstone Earth Group.

9.	Vapor Intrusion Screening Risk Evaluation dated February 11, 2008, prepared by Iris Environmental.

10.	Peer Review of Vapor Intrusion Screening Risk Evaluation dated March 12, 2008, prepared by Iris Environmental.

11.	Report of Soil Gas Sampling at Building 31 dated February 25, 2008 prepared by SECOR International Incorporated.

12.	Transmittal of Soil Gas Sampling Report and Response to Water Board Comments to Soil Gas Sampling Work Plan dated March 17, 2008. Prepared by SECOR International Incorporated.

13.	Revised Report of Soil Gas Sampling at Building 31 dated October 10, 2008, prepared by SECOR International Incorporated.

14.

Approval of Revised Report of Soil Gas Sampling at Building 31, Former Hewlett-Packard Site, 690 East Middlefield Road, Mountain View, Santa Clara County dated January 10, 2011 prepared by the California Regional Water Quality Control Board.

15.	Work Plan for Enhanced In Situ Bioremediation Pilot Study-Former HP Mountain View Site dated October 14, 2008 prepared by Stantec Consulting Corporation (formerly

Exhibit H Page 1

SECOR International Incorporated).

16.	Report of Results for Enhanced In Situ Bioremediation (EISB) Pilot Study Report-Former HP Mountain View Site dated June 22, 2009 prepared by Stantec Consulting Corporation

17.	Report of Groundwater Extraction and Treatment System Decommissioning for 690 East Middlefield Road, Mountain View, CA, dated November 18, 2010 prepared by Stantec Consulting Corporation.

18.	Annual Groundwater Self-Monitoring Report 2011 dated June 30, 2011 prepared by Stantec Consulting Corporation.

19.	Update to Phase I Environmental Site Assessment dated July 1, 2011 prepared by GeoTrans, Inc. (Former Hewlett-Packard Facility, 690 E. Middlefield Road, Mountain View, California).

B.	The “HP Environmental Agreements”:

1.

Covenant and Environmental Restriction on Property (the “HP Environmental Covenant”) executed by Hewlett-Packard in favor of the California Regional Water Quality Control Board for the San Francisco Bay Region, dated as of April 19, 2007 and recorded on April 23, 2007 as Document No. 19395236 in the Official Records of Santa Clara County, California.

2.

Easement, Access Agreement and Environmental Restriction (the “HP Easement Agreement”) entered into by Hewlett-Packard and Landlord, dated as of April 26, 2007 and recorded on April 26, 2007 as Document No. 19400837 in the Official Records of Santa Clara County, California.

3.	Environmental Indemnification Agreement (the “HP Indemnity Agreement”) entered into by Hewlett-Packard and Landlord dated as of April 26, 2007.

Exhibit H Page 2